 As filed with the Securities and Exchange Commission on November 30, 1998
                                                        REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                           MAXWELL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                       3679                    95-2390133
       (State or other              (Primary Standard          (IRS Employer
jurisdiction of incorporation    Industrial Classification   Identification No.)
      or organization)                Code Number)


                               9275 SKY PARK COURT
                           SAN DIEGO, CALIFORNIA 92123
                                 (619) 279-5100
          (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                             ----------------------

                             DONALD M. ROBERTS, ESQ.
                                 GENERAL COUNSEL
                           MAXWELL TECHNOLOGIES, INC.
                               9275 SKY PARK COURT
                           SAN DIEGO, CALIFORNIA 92123
                                 (619) 279-5100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------

                                   COPIES TO:
                             ROGER H. LUSTBERG, ESQ.
                             THOMAS A. WALDMAN, ESQ.
                               RIORDAN & MCKINZIE
                             300 SOUTH GRAND AVENUE
                                   29TH FLOOR
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 629-4824
                             ----------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Merger described herein and after the effective date of the Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

        If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

                             ----------------------


                         CALCULATION OF REGISTRATION FEE

================================================================================
   TITLE OF EACH       AMOUNT  PROPOSED MAXIMUM   PROPOSED MAXIMUM    AMOUNT OF
CLASS OF SECURITIES    TO BE    OFFERING PRICE       AGGREGATE      REGISTRATION
  TO BE REGISTERED   REGISTERED    PER UNIT       OFFERING PRICE(1)    FEE(2)
--------------------------------------------------------------------------------
Common Stock.......   893,617        N/A            $21,000,000        $1,145
================================================================================

(1) Provided for information purposes. Represents an agreement as to the value of the Shares to be issued.

(2) Computed in accordance with the Rule 457(f)(2), solely for the purpose of calculating the registration fee, based upon the book value of the SEi Shares ($4,119,000) (as defined herein) at September 30, 1998, the latest practicable date prior to filing of this Registration Statement.

                             ----------------------

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                   [SEi LOGO]
                         SPACE ELECTRONICS INCORPORATED


Fellow Stockholders:

        I am pleased to invite you to attend a special meeting of stockholders of Space Electronics Incorporated on:

                           Thursday, December 31, 1998
                                   10:00 a.m.
                         4031 Sorrento Valley Boulevard
                              San Diego, California

THIS IS A VERY IMPORTANT MEETING THAT AFFECTS YOUR INVESTMENT IN SEi.

        At this meeting you will be asked to vote on a Merger between SEi and a wholly-owned subsidiary of Maxwell Technologies, Inc. In the Merger, SEi stockholders will receive 0.42258 of a share of Maxwell common stock for each share of SEi stock they own, SEi stock option holders will have the right to exchange their options for Maxwell common stock, at an exchange ratio based on the exercise price of the options, and SEi will become a wholly-owned subsidiary of Maxwell. The exchange ratios for SEi common stock and option holders assumes that Maxwell common stock will have an average price on Nasdaq over the 20 trading days preceding the date of the Merger between $22.50 and $29.00. The exchange ratio would change if that were not the case. The exchange of SEi stock for Maxwell stock (other than for cash paid in lieu of fractional shares) will be tax-free to SEi stockholders for federal income tax purposes.

        Your Board of Directors unanimously recommends that you vote FOR approval of the Merger, which we believe is in SEi's and your best interests. Certain stockholders of SEi, who collectively own approximately 78% of the outstanding shares of common stock of SEi, have agreed to vote in favor of the Merger. However, Maxwell has the right not to complete the Merger, unless 90% of the shares voted, in person or by proxy at the meeting, are voted in favor of the Merger.

        We have enclosed a notice of the special meeting and a Proxy Statement/Prospectus describing the Merger in more detail. We encourage you to read this document carefully. Also enclosed is a proxy card so you can vote on the Merger without attending the meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the envelope we have provided. If you decide to come to the special meeting, you may vote your shares in person whether or not you have mailed us a proxy.

        After the Merger is completed, we will notify you as to how you should proceed to exchange your SEi certificates for Maxwell certificates. DO NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE THIS NOTIFICATION.

                                       Very truly yours,

                                       /s/ ROBERT M. CZAJKOWSKI
                                       -----------------------------------------
                                           Robert M. Czajkowski
                                           Chairman of the Board and
                                           Chief Executive Officer

December __, 1998

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                       FOR
                               PROPOSED MERGER OF

                                   [SEi LOGO]
                         SPACE ELECTRONICS INCORPORATED

                                      WITH

                                 A SUBSIDIARY OF
                                 [MAXWELL LOGO]

                           MAXWELL TECHNOLOGIES, INC.

                                 TO BE HELD ON:

                           Thursday, December 31, 1998
                                   10:00 a.m.
                         4031 Sorrento Valley Boulevard
                              San Diego, California

        The Board of Directors of Space Electronics Incorporated asks you to attend this meeting to vote on the following:

                1. Proposed Merger. Your vote approving the agreement to merge SEi with a subsidiary of Maxwell Technologies, Inc. is important. In the Merger, you will receive 0.42258 of a share of Maxwell common stock for each share of SEi common stock that you own, and SEi optionholders will have the right to exchange their options for Maxwell common stock at an exchange ratio based on the exercise price of the options. The exchange ratio would change if the average price of Maxwell common stock on Nasdaq, over a 20 trading period before the Merger, was more than $29.00 or less than $22.50. After the Merger, SEi will be a wholly-owned subsidiary of Maxwell. The Merger Agreement setting forth the terms of the Merger is attached to the accompanying Proxy Statement/Prospectus as Annex A; and

                2. Other Business. To consider and vote on any other matters that properly come before the meeting or any adjournments or postponements.

        Only stockholders who hold their stock at the close of business on November 25, 1998 are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof.

                                       By Order of the Board of Directors,

                                       /s/ ROBERT M. CZAJKOWSKI
                                       -----------------------------------------
                                           Robert M. Czajkowski
                                           Chief Executive Officer
December __, 1998
San Diego, California

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

        WE INVITE YOU TO ATTEND THE SPECIAL MEETING BECAUSE IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE

ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY PERSONALLY VOTE, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING EITHER IN WRITING OR BY PERSONAL NOTIFICATION.

                                 PROXY STATEMENT
                                       of
                                   [SEi LOGO]
                         SPACE ELECTRONICS INCORPORATED
                     for the Special Meeting of Stockholders
                         to be held on December 31, 1998

                             ----------------------


                                   PROSPECTUS
                                       of
                                 [MAXWELL LOGO]
                           MAXWELL TECHNOLOGIES, INC.
                     Common Stock, par value $.10 per share

                             ----------------------


        The Boards of Directors of Maxwell Technologies, Inc. and Space Electronics Incorporated have agreed to merge SEi with a subsidiary of Maxwell. SEi would become a wholly-owned subsidiary of Maxwell and SEi stockholders will have the right to receive 0.42258 of a share of Maxwell common stock for each share of SEi common stock that they own. SEi optionholders will have the right to exchange their options for Maxwell common stock at an exchange ratio based on the exercise price of the options. The exchange ratio would change if the average price of Maxwell common stock on Nasdaq over a 20 trading period before the Merger was more than $29.00 or less than $22.50.

        Approximately 10% of the shares of Maxwell common stock which each SEi stockholder or optionholder will be entitled to receive will be held in escrow. These shares will be released from escrow 12 months after the consummation of the Merger, unless Maxwell is entitled to indemnification under the Merger Agreement.

        The Merger cannot be completed unless SEi stockholders approve it. The SEi Board of Directors has scheduled a special meeting for SEi stockholders to vote on the Merger as follows:

                           Thursday, December 31, 1998
                                   10:00 a.m.
                         4031 Sorrento Valley Boulevard
                              San Diego, California

        This document gives you detailed information about the proposed Merger. Maxwell has provided the information concerning Maxwell, and SEi has provided the information concerning SEi. Please see "Where you Can Find More Information" on page 78 for additional information about Maxwell on file with the Securities and Exchange Commission.

        Upon consummation of the Merger, shares of SEi common stock and SEi options will be exchanged for shares of Maxwell Technologies, Inc.'s common stock. Maxwell is a public company whose shares are traded on the Nasdaq National Market under the ticker symbol "MXWL." Owning Maxwell common stock has certain risks. See "Risk Factors" beginning on page 12 for a discussion of certain of those risks.

        This Proxy Statement/Prospectus and proxy card are being mailed to stockholders of SEi beginning about December __, 1998.

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MAXWELL COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                       TABLE OF CONTENTS


                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MAXWELL/SEi Merger.......................... 1
SUMMARY..................................................................... 3
 The Companies.............................................................. 3
 Reason for the Merger...................................................... 3
 Recommendation to SEi Stockholders ........................................ 4
 What SEi Stockholders Will Receive......................................... 4
 What SEi Optionholders Will Receive........................................ 4
 Possible Adjustment to Exchange Ratio...................................... 4
 Escrow/Stockholder Representatives......................................... 5
 Resales of Maxwell common stock by SEi Stockholders........................ 5
 What Will Happen to SEi.................................................... 5
 Conditions of the Merger................................................... 5
 Termination of the Merger.................................................. 5
 Vote Required.............................................................. 6
 Other Interests of Officers and Directors in the Merger.................... 6
 Important Federal Income Tax Consequences.................................. 6
 Regulatory Approval........................................................ 6
 Accounting Treatment....................................................... 6
 What if I am Not in Favor of the Merger.................................... 7
 Comparative Per Share Market Price Information............................. 7
 Selected Consolidated Financial Data of Maxwell Technologies, Inc.......... 8
 Selected Financial Data of Space Electronics Incorporated..................10
 Summary Selected Unaudited Pro Forma Combined Financial Data...............11
 Comparative Per Share Information..........................................12
 Comparative Market Prices..................................................12
RISK FACTORS................................................................13
 Statement Regarding Forward-Looking Statements.............................13
 Risk Factors Relating to the Merger........................................13
 Risk Factors Relating to Maxwell...........................................15
THE SPECIAL MEETING OF SEi STOCKHOLDERS.....................................29
 Purpose; Time and Place....................................................29
 Voting Rights; Votes Required for Approval.................................29
 Share Ownership of Management..............................................29
 Proxies....................................................................30
THE MERGER..................................................................31
 Background of the Merger...................................................31
 Maxwell's Reasons for the Merger...........................................32
 SEi's Reasons for the Merger;
   Recommendation of the SEi Board of Directors.............................33
 Interests of Certain Persons in the Merger.................................35
TERMS OF THE MERGER AGREEMENT...............................................36
 The Merger.................................................................36
 Merger Consideration.......................................................37
 Exchange of SEi Common Shares..............................................37
 Exchange of SEi Options....................................................37
 Exchange of Stock Certificates and Stock Option Agreements.................37
 Adjustment to Exchange Ratio...............................................37
 Stochholder Indemnification; Escrow Agreement..............................38
 Representations and Warranties.............................................39
 Certain Covenants..........................................................42
 Conditions to the Merger...................................................43
 Termination; Expenses; Amendments..........................................44
 Voting Agreements..........................................................45
 Certain Federal Income Tax Consequences....................................45
 Accounting Treatment of the Merger.........................................47
 Regulatory Approval........................................................47
 Stock Exchange Listing.....................................................47
RIGHTS OF DISSENTING STOCKHOLDERS...........................................47
 Dissenters' Rights Under Delaware Law......................................47
 Dissenters' Rights Under California Law....................................50
OPERATIONS AND MANAGEMENT OF THE COMBINED COMPANIES AFTER THE MERGER........52
 Operations.................................................................52
 Management.................................................................52
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........................53
BUSINESS OF SEi.............................................................56
 General....................................................................56
 Industry Overview..........................................................57
 SEi Business Strategy......................................................59
 Products and Services......................................................60
 Sales and Marketing........................................................62
 Customers..................................................................62
 Manufacturing and Suppliers................................................63
 Patents, Trademarks and Servicemarks.......................................63
 Competition................................................................63
 Employees..................................................................64
 Facilities.................................................................64
 Regulatory, Environmental and Legal........................................65
DIVIDEND POLICY OF SEi......................................................65
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF SEi..........................................66
 Overview...................................................................66
RESULTS OF OPERATIONS.......................................................66
 Nine Month Ended September 30, 1998 as Compared to Nine Months Ended
   September 30, 1997.......................................................66
 Fiscal Year Ended December 31, 1997 as Compared to Fiscal Year Ended
   December 31, 1996........................................................67
 Fiscal Year Ended December 31, 1996 as Compared to Fiscal Year Ended
   December 31, 1995........................................................68
 Operations.................................................................68
 Liquidity and Capital Resources............................................68
 Year 2000 Compliance.......................................................69
 Impact of Inflation........................................................69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SEi.......70
COMPARISON OF RIGHTS OF SEi AND MAXWELL STOCKHOLDERS........................71

                                                                            Page
                                                                            ----
 Classes and Series of Capital Stock........................................ 71
 Preferred Stock............................................................ 71
 Size and Election of the Board of Directors................................ 71
 Removal of Directors....................................................... 72
 Other Voting Rights........................................................ 72
 Special Meetings of Stockholders; Written Consents......................... 72
Amendment of Repeal of the Certificate of Incorporation
 and By-Laws................................................................ 73
Liability of Officers, Directors, Employees and Agents;
 Indemnification............................................................ 73
Restrictions on Common Stock................................................ 74
Maxwell Common Stock........................................................ 74
Stockholder Rights Plan..................................................... 75
Additional Anti-Takeover Provisions......................................... 75
Delaware Law................................................................ 76
RESALE OF MAXWELL COMMON STOCK BY STOCKHOLDERS.............................. 76
LEGAL MATTERS............................................................... 77
EXPERTS..................................................................... 77
WHERE YOU CAN FIND MORE INFORMATION......................................... 78
INDEX TO FINANCIAL STATEMENTS............................................... F-1

ANNEXES:
 ANNEX A: Agreement and Plan of
   Reorganization, dated November 25, 1998
 ANNEX B: Appraisal Rights--Section 262 of the DGCL
 ANNEX C: Appraisal Rights--Sections 1300-1312 of the California
   Corporations Code

                              QUESTIONS AND ANSWERS
                          ABOUT THE MAXWELL/SEi MERGER

Q: WHO IS MAXWELL?

A: Maxwell Technologies, Inc. is a public company that provides pulsed power-based systems for a wide range of applications and research and development for both private-sector customers and the U.S. government. Maxwell's sales were approximately $125.3 million in 1998. Maxwell's core technology, pulsed power, delivers very high power pulses of electricity or light in very short bursts. This technology has applications in utilities, telecommunications, medical equipment and products, food processing and transportation. Maxwell is also a provider of industrial computers and subsystems and software products and services.

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: SEi is entering into the merger in order to obtain the best value possible for its stockholders and to gain access to financial and other resources to continue its growth. Maxwell is an attractive partner because it intends to run SEi as an independent business and provide incentives to SEi employees tied to the performance of that business. Maxwell views combining with SEi as beneficial because SEi's growing commercial business complements Maxwell's strategy for growth. To review the reasons for the Merger in greater detail and related uncertainties, see pages 32 through 34.

Q: HOW WILL I BENEFIT?

A: We believe that stockholders of SEi will benefit by being owners of a combined company that is better able to compete effectively in its industry than SEi is on its own. In addition, SEi stockholders will become holders of shares of Maxwell common stock which are publicly traded on the Nasdaq National Market (ticker symbol "MXWL").

Q: WHAT DO I NEED TO DO NOW?

A: After satisfying yourself as to the benefits of exchanging your SEi common stock for Maxwell common stock, just sign your proxy card and mail it to us in the enclosed return envelope as soon as possible so that your shares may be represented at the SEi special meeting. The SEi special meeting will take place on December 31, 1998. The Board of Directors of SEi unanimously recommends voting in favor of the proposed Merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. We will send SEi stockholders written instructions for exchanging their stock certificates.

Q: WHAT IS THE EXCHANGE RATIO FOR THE SEi COMMON STOCK?

A: You will receive 0.42258 shares of Maxwell common stock in exchange for each share of SEi common stock that you own. The SEi common stock exchange ratio is the product of negotiation and is at a level that each company believes is fair to its stockholders. However, the exchange ratio is subject to change. It would change if the average closing price of Maxwell common stock on Nasdaq over the trading days prior to the Merger exceeded $29.00 or was less than $22.50. It would be adjusted upward or downward to reflect the difference between the actual average price and the $29.00 or $22.50 price, as applicable.

   Assuming the 20-day average closing price of Maxwell common stock on Nasdaq prior to the Merger is between $22.50 and $29.00, 893,617 Maxwell common shares will be issued to the SEi stockholders. Over the last few weeks, Maxwell common stock has been trading in the $25-$27 range on Nasdaq. Of course, the stock prices of publicly-traded companies can fluctuate dramatically. We cannot guarantee to you that you will be able to sell the Maxwell common stock you receive in the Merger at $25 or any other price.

Q: WHAT IS THE EXCHANGE RATIO FOR SEi STOCK OPTIONS?

A: SEi optionholders will receive Maxwell common stock in exchange for their options at an exchange ratio based on the exercise price of the specific options as follows:


             Option Exercise
              Price Per SEi
              Common Share                           Exchange Ratio
             ---------------                        ----------------
                  $0.51                                  0.40113
                   1.41                                  0.36262
                   3.62                                  0.26853
                   5.55                                  0.18641
                   6.37                                  0.15151

Q: WHAT ABOUT FUTURE DIVIDENDS?

A: Historically, neither Maxwell nor SEi (since converting to a subchapter C corporation) has paid cash dividends. Maxwell and SEi have had, and Maxwell will continue to have, a substantial commitment to expanding their businesses, and that expansion has required the cash that otherwise might be available for dividends.

Q: WHEN DO MAXWELL AND SEi EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the Merger as quickly as possible. It may be completed as early as the day of the SEi stockholders meeting.

Q: WHAT ARE THE TAX CONSEQUENCES TO SEi STOCKHOLDERS?

A: The exchange of your SEi shares for shares of Maxwell common stock will generally be tax-free to SEi stockholders for federal income tax purposes. Optionholders are treated differently than stockholders. To review in greater detail the effect that federal taxes will have on you, see pages 45 through 47.

                                 SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents we have referred you to (See "Where You Can Find More Information" on page 78). This summary and Proxy statement/prospectus contain forward looking statements. All forward looking statements are based on certain assumptions and involve certain risks and uncertainties. Actual results may vary significantly from those discussed herein. For a more complete discussion of certain risk factors, see "Risk Factors" on page 12.

THE COMPANIES

        MT Acquisition Corporation, a wholly-owned subsidiary of

    MAXWELL TECHNOLOGIES, INC.
    9275 Sky Park Court
    San Diego, California  92123
    (619) 279-5100

        Maxwell provides pulsed power-based systems and components for a wide range of applications and research and development for both private-sector customers and the U.S. government. Maxwell's advanced technology solutions address diverse markets such as utilities, telecommunications, medical equipment and products, food processing and packaging, and transportation. Maxwell also offers industrial computers and subsystems, primarily to original equipment manufacturers in computer telephony and other markets, and software products and services, both for government research and for various commercial applications. Maxwell's common stock is traded on the Nasdaq National Market under ticker symbol "MXWL."

    SPACE ELECTRONICS INCORPORATED
    4025 Sorrento Valley Boulevard
    San Diego, California  92121
    (619) 452-4167

        SEi designs, manufactures and provides electronic components and related services for space and other high-reliability applications. SEi provides low-cost, space-ready and high-reliability "commercial-off-the-shelf" components and assemblies. SEi's core products consist primarily of integrated circuits and boards designed and adapted for space flight and/or high-reliability applications as well as real-time graphics accelerators for embedded computer systems. SEi also provides a wide variety of microelectronic device testing and assembly services.

REASONS FOR THE MERGER

        The SEi Board of Directors has determined that the terms of the Merger and the Merger Agreement are fair to and in the best interests of SEi and its stockholders. In reaching its decision, the SEi Board of Directors considered the following factors, among other things:

- the Merger enhances and maximizes the value of SEi common stock while initially maintaining continuity of SEi's management and strategic direction and providing liquidity to SEi stockholders;

- the combination of Maxwell and SEi will create more growth opportunities for SEi and allow greater access to capital resources, enabling SEi to execute key business strategies and compete more effectively; and

- the Maxwell stock that SEi stockholders would receive represents a more diversified investment than their SEi stock and would be acquired tax-free. Also, unlike SEi stock, Maxwell stock is traded on the Nasdaq National Market, permitting SEi stockholders to obtain liquidity for their investments.

RECOMMENDATION TO SEi STOCKHOLDERS

        The SEi Board believes that the Merger is in the best interest of SEi and its stockholders and unanimously recommends that you vote FOR the Merger.

THE MERGER

        The Merger Agreement is attached as Annex A to this Proxy Statement/ Prospectus. We encourage you to read the entire Merger Agreement as it is the legal document that governs the Merger.

WHAT SEi STOCKHOLDERS WILL RECEIVE

        As a result of the Merger, you will be entitled to receive 0.42258 of a share of Maxwell common stock for each share of SEi common stock that you own, unless the ratio is adjusted as described below. SEi stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares based on the value of Maxwell common stock.

        For example, if you own 100 shares of SEi common stock, this will translate into 42 shares of Maxwell common stock when multiplied by the 0.42258 exchange ratio. You would receive 42 shares of Maxwell common stock and a check in the amount equal to the market value of any fractional share of Maxwell common stock that you would otherwise have received. At the assumed price of $23.50 per share of Maxwell common stock this check would be in the amount of $6.06.

        Do not send in your stock certificates until instructed to do so after the Merger is completed.

WHAT SEi OPTIONHOLDERS WILL RECEIVE

SEi Optionholders will have the right to exchange their options for Maxwell common stock. Compare the exercise price of any options you may have to the exchange ratios shown in the table below (the ratios do not reflect possible adjustments):


               Option Exercise Price              Exchange
                 Per Common Share                  Ratio
               ---------------------              --------
                     0.51                         0.40113
                     1.41                         0.36262
                     3.62                         0.26853
                     5.55                         0.18641
                     6.37                         0.15151


POSSIBLE ADJUSTMENT TO EXCHANGE RATIO

        The exchange ratio agreed upon between Maxwell and SEi reflected the agreement of the parties that the transaction is fairly valued so long as at the time of the Merger the value of a share of Maxwell common stock was between $22.50 and $29.00 per share. If over the 20 trading days preceding the closing date of the Merger the average closing price of Maxwell common stock on Nasdaq either exceeds $29.00 or is less than $22.50, the Merger Agreement provides that fewer shares would be issued by Maxwell if that 20-day average is above $29.00, and more shares would be issued if the 20-day average is below $22.50.

        The exact number of Maxwell shares to be issued would be calculated, according to the Merger Agreement, as if the parties had initially agreed that the value of SEi was based on a $29.00 price per Maxwell share (in the event of a reduction in the number of shares to be issued) or $22.50 per Maxwell share, if more shares would be issued. The new aggregate number of Maxwell shares to be issued would be determined by dividing the 20-day average Maxwell common stock price into the assumed initial transaction value, based on either $22.50 or $29.00. The exchange ratio for option holders will be calculated first, net of the exercise price. It is important to realize that if the deemed transaction value, and therefore the "price" per SEi share, increases to $29.00 per Maxwell share, the SEi options will have a greater dilutive effect on SEi shareholders. Conversely, if the deemed transaction value is set at $22.50 per Maxwell share, option holders will receive proportionately less of the Merger consideration.

        Please see the discussion of the "Terms of the Merger Agreement" at page 38 for a more complete discussion of the exchange ratio adjustment.

ESCROW/STOCKHOLDER REPRESENTATIVES

        Approximately 10% of the shares to be issued in the Merger by Maxwell will be deposited in escrow. The purpose of the escrow is to provide a pool of funds accessible to Maxwell should it be entitled to indemnification by the SEi stockholders for breaches by SEi of any representations, warranties or covenants made by SEi in the Merger agreement. For a descriptive list of these representations, warranties and covenants, please see "The Merger Agreement - Representations and Warranties"; and "The Merger Agreement - Certain Covenants" on pages 1 through 43.

        By approving the Merger, the stockholders of SEi will appoint Robert Czajkowski and David Strobel as Shareholder Representatives. The Shareholder Representatives will each have the power to settle indemnification claims on behalf of the SEi stockholders by returning escrowed shares to Maxwell. Shares returned to Maxwell for this purpose will have the effect of reducing the number of shares of Maxwell common stock to be received by the SEi stockholders and optionholders. The term of the escrow will be 12 months.

RESALES OF MAXWELL COMMON STOCK BY SEi STOCKHOLDERS

        The shares of Maxwell common stock to be issued to the SEi stockholders and optionholders in the Merger may be resold without restriction by all former stockholders and optionholders of SEi who are not deemed to be "affiliates," as such term is defined by the Securities and Exchange Commission, of either Maxwell or SEi.

WHAT WILL HAPPEN TO SEi

        If the Merger is completed, SEi will become a wholly-owned subsidiary of Maxwell. Individuals who owned stock or held options to purchase stock in SEi before the Merger will own stock in Maxwell after the Merger. Former SEi stockholders and optionholders will own less than 10% of Maxwell's outstanding common stock after the Merger.

CONDITIONS OF THE MERGER

        The completion of the Merger depends upon meeting a number of conditions, including the expiration of a waiting period as required by the Federal Trade Commission under the Hart-Scott-Rodino Act, and the approval of the Merger by SEi stockholders owning at least 90% of the shares that are present in person or by proxy at the SEi Special Meeting, the receipt of a legal opinion that the Merger will be treated as a tax-free reorganization, and an opinion of Arthur Andersen LLP, SEi's independent public accountants, that SEi qualifies to be a party to a pooling-of-interest transaction. Certain of the conditions to the Merger may be waived by the company entitled to assert the condition.

TERMINATION OF THE MERGER

        Maxwell and SEi can agree to terminate their agreement to merge without completing the Merger, if, among other things, any of the following occurs:

                (1) the Merger is not completed before January 31, 1999 (assuming that the Securities and Exchange Commission has declared effective the Registration Statement of which this Proxy
        Statement/Prospectus is a part, and that the waiting period under the Hart-Scott-Rodino Act has expired); or

                (2) the other party breaches or materially fails to comply with any of its representations or warranties or covenants under the Merger agreement.

VOTE REQUIRED

        Maxwell has made it a condition to the Merger that SEi stockholders owning at least 90% of the outstanding shares of SEi that are present in person or by proxy at the SEi Special Meeting, vote in favor of the Merger.

        SEi's Board of Directors has unanimously approved the Merger.

        Certain stockholders of SEi owning approximately 78% of the outstanding SEi shares have executed a Voting Agreement with Maxwell. Under this agreement, these stockholders agreed to vote all of their shares of SEi common stock in favor of the Merger. They also irrevocably appoint Maxwell as proxy to vote their SEi shares in favor of the Merger and against any business combination with a third party.

        Maxwell's Board of Directors has unanimously approved the Merger. Delaware law does not require Maxwell stockholders to approve the Merger.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

        In considering the SEi Board's recommendation that you vote for the Merger, you should be aware that the officers and directors of SEi have interests in the Merger that are different from, or in addition to, their rights as SEi stockholders. The Merger agreement provides that Robert Czajkowski, David Strobel and Paul Blevins, each an officer of SEi, will enter into employment and noncompete agreements with Maxwell. Under the employment agreements, these officers will receive an increase in the salaries that they currently receive. In addition, Mr. Czajkowski and Mr. Strobel will receive non-interest bearing loans from Maxwell which will be forgiven over time.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES

        We have structured the Merger so that SEi stockholders will not recognize any gain or loss for federal income tax purposes in the Merger (except for tax payable because of cash received by SEi stockholders instead of fractional shares or pursuant to the exercise of dissenters rights). (See "Certain Federal Income Tax Consequences" on page 45.) The tax consequences to SEi option holders are likely to be different.

REGULATORY APPROVALS

        The Hart-Scott-Rodino Act prohibits us from completing the Merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and a required waiting period has ended. The required information was furnished on November 24, 1998 and we expect the waiting period to end on or before December 24, 1998. However, the Department of Justice and the FTC will continue to have the authority to challenge the Merger on antitrust grounds before and after the Merger is completed.

ACCOUNTING TREATMENT

        We expect the Merger to qualify as a pooling-of-interests transaction, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

WHAT IF I AM NOT IN FAVOR OF THE MERGER

        SEi stockholders may vote against the Merger by submitting their proxies or by attending the SEi special stockholders meeting and may be entitled to demand dissenters rights under Delaware and California law. For a more complete discussion of dissenters rights, please see "Rights of Dissenting Stockholders" on page 47.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

        Shares of Maxwell common stock are listed on the Nasdaq National Market under the symbol "MXWL." On November 6, 1998, the last full trading day prior to the public announcement of the proposed Merger, Maxwell stock closed at $25.938 per share. On November 25, 1998, Maxwell stock closed at $26.8750 per share. There is no public market for the shares of SEi common stock. The SEi Board of Directors periodically establishes a per share price for the SEi common stock. On September 9, 1998, the most recent valuation by SEi's Board of Directors, the SEi common stock was valued at $6.37 per share. (See "Comparative Market Prices" on page 12.)

SELECTED CONSOLIDATED FINANCIAL DATA OF MAXWELL TECHNOLOGIES, INC.

               We are providing the following financial information to aid you in your analysis of the financial aspects of the Merger. We derived this information from audited consolidated financial statements for the fiscal years ended July 31, 1994 through 1998. The information is only a summary and you should read it in conjunction with Maxwell's historical financial statements (and related notes) contained in Maxwell's annual reports and other information regarding Maxwell on file with the Securities and Exchange Commission.
See "Where You Can Find More Information" on page 78.


                                                                                       YEAR ENDED JULY 31,
                                                                -----------------------------------------------------------------
                                                                   1994          1995        1996           1997           1998
                                                                ---------     ---------     ---------     ---------     ---------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Sales ........................................................  $  85,463     $  75,004     $  80,911     $ 101,411     $ 125,308
Cost of sales ................................................     68,555        56,447        65,893        70,107        83,459
                                                                ---------     ---------     ---------     ---------     ---------
   Gross profit ..............................................     16,908        18,557        15,018        31,304        41,849
Operating expenses:
   Selling, general and administrative expenses ..............     14,068        13,636        15,564        21,900        26,391
   Research and development expenses .........................      4,794         5,038         5,081         5,303         8,206
   Acquired in-process R&D and other
     special charges(1) ......................................         --            --            --            --         8,942
   Restructure and asset impairment losses(1) ................         --            --         5,703            --            --
   Loss on closing of Brobeck division .......................      1,018            --            --            --            --
                                                                ---------     ---------     ---------     ---------     ---------
     Total operating expenses ................................     19,880        18,674        26,348        27,203        43,539
                                                                ---------     ---------     ---------     ---------     ---------
Operating income (loss) ......................................     (2,972)         (117)      (11,330)        4,101        (1,690)
Interest expense .............................................        252           315           329           173           214
Other-net ....................................................       (589)         (848)         (398)         (150)       (1,441)
                                                                ---------     ---------     ---------     ---------     ---------
Income (loss) before income taxes, minority interest and loss
    from cumulative effect of change in accounting principle..     (2,635)          416       (11,261)        4,078          (463)
Income tax expense (benefit) .................................     (1,028)           15         1,296            --           226
Minority interest in net income of subsidiaries ..............         80            86            50            54            80
Loss from cumulative effect of change in accounting
    principle(1) .............................................         --            --         2,569            --            --
                                                                ---------     ---------     ---------     ---------     ---------
Net income (loss) ............................................  $  (1,687)    $     315     $ (15,176)    $   4,024     $    (769)
                                                                =========     =========     =========     =========     =========

Basic income (loss) per share:
   Basic income (loss) per share before cumulative
     effect of change in accounting principle ................  $   (0.32)    $    0.06     $   (2.29)    $    0.68     $   (0.10)
   Basic income (loss) per share: ............................  $   (0.32)    $    0.06     $   (2.76)    $    0.68     $   (0.10)
                                                                =========     =========     =========     =========     =========

Diluted income (loss) per share:
   Diluted income (loss) per share before cumulative effect
    of change in accounting principle ........................  $   (0.32)    $    0.06     $   (2.29)    $    0.60     $   (0.10)
   Diluted income (loss) per share: ..........................  $   (0.32)    $    0.06     $   (2.76)    $    0.60     $   (0.10)
                                                                =========     =========     =========     =========     =========

Shares used in computing:
   Basic income (loss) per share: ............................      5,350         5,351         5,494         5,949         7,677
                                                                =========     =========     =========     =========     =========
   Diluted income (loss) per share: ..........................      5,350         5,356         5,494         6,644         7,677
                                                                =========     =========     =========     =========     =========




                                                                                           AT JULY 31,
                                                                -----------------------------------------------------------------
                                                                   1994          1995          1996         1997          1998
                                                                ---------     ---------     ---------     ---------     ---------
                                                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:

Cash and cash equivalents ....................................  $   4,579     $   4,053     $   1,465     $     826     $  21,224
Working capital ..............................................     18,091        17,855         7,288        10,908        48,132
Total assets .................................................     54,322        52,370        40,724        47,120       105,065
Long-term debt, excluding current portion ....................      2,797         1,928         1,018           465           361
Total stockholders' equity ...................................     34,960        35,364        20,745        27,410        75,838

-------------

(1)     See Note 9 of Notes to Consolidated Financial Statements included in
        Maxwell's Form 10-K for the fiscal year ended July 31, 1998.



SELECTED FINANCIAL DATA OF SPACE ELECTRONICS INCORPORATED

        The following table sets forth selected financial data for SEi derived from SEi's audited financial statements for 1995, 1996 and 1997 and the unaudited financial statements for 1993, 1994 and the nine months ended September 30, 1998 and 1997. The selected financial data should be read in conjunction with those financial statements included in the Financial Statements section at the end of the document.

                                                                                                              NINE MONTHS
                                                                                                                 ENDED
                                                            YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                      ----------------------------------------------------------------   ----------------------
                                           1993         1994         1995          1996       1997         1997          1998
                                           ----         ----         ----          ----       ----         ----          ----
                                        (unaudited)  (unaudited)           (DOLLARS IN THOUSANDS ,            (unaudited)
                                                                       EXCEPT PER SHARE AND SHARE DATA)

INCOME STATEMENT DATA:
Revenues ............................. $   922         $1,801       $3,750      $10,598      $11,121     $  8,602      $  8,806
Cost of Revenues .....................     380            952        2,165        4,217        4,606        3,361         5,315
                                       -------        -------       ------      -------     --------     --------      --------
  Gross Profit .......................     542            849        1,585        6,381        6,515        5,241         3,491
Selling, general and administrative
 expenses ............................     600            719        1,052        2,777        3,452        2,565         2,906
Research and development expenses ....       4             34          166          488        1,046          700         1,378
                                       -------        -------       ------      -------     --------     --------      --------
  Income from operations/(loss) ......     (62)            96          367        3,116        2,017        1,976          (793)
Interest, net ........................      (6)           (57)         (30)          (8)          32           --            --
Other, net ...........................      --             --          (12)          (7)         (41)           9          (129)
                                       -------        -------       ------      -------     --------     --------      --------
Income/(loss) before taxes ...........     (68)            39          325        3,101        2,008        1,985          (922)
Provisions/(benefits) for income tax .      --             --           --        1,144          741          834          (369)
                                       -------        -------       ------      -------     --------     --------      --------
Net income/(loss) .................... $   (68)       $    39       $  325      $ 1,957      $ 1,267     $  1,151      $   (553)
                                       =======        =======       ======       ======      =======     ========      ========
Basic income/(loss) per share.........    (.12)           .04          .30         1.35          .78          .68          (.32)
Diluted income/(loss) per share.......    (.12)           .04          .30         1.35          .67          .60          (.29)
Shares used in computing:
  Basic income/(loss) per share....... 550,123        927,400    1,077,613    1,447,665    1,634,761    1,692,398     1,746,634
  Diluted income/(loss) per share..... 550,123        927,400    1,077,613    1,447,665    1,902,812    1,925,622     1,940,212
                                       =======        =======    =========    =========    =========    =========     =========


                                                            AT DECEMBER 31,
                                 --------------------------------------------------------------------        AS OF
                                                                                                          SEPTEMBER 30,
                                     1993           1994          1995          1996          1997            1998
                                 -----------    -----------    ----------    ----------    ----------    -------------
                                 (UNAUDITED)    (UNAUDITED)     (DOLLARS IN THOUSANDS)                    (UNAUDITED)
BALANCE SHEET DATA:
Working capital ...........        $105           $318           $  262       $2,085       $2,935            $2,140
Total assets...............         306            867            1,904        5,347        7,295             9,127
Long-term debt.............         209            254              118          437          636               849
Stockholders' equity.......          36            212              529        2,488        3,840             3,173

SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The Merger will be accounted for as a "pooling-of-interests," which means that for accounting and financial reporting purposes we will treat our companies as if they had always been combined. For a more detailed description of pooling-of-interests accounting see "Accounting Treatment of the Merger" on page 47.

        We have presented below selected unaudited pro forma financial data that reflects the pooling-of-interests method of accounting and is intended to give you a better picture of what our businesses might have looked like had they always been combined. Since Maxwell's and SEi's fiscal years end more than 93 days apart (Maxwell's on July 31 and SEi's on December 31), in order to meet the reporting requirements for pro forma presentation, the amounts used for SEi are amounts for the twelve months ended June 30, 1998. The companies would have performed differently had they been combined, and you should not rely on the pro forma information as being indicative of the historical results that we would have achieved or the future results that we will experience after the Merger. See "Unaudited Pro Forma Combined Financial Information" on page 53.


                                                         YEAR ENDED JULY 31,
                                                                1998(1)
                                                            ------------
                                                        (DOLLARS IN THOUSANDS
                                                        EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Sales..............................................        $ 135,989
  Gross profit.......................................           46,260
  Acquired in process technology and other special
    charges..........................................            8,942
  Total operating expenses...........................           48,353
  Operating loss.....................................           (2,093)
  Interest income and other, net.....................            1,132
  Loss before income taxes and minority interests....             (961)
  Minority interests in income of consolidated
    subsidiaries.....................................               80
  Income taxes.......................................              226
  Net loss...........................................           (1,267)
  Net loss per share.................................            $(.15)
  Weighted average number of common shares and
    equivalents outstanding..........................            8,570

BALANCE SHEET DATA:
   Working capital ..................................           48,915
   Total assets......................................          113,168
   Long-term debt (excluding current portion)........            1,086
   Stockholders' equity..............................           77,719

----------------------
(1) See notes to Unaudited Pro Forma Combined Financial Information.

COMPARATIVE PER SHARE INFORMATION

        We have summarized below the per share information for Maxwell and SEi on a pro forma combined, equivalent and historical basis. The SEi Per Share Equivalents assume the Merger had occurred on August 1, 1997 and are calculated by multiplying the Maxwell historical per share amounts by 0.42258. SEi stockholders will receive 0.42258 shares (unless adjusted because the average trading price of Maxwell common stock on Nasdaq over a 20 day period prior to the merger exceeds $29.00 or is less than $22.50) of Maxwell common stock in exchange for each share of SEi common stock they own. This information shows how each share of SEi stock that you hold would have participated in the net income (loss) and book value of Maxwell if the Merger had occurred on August 1, 1997. However, such amounts do not necessarily reflect future per share levels of income from continuing operations, cash dividends and book value of Maxwell.


                                                           NET INCOME (LOSS) FOR THE
                                                            YEAR ENDED JULY 31, 1998
                                                           -------------------------
UNAUDITED PRO FORMA COMBINED

Net loss per common share...........................                $(0.15)
Book value per common share.........................                  9.07

SEi PER SHARE EQUIVALENTS
(ASSUMING THE MERGER HAD OCCURRED AUGUST 1, 1997)
Net loss per common share...........................                $(0.26)
Book value per common share.........................                  4.03

SEi -- HISTORICAL
Net loss per common share...........................                $(0.11)(1)
Book value per common share.........................                  1.70 (1)

MAXWELL -- HISTORICAL
Net loss per common share...........................                $(0.10)
Book value per common share.........................                  9.88

-----------
(1) For the year ended June 30, 1998.

COMPARATIVE MARKET PRICES

        The Maxwell Common stock is listed on the Nasdaq National Market under the symbol "MXWL." There is no public market for the shares of SEi common stock. The following table sets forth the closing price per share of Maxwell Common stock, as reported on the Nasdaq National Market as of: (i) November 6, 1998, the trading day preceding public announcement of the Merger; and (ii) December __, 1998, the last practicable date prior to the date of this Proxy Statement/Prospectus.


    MARKET PRICE PER SHARE OF MAXWELL COMMON STOCK AS OF
    ----------------------------------------------------
    November 6, 1998....................................         $25.938
    December __, 1998...................................         $


        The Maxwell Common stock issued in connection with the Merger is expected to be listed on the Nasdaq National Market.

                                  RISK FACTORS

            In addition to the other information in this Proxy
Statement/Prospectus, the SEi stockholders should consider carefully the following factors in evaluating the Merger.


                      REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this Proxy Statement/Prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective in nature. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks are discussed in this section. YOU SHOULD READ AND CAREFULLY CONSIDER THE FACTORS CONTAINED IN THIS SECTION.

         The sections of this Proxy Statement/Prospectus that contain forward-looking statements include the following:

        -       The Summary;

        -       Risk Factors;

        -       The Merger - Maxwell's Reasons for the Merger;

        -       The Merger - SEi's Reasons for the Merger;

        -       The Merger - Recommendations of the SEi Board;

        -       Business of SEi;

        - Management's Discussion and Analysis of Financial Condition and Results of Operations of SEi; and

        - the sections called "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" contained in Maxwell's Annual Report on Form 10-K for the fiscal year ended July 31, 1998, which is incorporated herein by reference.

RISK FACTORS RELATING TO THE MERGER

        INTEGRATION OF BUSINESS OPERATIONS

         Maxwell and SEi have entered into the Merger Agreement with the expectation that the Merger will benefit both companies. The Merger may affect Maxwell's ability to integrate and manage its overall business effectively. There can be no assurance that Maxwell will be able to integrate successfully the information technology infrastructure, administrative, management and service operations of Maxwell and SEi, that such integration will occur in a timely and efficient manner, if at all, or that the uncertainty associated with such integration will not result in the loss of customers or key employees. The successful combination of Maxwell and SEi will require, among other things, the timely integration of their respective product and service offerings and coordination of their respective sales and marketing, research and development, and finance and administrative activities. The failure to achieve such integration in a timely, effective or efficient manner could have a material adverse effect on the business, operating results and financial condition of Maxwell. The integration of the operations of SEi following the Merger will require the dedication of management resources and temporarily distract attention from the day-to-day business of Maxwell, which could temporarily adversely affect Maxwell's business and operating results. There can be no assurance that Maxwell will not incur additional charges in subsequent quarters to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of Maxwell and SEi.

        LACK OF FAIRNESS OPINION

        SEi could have, but did not seek an opinion from an independent valuation expert as to the fairness of the Merger to the SEi stockholders from a financial point of view. Without a written fairness opinion, SEi stockholders must rely on the determination of the SEi Board of Directors, who are not experts in transaction evaluations, that the Merger is fair to the SEi stockholders. Therefore, the SEi stockholders have less assurance that the Merger is in fact fair to them from a financial point of view than if a fairness opinion had been obtained. See "The Merger--SEi's Reasons for the Merger."

        SUBSTANTIAL EXPENSES RESULTING FROM THE MERGER

        Maxwell and SEi expect to incur costs and expenses of approximately $750,000 in connection with the Merger, which will be reflected in the financial statements of Maxwell in the period that the Merger is consummated. These costs will therefore negatively impact operating results for the fiscal quarter in which the Merger is consummated. Although Maxwell and SEi do not believe that the costs are unreasonable and do not anticipate that they will exceed these estimates, there can be no assurance that these estimates are correct, or that unanticipated contingencies will not occur that will either substantially increase the costs of combining the operations of the companies, result in a material adverse effect on the operating results of the companies in future periods or both.

        REDUCED RETURNS FOR SEi STOCKHOLDERS

        Maxwell believes that beneficial synergies will result from the Merger. However, such synergies may not be achieved or the combination of the businesses of Maxwell and SEi, even if conducted in an efficient, effective and timely manner, may not result in combined operating results and financial condition superior to what would have been achieved by each company independently. The issuance of Maxwell common stock in connection with the Merger could reduce the market price of Maxwell common stock. In addition, SEi stockholders may not achieve a greater return on investment than if SEi had remained an independent company.

        CHANGE IN VALUE OF THE MERGER AND AMOUNT OF STOCK ISSUABLE IN THE MERGER

        Pursuant to the Merger Agreement, SEi stockholders will receive 893,617 shares of Maxwell common stock. The number of shares to be exchanged was calculated by assuming a per share price of $23.50 for Maxwell Common stock. The Merger Agreement provides that in the event the market price for Maxwell Common Stock exceeds (or is lower than) certain values, SEi stockholders will receive fewer or greater shares. The market price for Maxwell common stock can be expected to vary with changes in market and economic conditions, Maxwell's financial condition and prospects, and other factors that generally influence the market price of securities. These fluctuations could reduce the amount of shares that SEi stockholders receive in the Merger. Additionally, in the event that Maxwell's average share price over the 20 trading days prior to the Merger is below $22.50, the overall value of the Merger consideration paid to SEi stockholders at the Closing of the Merger will be lower. Further, if the average price of Maxwell common stock on Nasdaq over the 20 trading days prior to the Merger exceeds $29.00, the number of shares issuable in the Merger will be adjusted downward, to a level that reflects a $29.00 per share price.

        LIMITED SCOPE OF TAX OPINION

        Luce, Forward, Hamilton & Scripps LLP has delivered to SEi an opinion with respect to certain of the expected federal income tax consequences of the Merger, a copy of which is attached as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part. The tax opinion is limited to the matters set forth therein and does not address any other issues, including, but not limited to, any state, local, foreign, consolidated return, employee benefit, and Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), issues related to the limitations on the utilization of net operating loss carry forwards, or alternative minimum tax consequences to the parties to the Merger. The tax opinion assumes that the SEi Common stock will be held as a capital asset by the holders thereof immediately prior to the Effective Time and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws. The SEi stockholders are advised to consult their own tax advisers as to the specific tax consequences of the Merger to them, including the application and effect of state, local and foreign income and other tax laws. See "The Merger -- Certain Federal Income Tax Consequences."


RISK FACTORS RELATING TO MAXWELL

        RISKS ASSOCIATED WITH DEVELOPING AND MARKETING NEW AND EXISTING PRODUCTS

        Many of Maxwell's products are in the development stage and are alternatives to existing products or are new technologies that provide new capabilities not presently found in the marketplace. Overcoming the technical, financial and other risks involved in introducing new products and technologies will be critical to Maxwell's future success. Maxwell's success in this regard depends on a number of factors, including:

        - its ability to identify and develop a market for its new products;

        - Maxwell's ability to improve its existing technologies and products;

        - its ability to accurately anticipate market demand for its products; and

        - Maxwell's ability to demonstrate its products' technological and/or economic advantage over the products of its competitors.

If Maxwell cannot address any of these factors, they could have a material adverse effect on Maxwell's business, results of operations and financial condition.

        CONTINUING TRANSITION TO PRIVATE SECTOR

        Historically, Maxwell has relied upon various government agencies to fund its research and development and to purchase its products. Maxwell is currently attempting to develop, manufacture and market its products to the private sector. Maxwell's success in this transition will depend upon a number of objectives, including the following:

        -       developing and producing products at competitive prices;

        -       gaining customer acceptance for its products and services;

        -       expanding its customer base through sales and marketing efforts;

        -       increasing its manufacturing capacity;

        - developing extensions of its existing products and services into new applications; and

        -       developing new products and services.

Maxwell's inability to achieve any of these objectives would have a material adverse effect on Maxwell's business, results of operations and financial condition.

        EXTENSIVE RELIANCE ON STRATEGIC RELATIONSHIPS; RESTRICTIONS DUE TO EXCLUSIVITY RIGHTS

        Maxwell has established and will continue to attempt to establish strategic and research relationships with corporate partners and United States government agencies. These strategic relationships help Maxwell in the development of its products. These relationships also allow Maxwell to obtain an understanding of and access to markets, and the ability to test its products. The loss of certain of these strategic relationships could have a material adverse effect on Maxwell's sales and growth. The success of these relationships depends on a number of factors, including:

        - the interest of certain of Maxwell's strategic partners in the potential products under development;

        - Maxwell's success in meeting the expectations of its strategic partners; and

        - their success in marketing or willingness to purchase any such products.

        Maxwell may not be successful in continuing its relationships with its current strategic partners. Maxwell also may not be able to enter into new strategic relationships on commercially reasonable terms or if it does, assure you that such relationships, if established, will be successful.

        Although Maxwell's success depends on its strategic relationships, these relationships present several risks to Maxwell's business, including the following:

        - These relationships may require Maxwell to share control over its development, manufacturing and marketing programs, limit Maxwell's ability to license its technology to others, transfer certain of Maxwell's technological rights, and restrict Maxwell's ability to engage in certain areas of product development, production and marketing;

        - Some of Maxwell's existing collaborative arrangements permit, and future arrangements may also permit, Maxwell's strategic partners to use or disclose the technology developed in the program without any royalty obligation to Maxwell, to the extent that the technology is jointly developed;

        - Maxwell often grants an exclusivity right to its strategic partners as an inducement to the partner to participate in the development of a product or application. Any exclusivity rights granted to strategic partners may inhibit Maxwell's ability to find a



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


                wider market for certain of its products which may materially reduce revenues during the exclusivity period; and

        - Maxwell's strategic partners may seek to manufacture jointly developed products themselves or obtain them from alternative sources.

        RISKS ASSOCIATED WITH ACQUISITIONS

        As part of its business strategy, Maxwell regularly reviews possible acquisitions of complementary companies, technologies or products, and periodically engages in discussions regarding such possible acquisitions. During fiscal 1998, Maxwell acquired four businesses with strategic importance to four different areas of Maxwell's operations. These acquisitions are geographically dispersed, with two located in California, one in Minnesota and the other in the United Kingdom. Acquisitions involve a number of risks, including the following:

        - correctly evaluating the commercial potential of new technologies;

        - difficulties in the assimilation of the operations, products, personnel and cultures of the acquired companies;

        -       the ability to manage effectively geographically remote units;

        - the diversion of management's attention from other day-to-day business concerns;

        - risks of entering markets in which Maxwell has limited or no direct experience; and

        -       the potential loss of key employees of the acquired companies.

        In addition, acquisitions may result in dilutive issuances of equity securities; the incurrence of debt; reduction of any then-existing cash balances; amortization expenses related to goodwill and other intangible assets and other charges to operating results, including acquired in-process research and development meeting certain criteria, similar to the charges that were taken in connection with two acquisitions in fiscal 1998. These events may materially adversely affect Maxwell's results of operations. Moreover, there can be no assurance that any equity or debt financings proposed in connection with any acquisition would be available to Maxwell on acceptable terms or at all, when, and if, suitable strategic acquisition opportunities arise. Although Maxwell expects to carefully analyze any acquisition opportunity before committing its resources, there can be no assurance that any acquisition that is completed will result in long-term benefits to Maxwell or its stockholders or that Maxwell's management will be able to effectively manage the resulting business.

        HISTORICAL LOSSES; FLUCTUATING REVENUES AND POSSIBLE NET LOSSES AND THEIR AFFECT ON MAXWELL'S STOCK PRICE

        Maxwell has incurred net losses in three of the past five fiscal years. Maxwell incurred net losses of approximately $769,000 in fiscal 1998, $15.2 million in fiscal 1996 and $1.7 million in fiscal 1994. For a discussion and analysis of the results of Maxwell's operations, please read the section called "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Maxwell's Annual Report on Form 10-K. See "Where Can I Find More Information" on page 78.

        In the future, Maxwell may experience significant fluctuations in revenues and may incur net losses from period to period as a result of a number of factors including the following:

        - the volume and timing of orders and the level of demand for Maxwell's products;

        -       Maxwell's ability to fill orders on a timely basis;

        - the prices at which Maxwell sells its products and services as compared to the prices of its competitors;

        - the timing of product introductions by Maxwell or its competitors;

        -       the profit margins on Maxwell's mix of product sales;

        - product obsolescence resulting from new product introductions or changes in customer demand;

        -       the structure and timing of new strategic relationships;

        - the cancellation or suspension by the United States government of its programs and contracts with Maxwell; and

        - expenses associated with the acquisition of businesses, products or technologies.

        Maxwell anticipates that, in order to increase its market share, it may sell new products at profit margins below those it ultimately expects to achieve. This may result in significant price reductions on its products and services in a particular quarter or quarters which could adversely affect its results of operations for such periods. The impact of the foregoing factors may cause Maxwell's operating results to be below the expectations of public market analysts and investors. In such event, the price of Maxwell's common stock could fluctuate.

        RISKS ASSOCIATED WITH MAXWELL'S MANUFACTURING PROCESS

        As described in more detail below, it may be difficult for Maxwell to
(1) manufacture its products in increased quantities, (2) outsource the manufacturing of its products, and (3) customize its manufacturing process. These difficulties could have a material adverse effect on Maxwell's business, financial condition and results of operations.

        Volume Manufacturing. Maxwell has limited experience in manufacturing its products in high volume. Maxwell may face challenges increasing production of its new products, especially those products that contain new technologies. Maxwell may also face problems involving production yields, quality control and assurance, component supply and shortages of qualified management and other personnel.

        In order to manufacture its products in high volume, Maxwell will need to continue to expand its current facilities or obtain additional facilities. Maxwell may not be successful in expanding its facilities or obtaining additional facilities. In addition, Maxwell may not be successful in overcoming the management, technological, engineering and other challenges associated with the production of significant quantities of products at a competitive cost and on a timely basis.

        Outsourcing. Maxwell may elect to outsource manufacturing of certain of its products. Outsourcing of manufacturing involves risks with respect to quality assurance, cost and the absence of close engineering support.

        Customized Manufacturing Process. Part of Maxwell's ultracapacitor manufacturing strategy is to implement a process that will allow customization of such products while retaining the benefits of volume manufacturing and materials procurement. There can be no assurance that such a process can be developed and implemented in time to meet Maxwell's needs in this regard.

        LIMITED MARKETING AND SALES EXPERIENCE; RELIANCE ON THIRD PARTIES

        Maxwell has limited experience marketing and selling its products. To sell its products, Maxwell will need to train its marketing and sales personnel to effectively demonstrate the advantages of its products over competing products and other traditional solutions. The highly technical nature of Maxwell's products may limit Maxwell's ability to retain and attract adequate sales personnel.

        As part of its sales strategy, Maxwell enters into arrangements with distributors and sales representatives. Because Maxwell enters into such arrangements, it depends upon the efforts of others to sell its products.

        Maxwell may not be successful in marketing and selling its products. Maxwell's arrangements with third parties may not be successful and Maxwell may not be able to enter into new marketing and sales arrangements with third parties on financially acceptable terms. Maxwell's inability to achieve any of these objectives would have a material adverse effect on Maxwell's business, results of operations and financial condition.

        DEPENDENCE ON OEM CUSTOMERS; LENGTHY SALES CYCLES

        A substantial portion of Maxwell's sales are derived from sales to a relatively small number of original equipment manufacturer ("OEM") customers. The timing and amount of sales to these customers ultimately depend on sales levels and shipping schedules for the OEM products into which Maxwell's products are incorporated. Maxwell has no control over the shipping date or volumes of products shipped by its OEM customers, and there can be no assurance that any OEM will continue to ship products that incorporate Maxwell's products at current levels or at all. Failure of these OEMs to achieve significant sales of products incorporating Maxwell's products and fluctuations in the timing and volume of such sales could have a material adverse effect on Maxwell's business, financial condition and results of operations.

        The OEM's decision process leading to the selection of Maxwell's products and services is typically lengthy. In addition, before commercial shipments can begin, a significant amount of time is required to design, engineer and obtain product approval. Moreover, although customers sometimes substitute a new and better product into an existing product, market opportunities with respect to any particular customer typically occur at the time the customer is engaged in the design of a new product or a substantial enhancement of an existing product, which typically occur at infrequent intervals. Any failure of Maxwell to maintain continuing awareness of its customers' product development schedules, or its inability to provide the optimum solution at the time of such development can cause Maxwell to miss a market opportunity that may not reappear for a substantial period of time.



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        DEPENDENCE ON PROPRIETARY TECHNOLOGY

        Maxwell's success is heavily dependent upon the establishment and maintenance of proprietary technologies. Although Maxwell attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, there can be no assurance that the steps taken by Maxwell to protect its proprietary technologies will be adequate to prevent misappropriation by third parties or will be adequate under the laws of some foreign countries, which may not protect Maxwell's proprietary rights to the same extent as do the laws of the United States. In addition, others could "reverse engineer" Maxwell's products in order to determine their method of operation and introduce competing products or develop competing technology independently. Any such adverse circumstances could have a material adverse effect on Maxwell's business, financial condition and results of operations.

        Maxwell uses employee and third-party confidentiality and non-disclosure agreements to protect its trade secrets and unpatented know-how. Maxwell requires each of its employees to enter into a proprietary rights and non-disclosure agreement in which the employee agrees to maintain the confidentiality of all proprietary information of Maxwell and, subject to certain exceptions, to assign to Maxwell all rights in any proprietary information or technology made or contributed by the employee during his or her employment. In addition, Maxwell regularly enters into non-disclosure agreements with third parties, such as consultants, potential joint venture partners, acquisition candidates and customers. No assurance can be given that these methods will enable Maxwell to maintain its trade secrets or unpatented know-how or that third parties will not independently develop and/or patent substantially equivalent proprietary information or copy, develop or otherwise obtain and use Maxwell's proprietary technology without authorization.

        Maxwell has historically relied primarily on its technological and engineering abilities and on its design and production capabilities, rather than on patents, for the development and maintenance of its business. However, Maxwell does file patent applications on concepts and processes developed by Maxwell's personnel and, as its commercial businesses expand, Maxwell has placed increased emphasis on patents to provide protection for certain of its technologies and products. Maxwell believes that its future success will depend in part on its ability to maintain its patents, add to them where appropriate, and to develop new products and applications without infringing the patent and other proprietary rights of third parties and without breaching or otherwise losing rights in technology licenses obtained by Maxwell for other products. There can be no assurance that any patent owned by Maxwell will not be circumvented or challenged, that the rights granted thereunder will provide competitive advantages to Maxwell or that any of Maxwell's pending or future patent applications will be issued with claims of the scope sought by Maxwell, if at all. If challenged, there can be no assurance that Maxwell's patents (or patents under which it licenses technology) will be held valid or enforceable. In addition, there can be no assurance that others will not claim rights in the technology covered by the patents and other proprietary technology owned or licensed by Maxwell or that others have not developed or will not develop similar products or technology without violating Maxwell's proprietary rights. The invalidity of a patent or determination that Maxwell (or its licensor) does not hold sole rights to the technology covered thereby could have a material adverse effect on Maxwell, particularly if Maxwell cannot design around others' proprietary rights.

        Competing research and patent activity in many of Maxwell's technologies is substantial and the markets are large enough that conflicting patent and other proprietary rights claims may result in disputes or litigation. Although Maxwell does not believe any of its products or proprietary rights infringe the rights of third parties, there can be no assurance that infringement claims will not be



                                       20


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asserted against Maxwell in the future. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Maxwell to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Maxwell, or available at all. If infringement were established, Maxwell could be required to pay damages or be enjoined from making, using or selling the infringing product. Likewise, there can be no assurance that a third party's product, if infringing on Maxwell's proprietary rights, may be prevented from doing so without litigation. Any of the foregoing could have a material adverse effect upon Maxwell's business, financial condition and results of operations.

        A number of the patents and patent applications owned or licensed by Maxwell are subject to "march-in" rights and non-exclusive, royalty-free, confirmatory licenses held by various governmental agencies or other entities. March-in rights refer to the right of the United States government or a United States government agency to cancel agreements and require a contractor to grant licenses to third parties if the contractor fails to continue to develop the technology related to the agreements. Confirmatory licenses permit the United States government agencies or other governmental entities to select vendors other than Maxwell to produce products for the United States government which would otherwise infringe Maxwell's patent rights which are subject to the royalty-free licenses. In addition, the United States government has the right to require Maxwell to grant licenses (including exclusive licenses) under such patents and patent applications or other inventions to a third party if the United States government determines that adequate steps have not been taken to commercialize such inventions, such action is necessary to meet public health or safety needs, such action is necessary to meet requirements for public use under federal regulations or such action is necessary because Maxwell has not exercised reasonable efforts to ensure products manufactured pursuant to such invention are manufactured in the United States. For a more detailed description of Maxwell's proprietary technology, see "Business--Patents, Licenses and Trademarks" included in Maxwell's Annual Report on Form 10-K for the fiscal year ended July 31, 1998. See "Where Can I Find More Information" on page 78.

        RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

        An increasing portion of Maxwell's revenues are derived from sales to customers located outside of the United States, and in fiscal 1998, Maxwell acquired an industrial computer company in the United Kingdom and took the first steps toward opening an industrial computer facilities in France and Germany. Maxwell expects sales outside of the United States to continue to represent a significant and increasing portion of its future revenues. As a result, Maxwell's business will continue to be subject to certain risks generally associated with doing business abroad, such as foreign government regulations and export controls, as well as changes in tax laws, tax treaties, tariffs and freight rates. As Maxwell's international operations continue to grow, more management resources will be required to focus on the operation and expansion of Maxwell's worldwide business and to manage cultural, language and legal differences inherent in international operations. To the extent that political, economic and other conditions in these countries result in any prolonged work stoppages or other inability of Maxwell to obtain components or finished products, Maxwell's business, results of operations and financial condition could be materially adversely affected. Moreover, changes in the mix of income from Maxwell's foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could result in increased tax rates for Maxwell.



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        COMPETITION

        The markets in which Maxwell sells commercial products are highly competitive, rapidly changing and significantly affected by the cost and pricing of products, by new product introductions and other market activities of industry participants. Maxwell's emerging products also compete with established technologies in many markets, including batteries in ultracapacitor products and a number of established methods of treating water and decontaminating food packaging and medical products with respect to Maxwell's purification systems.

        Many of Maxwell's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, and a larger existing base of customers than Maxwell. In addition, certain competitors have well-established relationships with customers and potential customers of Maxwell. Furthermore, as Maxwell's new products gain acceptance, companies with significantly greater resources than Maxwell could attempt to increase their presence in these markets. In order to be successful in the future, Maxwell must produce products that can be competitively priced, and must continue to respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings. There can be no assurance, however, that Maxwell's products will continue to compete favorably or that Maxwell will be successful in the face of increasing competition from new products and enhancements introduced by existing competitors or new companies entering its markets.

        RISKS ASSOCIATED WITH GOVERNMENT BUSINESS

        A substantial portion of Maxwell's sales (approximately 32% in fiscal 1998, 33% in fiscal 1997, 40% in fiscal 1996) is derived from contracts with the United States government, principally agencies of the United States Department of Defense, and subcontracts with government suppliers. The reductions in defense budgets in the 1990's has adversely affected Maxwell's business, particularly in the area of system survivability products and services, such as weapons effects simulation and testing. Several years ago, Maxwell experienced significant reductions in this business as the Department of Defense responded to reduced global threats and shrinking defense budgets. Maxwell has also experienced increased competition in bidding for new defense programs from contractors seeking to replace their lost government business. There can be no assurance that defense spending in general or that contract awards to Maxwell specifically will not be reduced in the future. A significant loss of United States government funding would have a material adverse effect on Maxwell's business, results of operations and financial condition.

        Maxwell's United States government business is also subject to various other risks, including the following:

        -       unilateral termination for the convenience of the government;

        - reduction or modification in the event of changes in the government's requirements or budgetary constraints;

        - increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost-plus contracts;

        - risks of potential disclosure of Maxwell's confidential information to third parties;



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        -       the failure or inability of a contractor to perform its
                obligations under a contract in circumstances where Maxwell is a prime contractor or subcontractor; and

        - the failure of the government to exercise options provided for in the contracts and the exercise of march-in rights or confirmatory licenses by the government.

There can be no assurance that Maxwell's contracts with the Department of Defense and other government agencies will not be terminated, reduced or modified or that the grant of march-in rights or confirmatory licenses will not result in a loss of potential revenues, any of which could have a material adverse effect on Maxwell's business, results of operations and financial condition.

        Maxwell participates in government funded programs which may extend for several years, but are normally funded on an annual basis and shorter periods in some cases. There can be no assurance that funding will continue for programs covering Maxwell's development projects or that Maxwell can compete successfully in obtaining contracts for such programs. A significant reduction in, or discontinuation of, such funding or of Maxwell's participation in such programs would have a material adverse effect on Maxwell's business, results of operations and financial condition.

        SUBSTANTIAL FUTURE CAPITAL NEEDS

        Maxwell believes that in the future it will need a substantial amount of capital for a number of purposes including the following:

        -       to achieve its long-term strategic objectives;

        -       to maintain and enhance its competitive position;

        - to meet anticipated volume production requirements for several of Maxwell's product lines, in particular its ultracapacitors and purification systems;

        -       to expanded its manufacturing capabilities and facilities;

        -       to establish viable production alternatives;

        -       to fund its continuing expansion into commercial markets;

        -       to construct and equip additional facilities; or

        - to acquire new or complementary businesses, product lines and technologies.

There can be no assurance that the necessary additional financing will be available to Maxwell on acceptable terms or at all. If adequate funds are not available, Maxwell may be required to change, delay, reduce or eliminate its planned product commercialization strategy or its anticipated facilities expansion plans and expenditures, which could have a material adverse effect on Maxwell's business, results of operations and financial condition.



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

        DEPENDENCE ON KEY PERSONNEL

        Maxwell's future performance depends upon the continued service of its key technical and senior management personnel. Maxwell's performance also depends on its ability to identify, hire, train, retain and motivate high quality personnel, especially key manufacturing executives and highly skilled engineers and scientists. The industries in which Maxwell competes are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. Maxwell's employees may terminate their employment with Maxwell at any time. Accordingly, there can be no assurance that any of Maxwell's current key employees will continue to work for Maxwell. Loss of services of key employees could have a material adverse effect on Maxwell's business, financial condition and results of operations.

        YEAR 2000 COMPLIANCE

        A significant percentage of the software that runs most computers relies on two digit date codes to perform a number of computation and decision making functions. As the year 2000 approaches, these computer programs may fail from an inability to interpret data codes properly, misreading "00" for the year 1900 instead of 2000.

        Maxwell believes that its major computer systems are in compliance with Year 2000 criteria or will be brought into compliance on a timely basis, though there can be no assurance in that regard. Maxwell may experience problems with its application software programs, including its financial accounting, billing, payroll, manufacturing, and engineering software programs, among others. Maxwell has taken steps to bring many of its products which could be impacted by Year 2000 software problems into compliance, but no assurance can be given that all such products previously sold can be brought into compliance or that customers and end users will implement corrective action recommended by Maxwell or that such corrective action will effectively address the problem. Additionally, Maxwell's customers or third-party component suppliers and vendors may also experience business disruptions in connection with the Year 2000 software problem. Maxwell's business, operating results and financial condition could be materially adversely affected by Year 2000 problems with its own systems and products or if any of these customers, vendors or other third-party entities experience such a business disruption as a result of Year 2000 problems.

        RELIANCE ON THIRD PARTY SUPPLIERS

        Maxwell's success depends in part on its ability to secure qualified and adequate sources for supplies of materials, components and sub-assemblies at prices which will facilitate cost competitive products for Maxwell. Maxwell manufactures most of its products using a large number of components or sub-assemblies, many of which are commercially available industrial parts and the remainder of which are custom-made to Maxwell's specifications (by Maxwell and certain qualified outside manufacturers). Maxwell tries to maintain more than one source of supply for each of its major components or subassemblies, to the extent possible, although certain suppliers are currently the sole source of one or more items which Maxwell needs to manufacture its electromagnetic interference filters and industrial computing products. On occasion, Maxwell has experienced difficulty in obtaining timely delivery of power supplies for industrial computers from outside suppliers. This has adversely impacted Maxwell's delivery time to its customers and in one circumstance Maxwell believes such delivery problems were a contributing factor to the loss of certain business from a major customer. There can be no assurance that these and other similar supply problems will not recur. The current sole domestic source of a component of Maxwell's EMI filter has indicated it plans to design,



                                       24


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build and sell a competing filter in the future. Maxwell believes this supplier will continue to sell to Maxwell but, if necessary, Maxwell believes that it could replace this supplier with another vendor or with a component manufactured by Maxwell. Although Maxwell seeks to reduce its dependence on sole and limited source suppliers, the partial or complete loss of these sources could have at least a temporary material adverse effect on Maxwell's results of operations and damage customer relationships due to the complexity of the products supplied and the significant amount of time required to qualify new suppliers.

        PRODUCT LIABILITY RISKS

        Maxwell may be exposed to certain product liability risks. Maxwell's EMI filters are components of implantable medical devices and, due to the litigious environment surrounding the medical device industry, may subject Maxwell to an increased risk of product liability claims that may involve significant defense costs. Other of Maxwell's products, such as ultracapacitors and purification systems, may also be used in functions involving significant product liability risks. There can be no assurance that product liability claims will not be asserted against Maxwell in the future. Although Maxwell maintains product liability insurance with coverage limits it believes to be adequate, there can be no assurance that this coverage will in fact be adequate to protect Maxwell against future product liability claims. In addition, product liability insurance is expensive and there can be no assurance that, in the future, product liability insurance will be available to Maxwell in amounts or on terms satisfactory to Maxwell, if at all. A successful product liability claim or series of claims brought against Maxwell could have a material adverse effect on Maxwell's business, financial condition and results of operations.

        ENVIRONMENTAL REGULATIONS

        Maxwell is subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances. The failure to comply with current or future regulations could result in substantial fines being imposed on Maxwell, suspension of production, alteration of its manufacturing process or cessation of operations. Such regulations could require Maxwell to acquire expensive remediation or abatement equipment or to incur substantial expenses to comply with environmental regulations. Any failure by Maxwell to control the use, disposal or storage of, or adequately restrict the discharge of, hazardous or toxic substances could subject Maxwell to significant liabilities.

        POTENTIAL DILUTIVE IMPACT OF EMPLOYEE STOCK OPTION PROGRAMS AT SUBSIDIARIES

        Maxwell has adopted employee stock option plans at each of its four principal operating subsidiaries providing for the issuance of incentive and nonqualified stock options to purchase common stock of these companies. In addition, employee stock options are outstanding in a fifth subsidiary which is not currently conducting any active business operations and a similar stock option plan will be put into place at SEi after the Merger. Any of these subsidiary stock options that have an exercise price per share less than the fair market value per share of the common stock of a subsidiary ("in-the-money") will have a negative impact on Maxwell's earnings per share. Maxwell expects that its reported diluted earnings per share will be reduced in future quarters due to the increased fair market value of certain of Maxwell's subsidiaries. Such options, when and if exercised, will dilute Maxwell's actual ownership interests in its subsidiaries, thus reducing Maxwell's share of the net income, potential dividends or distributions and proceeds of any sale or other disposition of such subsidiary. The equity interests upon exercise of stock options in the subsidiaries would be accounted for as a minority interest. Based on current programs, the dilutive impact attributable to



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these option plans could be up to 12% at each of Maxwell's principal operating subsidiaries (15% at one subsidiary). In addition, certain key employees of one of Maxwell's subsidiaries, Maxwell Business Systems, Inc., which markets the JAMIS accounting software package, currently own an aggregate of 20% and have the right to purchase up to an additional 29% of that subsidiary. Currently, no established trading market exists for the common stock underlying any of the subsidiary options and such options are not exchangeable for shares of Maxwell common stock. Maxwell has no plan to offer an exchangeability feature for options to purchase shares of Maxwell common stock or otherwise provide liquidity for these subsidiary options, but Maxwell could consider such alternatives in the future.

        ECONOMIC IMPACT OF POTENTIAL PUBLIC OFFERINGS OF SUBSIDIARY STOCK

        By conducting its operations through separate subsidiaries, Maxwell promotes clearer market definition and product identity. This business unit focus also allows Maxwell to more actively monitor opportunities for growth or cost savings and to promote entrepreneurism within each subsidiary. While this corporate structure also affords Maxwell a high level of flexibility to implement various strategic alternatives, including future public offerings of subsidiary stock, sales of subsidiaries or strategic acquisitions, certain of these alternatives may have negative effects upon Maxwell's consolidated sales, gross profit, net income and earnings per share. For example, any public offering or other sale of a minority portion of a subsidiary's stock would reduce that subsidiary's contribution to Maxwell's net income and earnings per share. While any transaction would be preceded by a determination that such transaction is in the best interests of Maxwell and its stockholders, such transaction could, nonetheless, have a material adverse effect on Maxwell's results of operations.

        RISK ASSOCIATED WITH FDA APPROVAL PROCESS

        The testing, manufacture and sale of certain of Maxwell's products are subject to regulation by many governmental authorities including the Food and Drug Administration (FDA). The FDA regulates the testing, manufacture, labeling, storage, distribution and production of food and medical products and processes. Because some of Maxwell's products are used for food storage or in medical devices, they are subject to the FDA approval process. These products include Maxwell's CoolPure and PureBright technologies and the EMI filter.

There are many aspects of the FDA approval process that could have a material adverse effect on Maxwell's business, financial condition and results of operations, including the following:

        - the testing, preparation of necessary marketing applications and processing of those applications with the FDA is expensive, can vary based on the type of product and may take several years to complete;

        -       there may be delays in the approval process;

        - Maxwell's products may not ultimately receive FDA approval or clearance;

        - the FDA may place limitations on a product's intended use as a condition to approving or clearing such product;

        - the FDA approval process could delay or preclude Maxwell from marketing any products it may develop;

        - the FDA may require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approval that could restrict the commercial applications of such products;

        - the FDA may withdraw its approval or clearance of any product if compliance with regulatory standards is not maintained or if problems occur following initial marketing; and

        - failure to comply with existing or future regulatory requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the United States government to grant pre-market clearance or pre-market approval for products, withdrawal of marketing clearances or approvals and criminal prosecution.

        LONG-TERM FIXED-PRICE CONTRACTS

        A portion of Maxwell's software business consists of work under a multi-year fixed-price contracts with state and local government agencies involving sophisticated integration and networking tasks and a certain amount of application software development. In addition, certain of Maxwell's other businesses, primarily those conducted in its government funded research and systems development business, may also enter into long-term fixed-price contracts for large hardware systems or components. Events and developments such as unanticipated delays in program schedule, failure to anticipate costs accurately over a two- or three-year period or performance problems with important vendors can adversely affect the profitability of such contracts.

        ANTI-TAKEOVER PROVISIONS

        Certain provisions of Maxwell's Certificate of Incorporation could make it more difficult for a third party to acquire control of Maxwell, even if such change in control would be beneficial to stockholders. Maxwell has a staggered Board of Directors. This means that the Board is divided into three classes. Each class is elected to serve a three-year term. Since the three-year terms of each class overlap the terms of the other classes of directors, the entire board of directors cannot be replaced in any one year. Furthermore, Maxwell's certificate of incorporation contains a "fair price provision" intended to require a potential acquirer to obtain the consent of the Board of Directors to any business combination involving Maxwell. Maxwell's certificate of incorporation and bylaws also contain provisions barring stockholders action by written consent and the calling by stockholders of a special meeting. Amendment of such provisions requires a super majority vote by the stockholders, except with the consent of the Board of Directors. In addition, Maxwell has adopted a rights plan that, among other things, grants rights to purchase Maxwell's common stock to all stockholders at a price significantly below market value upon a business combination in the event a single person or group has previously acquired more than 20% of Maxwell's outstanding common stock without the Board of Directors having elected to redeem such rights. The rights plan and provisions of Maxwell's certificate of incorporation and bylaws could delay, deter or prevent a Merger, tender offer, or other business combination or change in control involving Maxwell that some, or a majority of, stockholders might consider to be in their best interests, including offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price of the Maxwell common stock.

        LIMITED TRADING VOLUME; VOLATILITY OF STOCK PRICE

        Maxwell common stock is traded on the Nasdaq National Market. The trading volume of Maxwell common stock each day is relatively small. This means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which the stock is traded. Maxwell believes factors such as quarterly fluctuations in financial results, announcements of new technologies impacting Maxwell's products, announcements by competitors or changes in securities analysts' recommendations may cause the market price to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, in the United States and worldwide, such as recessions or higher interest rates, may adversely affect the market price of Maxwell common stock.

                     THE SPECIAL MEETING OF SEi STOCKHOLDERS

        SEi is furnishing this Proxy Statement/Prospectus to holders of SEi common stock in connection with the solicitation of proxies by the SEi Board of Directors for use at the Special Meeting. This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the stockholders of SEi on or about December __, 1998.

THE SEi SPECIAL MEETING

         PURPOSE; TIME AND PLACE At the SEi Special Meeting, holders of SEi common stock will be asked to vote upon the Merger agreement pursuant to which SEi will merge with and become a wholly-owned subsidiary of Maxwell Technologies, Inc. The SEi Special Meeting will be held at the offices of SEi located at 4031 Sorrento Valley Boulevard, San Diego, California, on December 31, 1998, starting at 10:00 a.m., local time.

        The SEi Board has unanimously determined that the Merger is fair to and in the best interests of SEi and its stockholders and has approved the Merger. THE SEi BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF SEi VOTE "FOR" THE APPROVAL OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE SEi SPECIAL MEETING.

        For a discussion of (1) the interests that the officers and directors of SEi have with respect to the Merger that are different from, or in addition to, the interests of stockholders of SEi generally and (2) information regarding the treatment of options to purchase SEi common stock and other rights of certain directors and officers of SEi, see "The Merger--Interests of Certain Persons in the Merger" on page 35. Such interests, together with other relevant factors, were considered by the SEi Board in making its recommendation to the SEi stockholders to vote for approval of the Merger and its approval of the Merger.

        VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL The SEi Board has fixed the close of business on November 25, 1998, as the record date for voting at the SEi Special Meeting. Only holders of record of shares of SEi common stock on that date are entitled to notice of and to vote at the SEi Special Meeting. On the record date for the SEi Special Meeting, there were 1,771,797 shares of SEi common stock outstanding and entitled to vote at the SEi Special Meeting, held by approximately 71 stockholders of record. Each holder of record of SEi common stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of SEi common stock entitled to vote is necessary to constitute a quorum at the SEi Special Meeting. As a condition to completing the Merger, Maxwell has required that the holders of 90% of the shares of SEi common stock voting at the SEi Special Meeting, in person or by proxy, vote to approve and adopt the Merger.

        Each of the directors and officers, and certain other stockholders, of SEi have executed a voting agreement pursuant to which they have agreed to vote their shares in favor of the Merger. The shares held by these individuals represent approximately 78% of the outstanding SEi common stock.

        SHARE OWNERSHIP OF MANAGEMENT At the close of business on the record date for the SEi Special Meeting, directors and officers of SEi, as a group, were the beneficial owners of an aggregate of 1,403,333 shares (approximately 61.9%) of the SEi common stock then outstanding.

         PROXIES. All shares of SEi common stock represented by properly executed proxies received prior to or at the SEi Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, however, such proxies will be voted FOR the approval of the Merger. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the SEi Special Meeting, will not be voted and will have the effect of a vote against the Merger.


         The SEi Board is not currently aware of any business to be acted upon at the SEi Special Meeting other than as described herein. If, however, other matters are properly brought before the SEi Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval of the Merger will not be voted with respect to any proposal to adjourn the SEi Special Meeting for the purpose of soliciting additional proxies.

         A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of SEi a signed notice of revocation or a later-dated signed proxy or by attending the SEi Special Meeting and voting in person. Attendance at the SEi Special Meeting will not in itself constitute the revocation of a proxy.

        STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR SEi COMMON STOCK WILL BE MAILED TO FORMER SEi STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

                                   THE MERGER

BACKGROUND OF THE MERGER

        In April 1998, officers of Maxwell's subsidiary, Maxwell Technologies Systems Division, Inc., identified SEi as a possible candidate for acquisition by Maxwell and initiated discussions with Robert Czajkowski, Chief Executive Officer of SEi, regarding a possible combination between Maxwell and SEi. Walter Robertson, President of Systems Division, and Mr. Czajkowski had a number of telephone discussions and occasional face to face meetings in April, May and June 1998, but these discussions did not lead to agreement on a purchase price for SEi or an appropriate structure for a combination.

        In July 1998, Mr. Czajkowski and Mr. Robertson had further discussions and Mr. Robertson then informed the senior management of Maxwell that the discussions had reached a point where it was appropriate to make a formal written offer to SEi. Such an offer was made in July 1998, involving alternative proposals, one with a potential purchase price without any contingencies and another with a larger purchase price, a substantial portion of which would be paid in the future only if SEi achieved certain performance goals, neither alternative was accepted by SEi. However, the parties agreed to resume discussions later in the year. Those discussions were then delayed during the summer of 1998 by the weakness in the stock market, which impacted Maxwell's stock price, through the late summer of 1998.

        In late September 1998, discussions again commenced regarding a possible combination of the companies. Mr. Czajkowski indicated to Mr. Robertson that the differences on purchase price had narrowed somewhat, but that SEi would not consider an offer with a component tied to future performance. Maxwell then commenced work on a draft letter of intent, and on October 13, 1998, delivered the draft to Mr. Czajkowski for consideration by SEi management. The draft proposed a purchase of the assets of SEi by Maxwell, paid one-half in cash and one-half in stock.

        On October 20, 1998, SEi advised Mr. Robertson that it was rejecting the offer, on grounds that the consideration was inadequate and that the asset purchase structure was unacceptable. However, the parties did reach agreement on other material terms, including that certain senior officers of SEi would enter into employment agreements on terms to be determined if an acquisition were to be consummated, and that an option plan would be made available at the subsidiary level for the key employees of the SEi business joining the Maxwell organization.

        On October 21, 1998, Maxwell's Board of Directors met and, among other things, received a presentation from Mr. Robertson regarding a possible acquisition of SEi. The Board discussed the potential acquisition with Mr. Robertson, and other of Maxwell's senior officers. The Board determined it would be in Maxwell's best interest to continue discussions with SEi and to restructure the proposed form of transaction with an increased purchase price, in order to see if it would be adequate to reach agreement.

        From October 22 to November 4, 1998, Mr. Robertson, together with other members of Maxwell's senior management, engaged in ongoing discussions with SEi's senior management, and financial and legal representatives, regarding purchase price and transaction structure. Maxwell prepared several revised drafts of a letter of intent. On November 4, 1998, the parties reached agreement on purchase price, on the structure of the transaction, and the valuation of Maxwell Common stock in the Merger, as well as other material terms. On November 5 and 6, 1998, the parties finalized a letter of intent and the letter of intent was executed on November 6. Maxwell publicly announced the pending transaction the following business day.

        Maxwell immediately instructed its counsel to commence work on a definitive Merger Agreement. From November 11, 1998 to November 25, 1998, the parties, together with their counsel and outside auditors, negotiated the Merger Agreement and prepared this Proxy Statement/Prospectus. On November 23, 1998 and November 25, 1998, the Board of Directors of SEi held meetings at which they discussed the Merger at length, and then voted to approve the Merger Agreement. On November 24, 1998, a notification form was filed under the Hart-Scott-Rodino Act for the Merger. On November 24, 1998, the Board of Directors of Maxwell approved the Merger and the issuance of Maxwell Common stock at the Closing by unanimous written consent. On November 25, 1998, the parties executed the Merger Agreement.

MAXWELL'S REASONS FOR THE MERGER

        In determining to approve the Merger, Maxwell's Board of Directors considered several factors relevant to SEi's business and the risks and benefits of combining SEi's business with Maxwell's:

        - SEi has a fast-growing business in commercial products that would diversify Maxwell's product line.

        - SEi has patent-protected technology that makes it a leader in the market for radiation hardened microelectronics for space applications.

        - There are potential synergies between the companies, as Maxwell's Systems business has a profitable space sensors business and is a leader in radiation testing, including in space effects on components and parts.

        - SEi has a strong management team that has built the business to current levels in a little over six years.

        Maxwell's Board also considered some significant risks associated with the transaction, including:

        - SEi's inventory and production models could quickly become obsolete due to unexpected changes in electronics technologies or the satellite business.

        - The benefits that Maxwell would realize from the Merger could be substantially reduced if key SEi personnel were to leave after the Merger was completed.

        - There can be no assurance that SEi can achieve continued growth in its revenues and earnings in the highly competitive space electronics marketplace. In addition, Maxwell may be unable to achieve any synergies between SEi's businesses and Maxwell's own radiation testing, space sensor and space effects businesses.

        - As a result of the Merger, Maxwell's stockholders would experience dilution of their holdings of Maxwell common stock, and if SEi's business is not successful, Maxwell's earnings per share would be reduced as a result.

        Notwithstanding these risks, Maxwell's Board determined that the Merger was in the best interests of the stockholders of Maxwell, principally because SEi's prospects for growth and development as a microelectronics supplier to satellite manufacturers could be enhanced by the support provided by Maxwell. This, in turn, would have financial benefits for Maxwell and its stockholders.

SEi'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE SEi BOARD

        SEi's Reasons for the Merger

        The SEi Board has unanimously determined that the Merger Agreement and the Merger are fair to, and in the best interests of, SEi and its stockholders. In reaching its determination, the SEi Board consulted with SEi's management, as well as its consultants, and gave significant consideration to a number of factors. The following are reasons why the SEi Board believes the Merger will benefit SEi and its stockholders:

        - The SEi Board solicited many offers for the sale of SEi, and Maxwell's offer to merge provides the SEi stockholders with the best value for its common stock while maintaining continuity in the management and strategic direction of SEi and providing liquidity to SEi stockholders.

        - In the Merger, SEi stockholders will receive Maxwell securities which are traded in an active trading market, the Nasdaq National Market, thereby permitting the stockholders to obtain liquidity for their investments, in contrast to the illiquid nature of their present holdings of SEi common stock.

        - The combination of the two companies will create more growth opportunities for both companies, provide significant economies of scale and create greater access to capital resources. This will enable the combined company to execute key business growth strategies and compete more effectively with competitors having greater resources than SEi.

        - The combination of the technologies and product development resources of SEi and Maxwell should enable SEi to respond more effectively to the rapid technological change in and continuing emergence of the space industry, as well as the demand for high reliability microelectronics in the defense industry.

        - The Merger will provide SEi with an expanded customer base and product development resources to support its current marketing, sales and distribution efforts.

        In addition to the reasons set forth above, in the course of its deliberations concerning the Merger, the SEi Board consulted with SEi's management, financial advisor, legal counsel and accountants and reviewed a number of other factors relevant to the Merger, including:

        - Information concerning the business, assets, operations, properties, management, financial condition, operating results, competitive position and prospects of SEi and Maxwell.

        - The historical price and volume trading data for Maxwell common stock as well as the composition of Maxwell's stockholder base.

        - Other alternatives available to SEi in the short and long-term to achieve SEi's funding, liquidity and other strategic objectives, including the availability of public and private financing and a range of other possible business combinations.

        - SEi's belief that the management styles and corporate cultures of the two companies would be complementary.

        - The expectation that the Merger will be tax deferred for federal income tax purposes to SEi's stockholders.

        The SEi Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

        - The possibility of management disruption associated with the Merger and the risk that key technical and management personnel of Maxwell or SEi might not continue with the combined company.

        - The possibility that the Merger might adversely affect Maxwell's or SEi's relationship with certain of their respective customers.

        - The risk that the potential benefits of the Merger might not be realized.

        - The fact that the Merger will preclude other strategic transaction opportunities which might have been completed by an independent SEi resulting in higher valuation of SEi stock than realized in the Merger.

        - The risk that SEi's present customers might perceive Maxwell as a competitor, and refuse to deal with SEi after the Merger.

        - The possibility that Maxwell might institute a change in its strategic direction, or itself be acquired, creating a potentially adverse effect upon SEi's business prospects.

        - The possibility that Maxwell's share price may significantly change from the assumed price used to calculate the number of shares to be exchanged pursuant to the Merger Agreement, thereby decreasing the overall consideration paid and/or number of shares delivered to SEi stockholders and optionholders in the Merger.

        -       The other risks described above under "Risk Factors."

The SEi Board concluded, however, that the benefits of the transaction to SEi and its stockholders outweighed the risks associated with the foregoing factors.

        The foregoing discussion of the information and factors considered by the SEi Board is not intended to be exhaustive, but is believed to include all material factors considered by the SEi Board. In view of the wide variety of factors considered by the SEi Board, the SEi Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the SEi Board unanimously agreed that the Merger Agreement and the Merger were fair to, and in the best interests of, SEi and its stockholders and that SEi should proceed with the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In considering the recommendation of SEi's Board with respect to the Merger Agreement, holders of SEi common stock should be aware that certain directors, officers and employees of SEi have certain interests in the Merger that are in addition to and not necessarily aligned with the interests of holders of SEi shares and options generally. The SEi Board has considered these interests, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

        Employment Agreements. Each of Robert Czajkowski, David Strobel and Paul Blevins will, at the Effective Time of the Merger, enter into employment agreements with SEi, the surviving corporation in the Merger. None of these individuals currently have such agreements with SEi. There may be additional employment agreements with David Czajkowski and Rick Ross which are currently being negotiated.

        The agreements will generally provide for a term of three years (two years in the case of Robert Czajkowski). The salary for David Strobel will be $155,000 per annum, Paul Blevins will receive $106,000 per annum, and Robert Czajkowski will receive $175,000 per annum. Each person executing an employment agreement will receive Maxwell's standard package of perquisites and employment benefits for persons of similar rank in the Maxwell organization, and will be eligible for annual bonuses as may be determined by Maxwell's compensation committee. In many cases, the perquisites, benefits and bonuses are, or will be, greater than those currently provided to them by SEi.

        In addition, if any person executing an employment agreement with SEi is terminated by Maxwell other than in the event of their death, disability or for cause (as defined in the Employment Agreements, meaning, primarily, termination resulting from wrongful actions at the expense of Maxwell or SEi), then that person would receive a separation benefit. The separation benefit is the continuation of salary for the lesser of the remaining term of the Employment Agreement, or two years.

        Noncompetition Agreements. Each person who is signing an employment agreement, as well as the Principal Shareholders of SEi who are not signing employment agreements, will enter into agreements in which they agree not to compete with Maxwell. These agreements will have three year terms beginning at the Effective Time. They will prohibit the signatories from competing against Maxwell in either the business conducted by SEi, or by Maxwell Technologies Systems Division, the organization to which SEi will be most closely linked within Maxwell.

        Forgivable Loans. Robert Czajkowski and David Strobel will, at the Effective Time of the Merger, be given non-interest bearing loans from Maxwell, in the amount of $100,000 and $60,000, respectively. Robert Czajkowski's loan is forgivable after two years employment at Maxwell. David Strobel's loan is forgivable after three years employment at Maxwell.

        Full Circle Research, Inc. Technology Sharing Agreement. SEi and Full Circle Research, Inc. previously entered into a Technology Sharing Agreement which, according to its terms, upon a sale of either SEi or Full Circle Research, Inc., each of SEi and Full Circle Research, Inc., would become owners of a number of shares that at the time of the technology sharing agreement was entered into equaled 10% of the outstanding common stock of the other company. Jim Spratt, a director of SEi and principal owner of Full Circle Research, Inc., will substantially benefit from the Merger as he and his spouse who were transferred shares from Full Circle Research, Inc. become a substantially more significant owner of SEi and receive a substantial number of shares of

Maxwell common stock at the Effective Time of the Merger in exchange for its just acquired shares of SEi common stock.

        Acceleration of SEi Options. Many of the options granted by SEi to its employees have not yet vested, but will vest, as a result of the Merger, prior to the Effective Time. Some of these options are held by senior management of SEi. See "Security Ownership of Certain Beneficial Owners and Management of SEi." All options which are vested prior to the Effective Time will be exchanged for Maxwell common stock at an exchange ratio based on the option exercise price.

        SEi Option Plan. An option plan will be instituted at SEi following the Merger in order to incentivize SEi's key employees and senior Maxwell officers who will have management responsibility for SEi's business. The option plan pool will be equal to 15% of the outstanding common stock of SEi. Of that pool, 8% of the options will be granted to key SEi employees (to persons and in amounts to be determined after completion of the Merger by senior SEi management in consultation with the President of Systems Division), 2% will be granted to senior Maxwell officers, and 5% will be reserved for future grant to key employees hired by SEi after the Merger. The exercise price of an option to purchase SEi common stock after the Merger will be computed based on the fair market value of post-Merger SEi common stock. That fair market value will be based in large part on the value of SEi shown by the consideration paid by Maxwell in the Merger.

        Maxwell Options. Certain SEi employees will be eligible for participation in Maxwell's 1995 Stock Option Plan. They will be granted options by Maxwell's compensation committee of its Board of Directors at such time and in such amounts as the committee may determine, based on advice from Maxwell's management. The exercise price for any options granted under the 1995 Plan is based on the fair market value of a share of Maxwell common stock at the time of grant, based on the trading price of the stock on Nasdaq.


                          TERMS OF THE MERGER AGREEMENT

        The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A hereto. This summary is qualified in its entirety by reference to the full text of the Merger Agreement. All stockholders of SEi are urged to read the Merger Agreement, and the exhibits to the Merger Agreement included in Annex A, carefully and in their entirety.

THE MERGER

        The Merger Agreement provides that, subject to the satisfaction or waiver of the terms and conditions contained therein, including the approval of 90% of the stockholders of SEi voting, in person or by proxy, at the Special Meeting, MT Acquisition Corporation will be merged with and into SEi, SEi will be the surviving corporation, and SEi will become a wholly owned subsidiary of Maxwell. The Merger becomes effective when a certificate of Merger is filed with the Secretary of State of Delaware, and that time is defined as the "Effective Time" of the Merger, and the date on which that occurs is defined as the "Closing Date."

        SEi as the surviving corporation will adopt the certificate of incorporation and bylaws of MT Acquisition Corporation, until such time as those documents are amended.

MERGER CONSIDERATION

        Maxwell is obligated to issue 893,617 new shares of Maxwell common stock to SEi's stockholders and option holders when the Merger becomes effective. The number of shares issued may change as a result of an adjustment to the exchange ratio described below. According to the terms of those options, all SEi options that are not currently vested will be accelerated and become vested at the Effective Time and therefore will be entitled to be exchanged for Maxwell common stock.

EXCHANGE OF SEi COMMON SHARES

        Each SEi Common Share will be exchanged for 0.42258 shares of Maxwell common stock. No fractional shares will be issued on account of SEi Common shares being converted into Maxwell common stock, and instead cash equal to the fraction multiplied by $23.50 will be paid to the option holder. The exchange ratio and the value used to determine the cash paid in lieu of fractional shares are each subject to adjustment as disclosed below.

        The number of shares of Maxwell common stock received by an SEi stockholder immediately after the Merger will be reduced by 10% as a result of the Escrow, described below.

EXCHANGE OF SEi OPTIONS

        The formula to determine the number of shares of Maxwell common stock each option would be entitled to is as follows:

                        (1) The fully diluted equity of SEi has an agreed upon value of $21.0 million. SEi has 1,771,797 shares outstanding, and 510,943 options. The aggregate exercise price of these options is approximately $1,668,864. To determine the value of one share or share equivalent, SEi's Board added $21.0 million to the aggregate option exercise price and divided that amount by the total number of shares and share equivalents outstanding. This provided a fixed value of approximately $9.93 per SEi share.

                        (2) An option has a deemed value equal to $9.93 less its exercise price. Each option will be converted into the number of Maxwell shares determined by comparing its exercise price to the exchange ratio in the table below. No fractional shares will be issued on account of options converted into Maxwell common stock, and instead cash equal to the fraction multiplied by $23.50 will be paid to the option holder.

              Option Exercise Price               Exchange
                 Per Common Share                  Ratio
              ---------------------               --------
                     0.51                         0.40113
                     1.41                         0.36262
                     3.62                         0.26853
                     5.55                         0.18641
                     6.37                         0.15151

        The number of shares of Maxwell common stock received by an SEi option holder immediately after the Merger will be reduced by 10% as a result of the Escrow, described below.

ADJUSTMENT TO EXCHANGE RATIO

        The exchange ratio pursuant to which SEi shares and options will be converted into Maxwell common stock is subject to adjustment. An adjustment would be made if, and only if, the average closing price of Maxwell common stock on Nasdaq on the 20 trading days preceding the closing date of the Merger either exceeds $29.00 or is less than $22.50.

        The adjustment in the total number of shares to be issued would assume a transaction value based on the 893,617 Maxwell shares to be issued prior to the adjustment multiplied by either the $29.00 or $22.50 price that is applicable. This new transaction value would be divided by the actual 20-day average price of Maxwell common stock to determine the new number of Maxwell shares to be issued. More than 893,617 Maxwell shares would be issued if the 20-day average price were to be below $22.50, and fewer Maxwell shares would be issued if the average exceeds $29.00.

        In order to determine the new exchange ratio, the Merger Agreement first requires that the number of Maxwell shares exchangeable for SEi options be determined. This determination is made by calculating a new deemed value per SEi share, equal to the new deemed transaction value (893,617 times $29.00, or $22.50) plus the aggregate exercise price of the SEi options, with that sum divided by the total number of SEi shares and SEi options, added together. The new deemed value per SEi share is used to compute the number of Maxwell shares allocable to each class of options issued by SEi, and all remaining Maxwell shares are allocated to the SEi Common Stock. If the adjustment is made because the 20-day average of Maxwell common stock exceeds $29.00, the SEi options will have relatively more value and therefore would further dilute the holdings of SEi common stockholders. Conversely, if more Maxwell shares are issued because the 20-day average is below $22.50, the SEi options would receive a lower percentage of the total Merger consideration. In any event, the adjusted exchange ratio for the SEi common stock would equal the total SEi shares outstanding divided by the new number of Maxwell common shares to be issued in respect of the SEi common shares (as opposed to options).

        The number of Escrow Shares would be 10% of the new total of Maxwell common shares to be issued, and the cash payment in lieu of fractional shares would be based on the 20-day average of closing prices for Maxwell common stock.

EXCHANGE OF STOCK CERTIFICATES AND STOCK OPTION AGREEMENTS

        Maxwell's Transfer Agent for its common stock, ChaseMellon Shareholder Services LLC, will act as exchange agent for the Merger.

        Prior to the Effective Time of the Merger, Maxwell will make available to SEi stockholders a form of a letter of transmittal that must be duly executed and accompany the surrender of certificates of SEi common stock, and stock option agreements, in order to receive certificates for newly-issued Maxwell common stock, and cash in lieu of fractional shares, issued in exchange for SEi common stock or SEi Options, as the case may be. An SEi stockholder is at risk for the loss of his or her SEi stock certificates, or stock option agreements, until those documents are actually received by Maxwell's exchange agent.

        If an SEi stockholder or option holder presents the required documentation at the offices of SEi on the Closing Date, Maxwell common stock and cash in lieu of fractional shares will be delivered promptly to the stockholder or option holder. If a stockholder or option holder does not present the documentation to SEi for surrender to the Exchange Agent on the Closing Date, then Maxwell or the Exchange Agent will mail a letter of transmittal to the stockholder or option holder, together with instructions for delivering the letter of transmittal, plus SEi stock certificates or stock option agreements, to the Exchange Agent. If those documents are received by mail and the instructions followed, a stock certificate representing Maxwell common stock and any cash in lieu of fractional shares will be mailed to the former SEi stockholder or option holder.

        An SEi stock certificate held prior to the Merger will not represent an ownership interest in SEi after the Effective Time, and an option agreement will no longer entitle the holder to purchase SEi common stock. Until a certificate representing shares of SEi or an option agreement is surrendered to the Exchange Agent, it will only represent the right to receive that number of shares of Maxwell common stock (less the amount escrowed) into which it is convertible as a result of the Merger, plus the right to receive cash in lieu of fractional shares.

        All shares of Maxwell common stock issued to the SEi stockholders or option holders in the Merger upon the surrender for exchange of SEi's shares or options in accordance with the terms of the Merger, including the Escrowed Shares and cash in lieu of fractional shares, will be deemed to have been issued in full satisfaction of all rights pertaining to SEi shares or SEi options.

        Certificates and option agreements should not be surrendered by the holders of SEi shares and SEi option agreements until holders receive the letter of transmittal.

STOCKHOLDER INDEMNIFICATION; ESCROW AGREEMENT

        Upon consummation of the Merger, 89,362 shares of Maxwell common stock (assuming no adjustment to the exchange ratio) otherwise deliverable as consideration to the SEi stockholders will instead be delivered into escrow. The escrow is intended to provide Maxwell with recourse in the event that SEi breaches any representations, warranties or covenants made in the Merger Agreement. In the event of such a breach, Article 12 of the Merger Agreement provides that each shareholder of SEi will, for a period of 18 months, indemnify Maxwell and its affiliates (including SEi after the Merger) for all losses, costs, damages or liabilities (including, without limitation, reasonable attorneys' fees) suffered by them. In addition, Maxwell and its affiliates are indemnified for any taxes that should have been paid or accrued for by SEi, but were not. Other than the Principal Stockholders of SEi, no shareholder of SEi is liable to Maxwell in the event of a breach of a representation, warranty or covenant for an amount that exceeds an SEi's stockholders proportional share of the funds (in the form of Maxwell common stock).

        In the event Maxwell has an appropriate claim for indemnification, Escrowed Shares held by the escrow agent will be returned to Maxwell in satisfaction of the claim. Except for certain limited circumstances (excluding the failure of SEi to have paid or accrued all taxes and breaches of covenants made by SEi), in no event may Maxwell recover under an indemnification claim unless the aggregate amount of all losses exceeds $100,000, and then only to the extent the aggregate loss exceeds $100,000.

        If a claim is made, the escrow agent will deliver to Maxwell an amount of shares of Maxwell common stock with a total value (based on $23.50 per share) equal to the Maxwell's losses, unless within 30 days of the date of a claim the Stockholder Representatives send the escrow agent a written notice objecting to the claim. If the Stockholder Representatives object to Maxwell's claim, the dispute will be submitted to an arbitrator if not previously settled. The $23.50 value will change if the exchanged ratio is adjusted to Maxwell's 20-day average closing price prior to the Merger.

        Under the terms of the Merger Agreement, if it is approved by the stockholders of SEi, the SEi stockholders will have been deemed to have irrevocably appointed Robert Czajkowski and David Strobel as the Shareholder Representatives. In that capacity, each Shareholder Representative, acting alone, as the attorney-in-fact for the SEi stockholders, will have the power to contest, settle, compromise or otherwise dispose of any claim made by Maxwell or its affiliates under the Escrow Agreement. Further, in the Merger Agreement, Mr. Czajkowski and Mr. Strobel have received the same appointment from the Principal Shareholders with respect to their indemnification obligations to Maxwell and its affiliates. No stockholder or Principal Shareholder will have the right to object to any decision taken by either of the Shareholder Representatives to release escrow shares to Maxwell in order to satisfy indemnification claims.

        The Escrow Agreement requires the escrow agent to deliver to the former SEi stockholders the Escrowed Shares remaining in escrow 12 months after the Effective Time, except that if there is a claim by Maxwell prior to that date, the escrow agent will retain shares equal to 150% of the amount in dispute in order to cover such claims and additional expenses that may arise in resolving them, until the claims are resolved. Although SEi is not now aware of any claims, threatened or asserted, that might lead to return of Escrowed Shares to Maxwell, it should be understood that the claims could arise resulting in the entire number of Escrowed Shares being returned to Maxwell. In that event no shares will be available for distribution to the former SEi shareholders after the 12 month period has run.

        Because the Escrowed Shares will be valued at the same $23.50 price used to determine the number of shares of Maxwell common stock included in the Merger consideration, the former SEi stockholders would not, as it relates to any escrow claims paid, have the benefit of any increase, nor risk of any decrease, in the market price of Maxwell common stock after the Effective Time of the Merger.

        Shares held in escrow will be registered in the name of the escrow agent, and the stockholders will be entitled to instruct the escrow agent how to vote his, her or its shares with respect to any matters placed before the Maxwell stockholders. SEi stockholders will be entitled to receive cash dividends, if any, declared or paid by Maxwell on its common stock, but Maxwell has not paid cash dividends historically. Any additional shares of Maxwell common stock, or other property that are distributed with respect to the escrowed shares during the escrow period will be held under the Escrow Agreement to satisfy any indemnification claims.

REPRESENTATIONS AND WARRANTIES

        Each of Maxwell and SEi are making certain representations and warranties to the other regarding their authority to enter into the transaction and their business. SEi's representations and warranties are deemed to made by each SEi stockholder, and also by the Principal Shareholders.

        SEi, its stockholders and Principal Shareholders represent and warrant:

        - That SEi is duly organized and in good standing, and qualified to do business in all states where qualification is required.

        - That other than its interest in Full Circle Research, SEi does not own any capital stock or securities of any entity.

        - That SEi's capital stock is duly issued and was issued in accordance with applicable law.

        - That all authorizations, approvals and consents (other than scheduled items) to enter into the Agreement have been obtained, and the agreement is enforceable.

        - That the Merger does not violate any laws or breach any material contract of SEi.

        -       That SEi has paid or accrued for all taxes due.

        -       As to SEi's transactions with affiliates.

        - As to the fair presentation of SEi's financial position in all material respects in the financial statements of SEi.

        -       As to SEi's title to its assets and properties.

        - That SEi has valid leases and occupancy rights for its real property.

        - That SEi's intellectual property is owned by SEi and does not infringe the rights of others. SEi further represents that it has taken steps to protect its intellectual property and that its software and hardware is free of bugs and viruses in all material respects.

        -       As to SEi's accounts receivable and inventory.

        - That SEi has all material licenses and permits, and necessary insurance coverage.

        - As to the absence of certain changes in SEi's business since December 31, 1997.

        -       As to SEi's material contracts.

        -       As to SEi's relationship with its suppliers and customers.

        -       That SEi is in compliance with applicable laws.

        -       That there are no liabilities of SEi not disclosed to Maxwell.

        -       As to SEi's employees and employee benefits plans.

        -       That SEi has no material litigation.

        - That SEi is in compliance with environmental laws, except as failures to comply that would not have a material adverse effect on SEi's business.

        - That SEi has no obligation to any broker for the transaction, other than Arthur Andersen LLP.

        - That SEi's computer systems or products will not fail in any material respect as a result of the Year 2000 problem.

        - That SEi's government contracts have been performed in accordance with law and that its foreign business has not been conducted in violation of any applicable laws.

        - That SEi has no material warranty or product liability, except as disclosed to Maxwell.

        -       As to the information contained in this Proxy
                Statement/Prospectus supplied by SEi.

        The Principal Stockholders of SEi separately represent and warrant that they own their SEi shares, and have the power and authority to enter into the Merger Agreement.

        Maxwell and MT Acquisition Corporation represent and warrant:

        - That each is duly organized and in good standing, and qualified to do business in all states where qualification is required.

        -       As to Maxwell's capital structure.

        - That all authorizations, approvals and consents (other than scheduled items) to enter into the Agreement have been obtained, and the agreement is enforceable.

        - That the Merger does not violate any laws or breach any material contract of Maxwell.

        - As to the financial statements and reports filed by Maxwell with the SEC since January 1, 1996.

        -       That Maxwell has no obligation to brokers or finders.

        - That the shares of Maxwell common stock to be issued in the Merger to SEi's stockholders are duly issued.

        - As to the absence of any material adverse change in Maxwell's business.

        - As to the information supplied by Maxwell in this Proxy Statement/Prospectus.

        In many cases, the representations and warranties of a party would not be incorrect unless a fact or circumstance would have a "material adverse effect" on SEi or Maxwell, or one of their assets, business, properties, prospects, financial condition or results of operations.

CERTAIN COVENANTS

        Each of Maxwell and SEi (including SEi's Principal Shareholders) make certain covenants in the Merger Agreement.

        Each party covenants to:

        -       Use their reasonable best efforts to complete the transaction.

        - Give notice to the other party if they discover their representations and warranties may no longer be accurate.

        -       To consult each other regarding publicity.

        - To prepare and file a registration statement with the SEC containing this Proxy Statement/Prospectus, and to comply with the Hart-Scott-Rodino Act.

        -       To update their disclosure schedules as necessary.

        - To refrain from actions that would jeopardize pooling-of-interests accounting treatment for the Merger.

        SEi in addition covenants to:

        - Conduct its business in the ordinary course, and to refrain from taking a number of actions that might have a material effect on its business without Maxwell's consent, which consent is not to be unreasonably withheld or delayed.

        - Not to enter into any discussions regarding other transactions involving an acquisition of SEi. If SEi breaches this covenant, Maxwell will be paid $500,000, and Maxwell will have the right to pursue all remedies it may have available.

        - To provide Maxwell with full access to SEi's business so Maxwell may continue its due diligence.

        - To cause its affiliates to take all actions necessary to cause the Merger to qualify for pooling-of-interests accounting treatment, and as a tax free reorganization.

        - To convene a shareholder meeting as described in this Proxy Statement/Prospectus.


        Maxwell in addition has undertaken to perform certain covenants after the Effective Time of the Merger:

        - To adopt a stock option plan for SEi. The number of shares in the plan pool would equal 15% of the outstanding common stock of SEi after the Merger.

        - To maintain a board of advisors at SEi for a period of at least one year.

        - To cause SEi to be part of the Maxwell Technologies Systems Division, and to place Systems' Radiation Source Business into SEi. SEi's executive officers would manage the day-to-day operations of SEi, with all of the foregoing to be consistent with Maxwell's overall business goals.


CONDITIONS TO THE MERGER

        The obligations of Maxwell and SEi to consummate the Merger are subject to a number of conditions, any of which may be waived by Maxwell. The conditions that need to be satisfied for Maxwell to be obligated to close are:

        - That the representations and warranties of SEi and its Principal Shareholders are true in all material respects on the Closing Date as if made on that date, and that SEi and the Principal Shareholders have complied in all material respects with all covenants made by them.

        - That all consents and approvals necessary to consummate the Merger have been obtained.

        - That at the meeting of SEi's stockholders, 90% of the shares present and voting in person or by proxy shall have voted in favor of the Merger.

        - That there is no material litigation involving SEi or that might block the transaction. Additionally, no legislation or regulation shall have been enacted that would have a material adverse effect on SEi or the transaction.

        - That there has been no material adverse change in the assets, properties, financial condition, business, prospects or results of operations of SEi.

        - That an opinion of Luce, Forward, Hamilton & Scripps LLP, counsel to SEi and the Principal Shareholders, shall have been delivered.

        - Each of Robert Czajkowski, David Strobel, and Paul Blevins shall have entered into employment and noncompetition agreements with Maxwell, and the other Principal Stockholders shall have entered into noncompetition agreements.

        - Each Principal Stockholder or other affiliate of SEi shall have delivered an investment letter to Maxwell regarding certain restrictions on and representations regarding sales of SEi and Maxwell common stock.

        - Maxwell shall have received evidence to its satisfaction, including, if it so desires, opinions of Ernst & Young LLP, Maxwell's independent public auditors, and of Arthur Andersen LLP, SEi's independent public accountants, that the Merger qualifies for pooling-of-interests accounting treatment.

        - The Escrow Agreement shall have been delivered by the Stockholder Representatives.

        - The holders of no more than 5% of the issued and outstanding SEi common stock shall have exercised dissenters' or appraisal rights.

        - The shares of Maxwell common stock to be issued in the Merger shall have been registered with the SEC, and designated for listing on the Nasdaq National Market.

        - The waiting period under the HSR Act shall have expired or been terminated.


        SEi's obligation to consummate the Merger is subject to the following conditions, any of which may be waived by the Shareholder Representatives or by
SEi:

        - That the representations and warranties of Maxwell are true in all material respects on the Closing Date as if made on that date, and that Maxwell has complied in all material respects with all covenants required to be performed by it prior to the Effective Time.

        - That all consents and approvals necessary for Maxwell to consummate the Merger have been obtained.

        - That no litigation is pending to restrain to prohibit the Merger.

        - That there has been no material adverse change in the assets, properties, financial condition, business, prospects or results of operations of Maxwell.

        - That opinions of Riordan & McKinzie, counsel to Maxwell, and of Donald M. Roberts, General Counsel of Maxwell, shall have been delivered.

        - That Maxwell shall have caused SEi to enter into the employment and noncompetition agreements.

        - The Escrow Agreement shall have been executed and delivered by Maxwell.

        - The shares of Maxwell common stock to be issued in the Merger shall have been registered with the SEC, and designated for listing on the Nasdaq National Market.

        - The waiting period under the HSR Act shall have expired or been terminated.

        - The technology transfer agreement with Full Circle Research shall have been terminated or renegotiated, and such termination or new terms would not reasonably be expected to have a Material Adverse Effect on SEi.


TERMINATION; EXPENSES; AMENDMENTS

        Termination. The agreement may be terminated by mutual consent of the Boards of Directors of Maxwell and SEi. In addition, Maxwell may terminate the agreement if it has reasonable grounds to believe there has been a material breach of a representation or warranty or covenant of SEi or the

Principal Stockholders, if such breach is not curable, or if curable, is not cured within ten days of SEi receiving written notice of the breach. Additionally, Maxwell and SEi each have the right to terminate the agreement if the Merger is not consummated before the later of (1) January 31, 1999, (2) 30 business days after this Proxy Statement/Prospectus is mailed to the SEi shareholders, or (3) five business days after the review of the transaction under the HSR Act is completed. Further, prior to December 4, 1998, either party may terminate the agreement if it is not satisfied with facts or circumstances discovered in its due diligence of the other party.

        Expenses. If the Merger Agreement is terminated, each party will pay the expenses it incurred in connection with the Merger and the related transactions, including legal and accounting expenses. In certain events, if Maxwell terminates the transaction, Maxwell will be required to pay the fees and expenses of the SEi incurred in connection with the transaction. If the Merger is completed, the expenses of SEi will be paid by SEi and the expenses of Maxwell will be paid by Maxwell.

        Amendments. The Merger Agreement may be amended in writing by Maxwell, SEi and a Stockholder Representative at any time before or after the approval of the Merger Agreement by the SEi stockholders. After stockholder approval has been obtained, no material amendment of any of the Merger Agreement may be made which by law requires further approval of the SEi stockholders, without obtaining the stockholders' approval.

VOTING AGREEMENTS

        Concurrently with the execution of the Merger Agreement, certain stockholders of SEi, including Robert Czajkowski, a director and Chief Executive Officer of SEi, David Strobel, a director and President of SEi, and Paul Blevins, SEi's Chief Financial Officer, have entered into a Voting Agreement with Maxwell to vote their shares in favor of the Merger and against any other business combination of SEi involving a party other than Maxwell. The shares of SEi common stock subject to the Voting Agreement represent approximately 78% of the outstanding shares of SEi common stock as of the record date for the Special Meeting of SEi stockholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        Holders of SEi common stock are urged to consult with their tax advisors as to the specific tax consequences to them of the Merger and the related transactions, including the effects of applicable federal, state, local, foreign and other tax laws.

        The following discussion summarizes certain federal income tax consequences of the Merger generally applicable to holders of SEi common stock who hold SEi stock as a capital asset, which is, generally, property held for investment. The discussion does not address the individual tax position of any holder of SEi common stock nor does it address the tax consequences that may be relevant to holders of SEi common stock with a special tax status, including without limitation, holders that are not citizens or residents of the United States, holders who are tax-exempt entities, and holders that acquired SEi common stock upon the exercise of employee stock options or otherwise as compensation. Moreover, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger). Finally, the tax consequences to holders of stock options are not discussed.

        The following discussion is based on existing provisions of the Internal Revenue Code (the "Code"), existing Treasury Regulations promulgated thereunder, and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change, possibly with a retroactive effect, and any such change could affect the accuracy of the following discussion. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") concerning the tax consequences of the Merger.

        Luce, Forward, Hamilton & Scripps LLP, counsel to SEi, has delivered to SEi an opinion, dated on or about the date hereof (which will be confirmed when the Merger is consummated), to the effect that the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code. SEI's obligation to effect the Merger is conditioned on the confirmation of such opinion when the Merger is consummated. On the basis of the foregoing and subject to the qualifications set forth below, it is the opinion of Luce, Forward, Hamilton & Scripps LLP that as a result of the Merger qualifying as a "reorganization," the following United States Federal income tax consequences will result:

        (1) the Merger will constitute a reorganization within the meaning of
Section 368(a)(2)(E) and Section 368(a)(1)(A) of the Code, and SEi, Maxwell and MT Acquisition Corporation will be parties to the reorganization under Section 368(b) of the Code;

        (2) no gain or loss will be recognized by the stockholders of SEi upon the exchange of their SEi common stock solely for shares of Maxwell common stock pursuant to the Merger, except to the extent that a holder of SEi common stock receives cash in lieu of a fractional share of Maxwell common stock.

        (3) stockholders of SEi who receive cash in lieu of fractional shares of Maxwell common stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such stockholder's fractional share of Maxwell common stock. Such gain or loss will constitute capital gain or loss if, on the date the Merger is consummated, such stockholder has held the SEi common stock as a capital asset;

        (4) the aggregate tax basis of the Maxwell common stock received by the stockholder of SEi pursuant to the Merger (including fractional shares) will be the same as the aggregate tax basis of such stockholder's SEi common stock exchanged therefor, provided that the SEi common stock surrendered is held as a capital asset on the date the Merger is consummated; and

        (5) the holding period of the Maxwell common stock received by the SEi stockholders will include the holding period of the SEi common stock surrendered in exchange therefor pursuant to the Merger, provided that the SEi common stock surrendered is held as a capital asset on the date the Merger is consummated.

        The opinion of Luce, Forward, Hamilton & Scripps LLP discussed above is conditioned on the truth and accuracy of certain assumptions, is subject to certain limitations and qualifications and is based on current law and, among other things, certain representations of Maxwell and SEi. Reference is made to the full text of such opinion, which sets forth the assumptions made and matters considered in connection therewith, a copy of which has been filed as an exhibit to Maxwell's Registration Statement on Form S-4 of which this Proxy Statement/Prospectus forms a part. Opinions of counsel are not binding on the IRS and do not preclude the IRS from adopting a contrary position. In addition, if any of such representations or assumptions, upon which Luce, Forward, Hamilton & Scripps LLP expressly relied when rendering its opinion, are inconsistent with the actual facts, the tax-free status of the Merger could be adversely affected.

        THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SEi STOCKHOLDERS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S SITUATION. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO MATTERS DESCRIBED HEREIN AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER.

        Please note that tax consequences to holders of SEi options of the Merger are not addressed herein. Option holders are urged to consult their own tax advisors.

ACCOUNTING TREATMENT OF THE MERGER

        The Merger is expected to qualify as a pooling-of-interests for financial reporting purposes in accordance with GAAP, which means that Maxwell will restate its historical consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of SEi.

REGULATORY APPROVAL

        Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notification and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied.

        On November 24, 1998, Maxwell and SEi each filed notification and report forms with respect to the Merger under the HSR Act with the FTC and the Antitrust Division. The required waiting period with respect to the Merger will expire at 11:59 p.m. on December 24, 1998. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Maxwell or SEi or any of their respective subsidiaries. At any time before or after the consummation of the Merger, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Maxwell or SEi or the Surviving Corporation. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

STOCK EXCHANGE LISTING

        It is a condition to the consummation of the Merger that the shares of Maxwell Common Stock issuable to the stockholders of SEi be designated for listing on the Nasdaq National Market.


                        RIGHTS OF DISSENTING STOCKHOLDERS

        SEi stockholders may be entitled to demand dissenters rights under Delaware and California law.

DISSENTERS' RIGHTS UNDER DELAWARE LAW

        The following is a brief summary of the procedures for stockholders of SEi who dissent from the Merger and demand statutory appraisal rights. This summary is qualified in its entirety by reference to Annex B which sets forth the full text of Section 262 of the Delaware General Corporation Law ("Section 262").

        If the Merger is consummated, holders of record of SEi common stock on the date of the making of a demand pursuant to the provisions of Section 262, who continuously hold such shares through the Effective Time, have otherwise complied with Section 262 and have not voted in favor of the Merger will be entitled to have their shares of SEi common stock (the "Dissenting Stock") appraised by the Delaware Court of Chancery (the "Chancery Court") and to receive payment of the fair value of such Dissenting Stock at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by such court.

        Section 262 represents the exclusive statutory remedy available under the Delaware General Corporation Law to holders of SEi common stock who elect to seek appraisal of the fair value of their shares. Persons who are beneficial owners of shares of SEi common stock but whose shares are held of record by another person, such as a broker, bank or nominee, should instruct the record holder to follow the procedures outlined below if such persons wish to dissent with respect to any or all of their shares. Failure to take any necessary step may result in a termination or waiver of appraisal rights under Section 262.

        Under Section 262, not less than 20 days prior to the SEi Special Meeting, SEi is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights. This Prospectus/Proxy Statement constitutes notice to SEi's stockholders that appraisal rights are available to them. Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of any shares of SEi common stock must be filed with SEi before the taking of the vote on the Merger. Such written demand must reasonably inform SEi of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of SEi common stock held by such stockholder. This written demand for appraisal of shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger. Neither voting against, abstaining from voting on, failing to return a proxy with respect to, nor failing to vote on the Merger will constitute a demand for appraisal under
Section 262.

        Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval of the Merger (a failure to return a proxy will satisfy this condition). If a stockholder returns a signed proxy but does not specify a vote against the approval of the Merger or a direction to abstain, the proxy will be voted for the approval of the Merger, which will have the effect of waiving such stockholder's appraisal rights.

        Only the holder of record of SEi common stock is entitled to seek appraisal of the fair value of the shares registered in such holder's name. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate(s) for SEi common stock. If SEi common stock is owned of record in a fiduciary capacity (such as by a trustee, guardian or custodian), such demand must be executed by the fiduciary. If SEi common stock is owned of record by more than one person (as in a joint tenancy or tenancy in common), such demand must be executed by all owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such agent is acting as agent for the record owner.

        A record owner, such as a person who holds SEi common stock as a nominee for others, may exercise the right of appraisal with respect to the shares held for all or fewer than all beneficial owners of shares of SEi common stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of SEi common stock outstanding in the name of such record owner. A dissent submitted by a beneficial owner who is not the record owner will not be honored.

        A stockholder who elects to exercise appraisal rights should mail or deliver such stockholder's written demand to SEi at 4025 Sorrento Valley Boulevard, San Diego, California 92121, Attention: Secretary. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of SEi common stock owned by such stockholder and that such stockholder is demanding appraisal of such shares. Within 10 days after the Effective Time, SEi must provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted for the approval of the Merger.

        Within 120 days after the Effective Time, either SEi or any stockholder who has complied with Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of such stockholder's dissenting Stock. If a petition for an appraisal is timely filed, after a hearing on such petition, the Chancery Court will determine those stockholders entitled to appraisal rights and will appraise the shares of SEi common stock owned by such stockholder, determining the fair value of such dissenting Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc. 457 A.2d 701 (1983), the Delaware Supreme Court expanded the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company...." The Delaware Supreme
Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation.
Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the Merger." In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should be aware that the fair value of their dissenting Stock determined under Section 262 could be more than, the same as or less than the value of the shares of Maxwell common stock that they otherwise would have received if they did not seek appraisal of their dissenting Stock.

        The cost of the appraisal proceeding may be determined by the Chancery Court and taxed against the parties as the Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all dissenting Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears his own expenses.

        Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the consummation of the Merger, be entitled to vote for any purpose the dissenting Stock subject to such demand or to receive payment of dividends or other distributions on such Dissenting Stock, except for dividends or distributions payable to stockholders of record at a date prior to the consummation of the Merger.

        At any time within 60 days after the consummation of the Merger, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the shares of Maxwell common stock in exchange for their shares of SEi common stock; after this period, the stockholder may withdraw the demand for appraisal only with the consent of SEi. If no petition for appraisal is filed with the Chancery Court within 120 days after the consummation of the Merger, stockholders' rights to appraisal shall cease, and all stockholders shall be entitled to receive the shares of Maxwell common stock in exchange for their shares of SEi common stock. Inasmuch as SEi has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

DISSENTERS' RIGHTS UNDER CALIFORNIA LAW

        The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Annex C, which sets forth the full text of Sections 1300 through 1312 of the California Corporations Code. As used in this summary and in Sections 1300 through 1312, the term "dissenting stockholder" means the record holder of the dissenting shares. A person having a beneficial interest in common stock which is held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record stockholder to timely and property follow the steps summarized below to perfect whatever dissenter's rights the beneficial stockholder may have.

        Pursuant to Sections 1300 through 1312 of the California Corporations Code, any stockholder of SEi entitled to vote at the Special Meeting may require SEi to purchase his or her shares of SEi common stock for cash if they qualify as dissenting shares under said Sections ("Dissenting Shares"). The purchase price of Dissenting Shares purchased pursuant to said Sections is the fair market value as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in contemplation of the Merger.

        A stockholder may not vote such shares in favor the Merger. Assuming that the Merger is approved at the Special Meeting, SEi will, within 10 days thereafter, mail a Notice of Approval by Stockholders to each stockholder whose shares could qualify as Dissenting Shares. The Notice of Approval will state the price determined by SEi as the fair market value and will constitute an offer to purchase Dissenting Shares at that price. The stockholder must make a separate written demand for purchase of such shares for cash at their fair market value which must be received by SEi not later than 30 days after the Notice of Approval. Any demand which is not timely received is not effective for any purpose.

        The written demand must (1) state the number of shares which are held of record by the stockholder which the stockholder demands that SEi purchase and
(2) state the amount which the stockholder claims to be the fair market value as of November 8, 1998, the day before the first announcement of the terms of the Merger. The claim as to fair market value constitutes an offer by the stockholder to sell the shares at that price.

        Certificates representing Dissenting Shares must be surrendered to SEi within 30 days after the Notice of Approval by Stockholders is mailed by SEi. Surrendered certificates will be stamped or endorsed with a statement that the shares are Dissenting Shares, and returned to the dissenting stockholder.

        If SEi and a stockholder agree that his shares qualify as Dissenting Shares and agree on the price of the shares, payment for the Dissenting Shares must be made by SEi within 30 days of such agreement upon surrender of the certificates representing the Dissenting Shares. The purchase price will bear interest from the date of agreement until paid at the legal rate on judgments.

        If SEi and a stockholder do not agree either that such shares qualify as Dissenting Shares, or on the purchase price, the stockholder may within six months after SEi mails the Notice of Approval by Stockholders, file a complaint in Superior Court to determine the issues. Two or more stockholders may join together in any such action, or a stockholder may intervene in any pending action on such issues.

        The court will determine whether the shares which are the subject of the complaint qualify as Dissenting Shares and will determine or appoint appraisers to determine the fair market value of the shares. The court may award costs and attorney's fees in such an action in the manner the court considers equitable. If the price determined in the court action exceeds the price offered by SEi, SEi will be required to pay costs and, if the appraisal price is more than 125% of the price offered by SEi, the court may award attorneys fees and interest at the legal rate on judgments. If the price determined in the court action is less than the price offered by SEi, dissenting stockholders who joined in the court action would receive the lower amount.

        A dissenting stockholder may not withdraw a demand for payment without the consent of SEi. Dissenting Shares may otherwise lose their status as Dissenting Shares if the Merger is abandoned or, if SEi and the dissenting stockholder disagree as to whether the shares qualify as Dissenting Shares or as to the price, the dissenting stockholder does not file a complaint in Superior Court or intervene in a pending action within six months of the date of the mailing by SEi of the Notice of Approval by Stockholders.

        No stockholder having a right to demand payment of the fair market value of shares of SEi common stock has any right at law or in equity to attack the Merger, except in an action to test whether the number of shares of common stock required to approve the Merger has been legally voted in favor thereof.

               OPERATIONS AND MANAGEMENT OF THE COMBINED COMPANIES
                                AFTER THE MERGER

OPERATIONS

        After consummation of the Merger, SEi will be a wholly-owned subsidiary of Maxwell and operate under the name Space Electronics Inc. and will continue to engage in its historical line of business. No material disposition or restructuring of either Maxwell or SEi or any material part thereof is contemplated as a result of the Merger.

MANAGEMENT

        After the consummation of the Merger, Maxwell will be managed by the same Board of Directors and executive officers as existed prior to the Merger.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                           Maxwell Technologies, Inc.
           Pro Forma Condensed Consolidated Balance Sheet - unaudited
                                 (in thousands)


                                                  Maxwell              Space          Pro Forma
                                            Technologies, Inc.   Electronics, Inc.    Adjustments(1)           Total Pro Forma
                                            ------------------   -----------------    --------------           ---------------
                                               July 31, 1998       June 30, 1998
                                               -------------       -------------
                                                 (Audited)          (Unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                     $  21,224          $      15                                   $  21,239
    Accounts Receivable--net                         36,062              3,397                                      39,459
    Inventories                                      15,823              2,676                                      18,499
    Prepaid expenses                                  2,016                192                                       2,208
    Deferred income taxes                               161                658          $    (658)     (A)             161
                                                  ---------          ---------          ---------                ---------
        Total current assets                         75,286              6,938               (658)                  81,566
                                                  ---------          ---------          ---------                ---------


Property, plant and equipment--net                   23,276              1,823                                      25,099
Goodwill and other non-current assets                 6,503                 --                                       6,503
                                                  ---------          ---------          ---------                ---------
                                                  $ 105,065          $   8,761          $    (658)               $ 113,168
                                                  =========          =========          =========                =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                              $  20,680          $   3,241          $     750      (B)       $  24,671
    Accrued employee compensation                     6,353                648                                       7,001
    Current portion of long-term debt                   121                858                                         979
                                                  ---------          ---------          ---------                ---------
        Total current liabilities                    27,154              4,747                750                   32,651
    Long-term debt                                      361                725                                       1,086
    Minority interest                                 1,712                 --                                       1,712
Stockholders' equity:
    Common stock                                        838                                    89      (C)             927
    Additional paid-in capital                       70,926                957                (89)     (C)          71,794
    Deferred compensation                              (413)                --                                        (413)
    Retained earnings                                 4,487              2,332             (1,408)  (A)(B)           5,411
                                                  ---------          ---------          ---------                ---------
        Total stockholders' equity                   75,838              3,289             (1,408)                  77,719
                                                  ---------          ---------          ---------                ---------
                                                  $ 105,065          $   8,761          $    (658)               $ 113,168
                                                  ---------          ---------          ---------                ---------


                           Maxwell Technologies, Inc.
      Pro Forma Condensed Consolidated Statement of Operations - unaudited
                      (in thousands, except per share data)



                                                             Maxwell             Space
                                                        Technologies, Inc.   Electronics, Inc.
                                                        ------------------   -----------------
                                                            Year Ended          Year Ended          Pro Forma           Total
                                                          July 31, 1998        June 30, 1998       Adjustments        Pro Forma
                                                          -------------        -------------       -----------        ---------

                                                              (Audited)          (Unaudited)

Sales                                                         $ 125,308           $  10,681                             $ 135,989
Cost of sales                                                    83,459               6,270                                89,729
                                                              ---------           ---------         ---------           ---------
    Gross profit                                                 41,849               4,411         $       0              46,260

Operating expenses:
    Research and development expenses                             8,206               1,498                                 9,704
    Selling general and administrative expenses                  26,391               3,316                                29,707
    Acquired in-process technology and other special
    charges                                                       8,942                  --                                 8,942
                                                              ---------           ---------         ---------           ---------
        Total operating expenses                                 43,539               4,814                 0              48,353
                                                              ---------           ---------         ---------           ---------
Operating income (loss)                                          (1,690)               (403)                0              (2,093)
Interest expense                                                    214                 107                                   321
Interest income and other--net                                   (1,441)                (12)                0              (1,453)
                                                              ---------           ---------         ---------           ---------
Income (loss) before minority interest and income taxes            (463)               (498)                0                (961)
                                                              ---------           ---------         ---------           ---------
Minority interest in net income (loss) of
subsidiaries                                                         80                  --                                    80
Income tax expense                                                  226                (283)              283   (D)           226
                                                              ---------           ---------         ---------           ---------
    Net income (loss)                                         $    (769)          $    (215)        $     283           $  (1,267)
                                                              =========           =========         =========           =========
Basic income (loss) per share                                 $   (0.10)                                                $   (0.15)
                                                              =========                                                 =========
Diluted income (loss) per share                               $   (0.10)                                                $   (0.15)
                                                              =========                                                 =========
Weighted average number of shares used to calculate:

    Basic income (loss) per share                                 7,677                                                     8,570
                                                              =========                                                 =========
    Diluted income (loss) per share                               7,677                                                     8,570
                                                              =========                                                 =========


DESCRIPTION

        These unaudited pro forma condensed consolidated financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deemed appropriate. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated historical financial statements and notes thereto, contained in Maxwell Technologies, Inc.'s Annual Report on Form 10-K for the year ended July 31, 1998.

        The unaudited pro forma condensed consolidated statement of operations for the year ended July 31, 1998, includes the results of operations of SEi for the twelve months ended June 30, 1998. These statements were prepared by taking into consideration only those transactions known to be occurring, and having continuing impact to operations as a result of the acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

        Maxwell anticipates acquiring all of the outstanding shares of common stock of Space Electronics in exchange for approximately 893,000 shares of Maxwell common stock except for fractional shares which will be acquired for cash. The transaction will be accounted for as a pooling of interests; accordingly, all of the assets and liabilities of Space Electronics will be carried forward at their historical cost basis, and the operating results of Space Electronics will be combined with those of Maxwell for all periods presented.

(1)     Pro Forma Adjustments:

        (A) To reflect the decrease in deferred income taxes ($658,000) to conform to amounts which would be appropriate under Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes if the Companies had been combined as of July 31, 1998. (Maxwell has a valuation allowance against its deferred tax assets.)

        (B) To accrue estimated acquisition costs of $750,000. Such costs are not reflected in the pro forma statement of operations as they are not reflective of ongoing operations, but will be included in Maxwell's consolidated statement of operations for the period in which the merger is consummated.

        (C) To record the issuance of approximately 893,000 shares of Maxwell common stock in consideration of the acquisition of SEi.

        (D) To reflect elimination of SEi's deferred tax benefit, which would be offset on a combined basis by Maxwell's valuation allowance.

                                 BUSINESS OF SEi

GENERAL

        SEi is an employee-owned company that designs, manufactures and provides electronic components and related services for space and other high reliability applications. SEi provides low cost, space-ready and high reliability Commercial Off The Shelf ("COTS") components and assemblies. SEi's core products consist primarily of integrated circuits ("ICs") and boards designed and adapted for space flight and high reliability applications as well as real-time graphics accelerators for embedded computer systems. SEi also provides a wide variety of microelectronics device testing and assembly services. SEi consists of three business units: Space Products Group, Megatek Graphics and Hi-Rel Microelectronics.

        Revenues for SEi were $8.8 million, $11.1 million and $10.6 million for the nine months ending September 30, 1998 and for the fiscal years ending December 31, 1997 and 1996, respectively. SEi's percentage revenues by business unit for the nine months ending September 30, 1998 and for the fiscal year ending December 31, 1997 are as follows:


                                                     NINE MONTHS
                              YEAR ENDED                ENDED
                             DEC. 31, 1997          SEPT. 30, 1998
                             -------------          --------------

Space Products............       96%                     92%
Megatek...................       2%                       2%
Hi-Rel....................       2%                       6%


        As of September 30, 1998, SEi's backlog was $5.8 million, scheduled to be shipped over the next four to five months. Approximately 89%, 1% and 10% of SEi's backlog was derived from the Space Products Group, Megatek and Hi-Rel, respectively.

        SPACE PRODUCTS GROUP

        The Space Products Group ("SPG") supplies the international space community with high-quality microelectronics and board products by designing semiconductors and boards and by applying its proprietary technologies to COTS ICs. Such technologies include total dose improvement, latch-up protection technology, field programmable gate array ("FPGA") conversions and custom IC design and fabrication. To a lesser extent, the group engages in engineering efforts as directed by the customer on a contracted rate, cost plus fixed fee or fixed price basis. Approximately 35% of SPG's revenues are derived from government contracts with the remaining 65% derived from commercial space programs.

        MEGATEK GRAPHICS

        Megatek Graphics ("Megatek") uses COTS semiconductors and its proprietary code base to create real-time operating system graphics accelerators, video display controllers, video source controllers and multiple display integration components to the market segment of the military, industrial and medical industries. Embedded computers are used in many instances where harsh conditions, high performance display requirements or special installation requirements preclude the use of a typical desktop computer. Megatek is currently introducing several new products, which bring state-of-the-art graphics and multiple display server architecture to the embedded market. Approximately 80% and 20% of Megatek's sales were derived from the military and industrial markets, respectively.

        HI-REL MICROELECTRONICS

        Hi-Rel Microelectronics ("Hi-Rel") provides high-reliability IC testing and custom IC manufacturing, package design and assembly services for manufacturers of electronic and other devices. In the second quarter of 1997, Hi-Rel began developing and marketing semiconductor and board products designed for mission critical hostile environments such as heat, cold, moisture, radiation, mechanical shock and other stresses. Substantially all of Hi-Rel's revenues are derived from the military.

        AFFILIATION WITH SMALL BUSINESS INNOVATIVE RESEARCH PROGRAM

        A government program called the Small Business Innovative Research ("SBIR") Program is available to companies with 500 or fewer employees. Under the program, SEi has contracted with various agencies of the U.S. Government to develop and commercialize certain technologies that are both strategic to SEi and required by the U.S. Government. The SBIR Program funds up to 100% of the total development cost of various products and technologies. SEi bears no financial risk for technical success and retains all rights, free of charge, to commercialize and profit from the development of these technologies. Additionally, the majority of these contracting entities represent prospects for potential sales of products incorporating the developed technologies. SEi's management views this program as instrumental in the development of new technologies such as RAD-COAT(TM), Latch-up Protection(TM) and Hermetic Plastic IC Packaging. SEi will no longer qualify for the SBIR Program after the Effective Time of the Merger since it will be part of a company with more than 500 employees.

        AFFILIATION WITH FULL CIRCLE RESEARCH, INC.

        Full Circle Research, Inc. ("FCR") is an applied research and engineering firm. On November 11, 1995, SEi and FCR entered into a technology sharing agreement (the "SEi-FCR Agreement"). The purpose of the strategic alliance was to develop a relationship between the parties wherein FCR focused on technology research and development and SEi focused on product development, sales and marketing, manufacturing, testing and qualification. As part of the SEi-FCR Agreement, upon the Effective Date of the Merger, SEi and FCR will each become owners of the outstanding common stock of the other company in an amount of shares that was equal to 10% of the total at the time the SEi-FCR agreement became effective. The SEi-FCR Agreement will also terminate upon the Effective Date of the Merger. SEi and FCR intend to hold discussions after the Merger is completed to determine the future of their relationship.


INDUSTRY OVERVIEW

        SPACE INDUSTRY

        The space industry is currently growing at a rapid pace. According to Business Week, the $11.5 billion satellite portion of the industry is expected to grow 35% annually to $29 billion by the year 2000. Key demand drivers for the industry are telecommunications, navigation, scientific research, global monitoring and global positioning systems. Furthermore, the electronics segment is expected to be one of the fastest growing segments of the satellite industry. Like terrestrial information systems, space-based information systems are being stressed to process increasing flows of data. Satellite designers are demanding more processing speed, memory capacity and input/output (I/0) bandwidth. According to Johari Associates, an industry statistical consulting firm, the worldwide market for space integrated circuits, which was estimated at over $460 million in 1997, is expected grow 25% annually for the next 4 years to approximately $1.1 billion in 2001.

        Fundamental changes such as an increased focus on costs, outsourcing and standardization are causing the space industry to reorganize. Long-time suppliers with heavy overhead structures have competitive disadvantages. In addition, the change in the industry paradigm from a military to a commercial focus has created competitive pressures to force costs down and shorten program delivery times. Examples of these fundamental changes in the space industry include:

        Decrease in Military Spending. This segment was at one time the primary driver behind space programs. However, as military spending has decreased, the influence exerted by this segment on the space industry has diminished. In the past, military programs tended to be highly specialized and regulated and cost concerns were secondary to technological feasibility. The reduction of this segment's influence caused traditional space contractors such as LSI Logic and Texas Instruments to leave the business or to drastically change their cost structures to adapt to lower cost commercial space programs.

        Increase in Commercial Off the Shelf Solutions. Mandates from the Department of Defense have focused military and commercial space procurement firms to move from radiation-hardened ("rad-hard") ICs toward COTS solutions that are adapted for space use. The use of COTS reduces costs by using already existing technology, which avoids design costs, and by enabling manufacturers to standardize their parts, thus reducing assembly costs and lead times.

        Increase in Commercial Ventures. Management believes commercial space programs are the fastest growing component in the space industry. Fueled primarily by the telecommunications boom, global satellite communications systems with an aggregate cost of over $20 billion are currently being implemented. The commercial sector of the market bases its purchasing decision on low costs, short lead-times and standardized solutions.

        EMBEDDED GRAPHICS ACCELERATOR INDUSTRY

        The $20 million embedded graphics accelerator and multiple video display market is expected to grow to $50 million over the next five years. Despite the defense budget reductions, Department of Defense spending on display and information systems is expected to increase as the battlefield environment increasingly depends upon real-time data. Major retrofits of naval vessels specify the need for multiple display architectures for embedded information systems such as sonar, radar, and communications. Major AWACS and M-1 Abrahms tank information system upgrade programs have also been approved. Commercially, industrial, retail and entertainment applications are the main drivers for cost effective multiple display systems. Opportunities include video on demand and interactive entertainment in venues ranging from commercial aircraft to seats at the local stadium.

        HI-RELIABILITY MICROELECTRONICS INDUSTRY

        The past ten years have seen a major reduction in worldwide defense budgets and a robust commercial market, resulting in the withdrawal of many traditional embedded component suppliers. Meanwhile, product life cycles continue to shrink and the Department of Defense continues to replace, add and upgrade a tremendous amount of electronics contained in its existing equipment. The $1.1 billion high-reliability component and $10 billion board markets are expected to remain flat for the next five years. However, there is an increasing use of COTS plastic components, assemblies and equipment adapted for harsh environments.

        In addition to military requirements, the demand for high-reliability components is increasing in the aerospace, automotive, industrial and medical markets. Embedded microelectronics in equipment such as telephony exchanges, CAT scanners and many other products are expensive, yet availability is critical to the owners of these assets. As industries continue to automate, electronics in robotics will be one of the enabling technologies used in harsh environments.


SEi BUSINESS STRATEGY

        SPACE BUSINESS STRATEGY

        SEi's strategy for the Space Products Group is to develop a broad-based line of electronic products designed for satellite space flight applications. These products consist of radiation tolerant integrated circuits, multichip modules, printed circuit boards and integrated satellite sub-systems. SEi plans to develop new products by sourcing suitable commercially available semiconductors and adapting them for space flight using SEi's existing and developing intellectual property and proprietary technology. SEi is also working to upgrade its products and services by leveraging Megatek's expertise and reputation in boards. Furthermore, SEi intends to build market share by filling the vacuum left by traditional suppliers who have shifted their focus from military to commercial applications. By using its initial success with COTS microelectronic products, the group plans to leverage its expertise and position in the space industry to grow into a multi-dimensional supplier of electronic components to the space industry.

        MEGATEK BUSINESS STRATEGY

        The SEi strategy for Megatek Graphics consists of developing video display control systems for hi-reliability applications. Such applications include military command and control, point of sale advertising, in-flight entertainment, video-on-demand and real-time video training systems. Markets identified for entry include defense, hospitality, broadcast/cable television, airlines, retail, medical and gaming. Through development of products consisting of video control and display printed circuit boards, and an Application Programming Interface (API), Megatek will provide platforms which can be adapted into an almost unlimited variety of multiple display applications. Significant revenues and profits from this business unit have yet to be realized.

        HI-REL'S BUSINESS STRATEGY

        SEi's Hi-Rel electronics strategy centers on growing an array of products and services focused on adapting commercially available integrated circuit technology into hi-reliability applications. SEi anticipates a growing need for these products and services as mainstream I/C manufacturers focus their efforts away from this market segment. Services consist of I/C testing and screening and custom I/C assembly and packaging products consist of standard raggedized I/C's incorporating I/C technologies under exclusive license from their manufacturers.

PRODUCTS AND SERVICES

SPACE PRODUCTS GROUP

        SEi's philosophy is to provide a standard line of electronic component ICs and printed circuit boards that can meet most electronics design needs for space applications. Since its inception, the Space Products Group has developed nearly 100 different products comprised of nearly all IC family types. Recently, the Space Products Group has moved into board level products with the introduction of its first single board computer for space applications. The following is a description of SPG's current products.

        CURRENT PRODUCTS

        Space Integrated Circuits (ICs). SEi offers a wide variety of integrated circuits (ICs) designed to meet almost any space based electronics design need. This product line consists of the following IC types:


                                           NUMBER OF
                                            PRODUCTS
               IC TYPE                      OFFERED
--------------------------------------     ---------
Memory................................           22
FIFO..................................            5
Processors--CPUs, Coprocessors, DSPs..           14
Analog Components.....................           28
Logic Devices.........................           17
Interface Devices--Fiber Channel......            6
                                               ----
Total.................................           92



        RAD-PAK(R) Packaging Technology. SEi procures ICs in "die" form from various manufacturers, and uses its proprietary RAD-PAK(R) technology to "package" the die into a radiation-tolerant IC product ready for use by the customer. RAD-PAK(R), the predominant technology used in SEi's current business lines, is an IC packaging technology which embeds radiation shielding into the IC package, making it possible to use advanced COTS ICs for space applications at a fraction of the traditional cost and scheduling requirements.

        Latch-up Protection Technology(TM) ("LPT(TM)") (patent pending). SEi also incorporates its LPT(TM) technology to support its current IC product lines. LPT(TM) protects the COTS ICs from severe "single event" radiation. While RAD-PAK(R) uses shielding to protect the ICs from photon based radiation, it has limited effectiveness against heavy particle based single event radiation. LPT(TM) uses electrical power management to protect the ICs from the destructive effects of heavy particle based, single event radiation.

        Engineering and Contract Services. SEi also provides engineering and contract services whereby the customer provides the products they need SEi to modify. In addition, SEi provides radiation testing and analysis services including total dose, radiation modeling, single event testing and technical application assistance.

MEGATEK GRAPHICS

        SEi's philosophy for Megatek's products is to provide a line of component board and software products which integrate seamlessly into flexible and powerful video display platforms that can be used for many display applications. These products are referred to as Multiple Display Server(TM) ("MDS(TM)").

        CURRENT PRODUCTS

        MDS(TM) Advanced Programming Interface ("API"). Megatek's MDS(TM) product is a software based API which enables the customer to integrate the various component boards discussed below into multiple display configurations for many multiple display applications. SEi's management believes that the key advantage to MDS(TM) is that it obviates the need for multiple clients to control the displays. As a result, hardware and system maintenance costs are reduced while system reliability is increased. Applications include video-on-demand, multi-user training, air traffic control, point of sale/retail information systems, in-flight entertainment and military command and control.

        AuroraPMC. Introduced in January 1998, AuroraPMC is a graphics accelerator for the industry's leading real-time operating systems: VxWorks and LynxOS. AuroraPMC incorporates a state-of-the-art Alliance graphics generation chip that is widely used in today's high-end desktop graphics applications. SEi is currently negotiating OEM arrangements with two of the top five single board computer manufacturers with respect to the AuroraPMC graphics accelerator. AuroraPMC has already been designed into programs scheduled to begin production in early 1999.

        EclipsePMC. Introduced on July 1, 1998, EclipsePMC is SEi's new high-performance PCI mezzanine card ("PMC") video display controller for VME and Compact PCI ("CPCI") UltraSPARCIIi-based single board computers with PMC slots. The product is the first video display controller capable of embracing both the PMC hardware specifications and Solaris performance. The product supports Force Computers', Sun Microsystems' and Themis Computer's CompactPCI single board computers.

HI-RELIABILITY MICROELECTRONICS

        SEi's philosophy for Hi-Rel's products is to provide a broad based product offering which bridges state-of-the-art IC technology to companies which require highly reliable electronic components capable of operating in environmentally harsh conditions. This is accomplished by providing standard products coupled with custom products and services as discussed below.

        CURRENT PRODUCTS

        Hi-Rel ICs. SEi secures proprietary IC technologies through exclusive marketing agreements to develop its own line of proprietary ICs adapted from COTS products. The initial products offered under these agreements represent a line of analog-to-digital converters. Areas of focus include linear, analog, mixed signal, MCM, memory and ASIC. SEi has signed agreements with several die manufacturers to incorporate their dies into a rugged and hermetically sealed package, which will be marketed to the space, military and industrial markets.

        Custom Turnkey ICs. SEi provides made-to-order ICs to various customers. These products entail custom package and test design combined with material procurement, device assembly and testing. The resulting product is a fully certified device which meets exact customer specifications. SEi is capable of delivering packaged and fully screened devices in monolithic (single IC), multi chip module (multiple ICs) and Hybrid (ICs with other electronic components) formats.

        Custom IC Screening and Analysis Services. These services utilize the full MIL-STD qualification of SEi's manufacturing facility to qualify devices for use in military, industrial or space applications. In addition to environmental testing, device reliability and endurance tests, the unit offers IC electrical test and IC burn-in capabilities.


SALES AND MARKETING

        SEi has eight inside sales engineers at its headquarters and two outside sales people. SEi sells approximately 30% of its products direct and the remaining 70% of its products through independent sales representatives who earn 5%-6% of gross revenues by contract.

        SEi advertises and issues press releases regularly in key space industry publications. Employees of the Space Products Group attend major industry trade shows and expositions such as FSA Supplier Expo, IEEE/Rad-Effects Conference, AIAA/USU Small Satellite, RHET, GOMAC, RADECS, NASA/GSFC Prog. Logic, Commercialization of Military and SEi and IMAPS.

        SEi is developing a network of independent sales representatives located throughout the United States. SEi advertises and issues press releases regularly in industry standard publications. The group also attends major industry trade shows and conferences such as AFCEA TechNet International, Embedded Computing Show, the monthly Real-Time Computing Show and the Miller Freeman Embedded Systems Conference.

        SEi generates business primarily through direct sales and personal contact. The business is recurring in nature, so relationships are key to sustaining profitability levels. These relationships also work within a tightly knit engineering community to expand the unit's business activity through referrals.


CUSTOMERS

        SEi has approximately 150 active customers. SEi completed over 400 sales purchase orders during the fiscal year ending December 31, 1997, with an average order size of approximately $26,000. A substantial portion of SEi's customers are from repeat business. Key customers include Lockheed Martin, Hughes Space, Loral, Allied Signal, Fujitsu Electronics, MIT, Motorola, Westinghouse, Honeywell, Rockwell, TRW, Jet Propulsion Laboratories and NASA.

        Approximately 15% of SEi's revenues are derived from sales to foreign customers. SEi conducts business in U.S. dollars only and extends undiscounted 30 day terms to all of its customers.

Distributors such as Fuji Electronics and TRW Components International assume the credit risk of their customers.


MANUFACTURING AND SUPPLIERS

        SEi maintains a full "space level" integrated circuit packaging and screening facility as well as a manufacturing facility qualified to MIL-STD-833. The facility is in the process of obtaining QML certification per MIL-PRF-38535. All assembly, board screening and quality inspection is performed in SEi's manufacturing plant. SEi management believes that the manufacturing capacity of SEi and its use of outside assembly contractors can accommodate a three-fold increase in SEi production.

        SEi has several suppliers for the semiconductor component of its Space Group products. These suppliers include Atmel, Actel, Dense-Pac, Matra MHS, Hitachi, Intel, Polese, Johnson Mathey, Chip Supply, Harris Semiconductor and Cypress Semiconductor. Key radiation-shielding components for SEi's RAD-PAK(TM) product are manufactured by NTK and Kyocera. On July 17, 1998, SEi announced a strategic partnership with Mitsubishi Heavy Industries to jointly manufacture and market RAD-PAK(R) products in Japan.

        SEi has signed agreements for the exclusive rights to develop, produce and sell hi-reliability versions of certain companies' ICs for space, military and industrial applications. These types of exclusive agreements have been signed with Alliance Semiconductor and Crystal Semiconductor.


PATENTS, TRADEMARKS AND SERVICEMARKS

        SEi holds patents on its RAD-PAK(R) and PLAS-PAK(TM) technology. SEi has filed applications to secure patents on its RAD-COAT(TM), LPT(TM) and MCM3D technologies and products and to secure patents in Europe and Japan for its RAD-PAK(R) technology.


COMPETITION

        SPACE PRODUCTS GROUP

        SEi competes with some of the largest semiconductor and semiconductor-related companies in the world. There are four classes of traditional competitors:

        1.     Radiation-hardened Suppliers:       Harris, LMFS, Honeywell, etc.

        2.     Radiation-tolerant Suppliers:       Intel, Cypress, IDT, etc.

        3.     Custom Fabless Suppliers:           White, Austin, Teledyne, etc.

        4.     Government Agencies:                MRC/AF Phillips, Sandia

        In addition, there are small emerging suppliers (such as SAC-TEC Labs) that perform similar assembly & screening, if such suppliers can identify the die which is survivable for a particular application. Sophisticated customers such as NASA might provide this information, and some of the larger customers such as Lockheed Martin Federal have in-house capability to provide such information.

        SEi competes with the above companies using its RAD-PAK(R) shielded ICs. While RAD-PAK(R) does not provide the level of radiation resistance of custom rad-hard ICs, SEi management believes RAD-PAK(R) provides superior performance over most radiation-tolerant ("rad-tolerant") ICs. This enables SEi to position its product line between traditional rad-hard suppliers and rad-tolerant suppliers with respect to radiation shielding performance. SEi management believes the low cost and shorter lead times of rad-tolerant suppliers versus rad-hard suppliers enables SEi to effectively compete with rad-hard suppliers where true rad-hard performance is not critical.

        Since SEi has a diverse product mix in the industry, SEi competes with different competitors, depending on the product in question. In general, SEi's management believes that SEi has established a reputation for offering the best "price/performance" in the market. The space market is also served by companies whose primary interest is commercial products, but who historically sell several million dollars to the space market.

        MEGATEK GRAPHICS

        The competitors for HI-Rel products are several manufacturers of graphics enhancement boards such as Barco, Vigra and Integra. SEi's management believes that SEi has positioned itself to capture a segment of the market that values high-reliability over state-of-the-art technology. As such, the products are priced in the upper range of the market. The majority of competitors in the market consist of small, thinly capitalized and independently owned companies with limited resources.

        HI-REL MICROELECTRONICS

        The competitors for SEi's Hi-Rel products are numerous, such as Austin Semiconductor, Analog Devices, National Semiconductor, Harris, IDT, and others. Although many other companies have withdrawn from this market, there continues to be suppliers of "mil spec" and ruggedized components. In addition, many military applications have begun use of commercial parts and systems, ignoring ruggedization.


EMPLOYEES

        As of October 31, 1998, SEi had 105 full-time employees. In addition, SEi employed approximately 25 part-time employees. SEi's employees are not represented by any collective bargaining unit, and SEi has never experienced a work stoppage. SEi believes that its relationships with its employees are good.


FACILITIES

        SEi leases 31,669 square feet of space in San Diego, California under a lease that expires October 31, 2000. SEi also maintains a 1,210 square foot facility in San Diego, California under a lease that expires September 30, 1999.

REGULATORY, ENVIRONMENTAL AND LEGAL

        As of November 24, 1998, there were no material legal proceedings to which SEi or its properties is subject.


                                    DIVIDEND POLICY OF SEi

        SEi has not declared or paid any cash or stock dividends on its capital stock during any period since its conversion from a S-Corporation to a C-Corporation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SEi

        The following discussion of the financial condition and results of operations of SEi should be read in conjunction with SEi's financial statements and the related notes thereto included herein. The discussion in this Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. SEi's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in this section and the sections entitled "Risk Factors" and "SEi Business" as well as those discussed elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

        SEi currently operates three Business units: Space Products Group, Megatek Graphics, and Hi-Rel Microelectronics. The Space Products Group, which designs, manufactures and sells ICs and printed circuit boards to the space industry, provides approximately 92% of SEi's total revenue. Megatek Graphics, which sells computer based video controllers and systems, provides approximately 2% of total revenues. Hi-Rel Microelectronics, which offers ruggedized/hi reliability IC based products and services, provides approximately 6% of total revenues.

RESULTS OF OPERATIONS

        NINE MONTHS ENDED SEPTEMBER 30, 1998 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

        Revenues. Revenues of $8,806,000 were achieved for the nine months ended September 30, 1998, a 2% increase over revenues of $8,602,000 for the nine months ended September 30, 1997. While shipments only showed modest growth, new orders increased from $9,426,000 to $10,894,000, an increase of 16%. SEi management believes this growth shows continued market acceptance of SEi's current and new products.

        Gross Profit. Gross profit decreased 40% to $3,491,000 from $5,241,000 for the nine months ended September 30, 1998 and September 30, 1997, respectively. Gross profit as a percentage of sales decreased over the comparable period to 40% from 61%. There are two primary reasons for the decrease in gross profit as a percentage of sales. First, a combination of end of life and long term strategic inventory buys were required to support existing programs and potential programs. Consistent with SEi's policy, SEi does not value inventory quantities in excess of one year's anticipated demand. These amounts were charged to cost of sales in 1998. Second, SEi experienced a shift in the revenue mix from standard products toward lower margin cost plus fixed fee contracts primarily with one customer for a Department of Defense space project.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 13%, to $2,906,000 from $2,565,000 for the nine months ended September 30, 1998 and September 30, 1997, respectively. The increase was primarily due to investments in market development.

        Research and Development Expenses. The increase in research and development expenses, to $1,378,000 from $700,000 for the nine months ended September 30, 1998 and September 30, 1997, respectively, reflects increased activity on new product development efforts for space single board computers. In addition, SEi has recently invested significant amounts of capital in its Research and Development group, which will result in increased depreciation expense in the Research and Development category. For the nine months ended September 30, 1998 and 1997, research and development expenses as a percentage of revenues increased to 16% from 8%, respectively, primarily as a result of the Company's commitment to new product development, as previously discussed. During 1998, SEi significantly expanded its use of funded research and development programs, including the U.S. Government's Small Business Innovative Research (SBIR) program. The above expenditures on research and development are shown net of funding received under such programs. Amounts received under this program totaled $600,000 for the nine months ended September 30, 1998. SEi did not offset any research and development expenses with SBIR funding during the nine months ended September 30, 1997.

        Income Tax Benefit. The Tax Benefit Rate of 40% during the nine months ended September 30, 1998, results from SEi's ability to carryback operating losses sustained during the period to previous profitable periods.

        Net Income (Loss). Primarily resulting from the factors discussed above, net income decreased to a net loss of $553,000 from $1,151,000 for the nine months ended September 30, 1998 and September 30, 1997, respectively, representing a 148% decrease.

        FISCAL YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996

        Revenues. Revenues of $11,121,000 were achieved for the year ended December 31, 1997, compared to revenues of $10,598,000 for the year ended December 31, 1996, representing revenue growth of 5% from 1996 to 1997. While bookings continued to grow, 1996 shipments of delinquent orders booked in 1995 caused an unusual acceleration of 1996 shipments. This acceleration depressed 1997 revenue growth rates. Bookings of $11,900,000 for the year ended December 31, 1997 represented 26% growth over 1996 bookings of $9,500,000. SEi's management believes that this growth stems from continued space industry acceptance of SEi's RAD-PAK(R) line of radiation-hardened IC products. Backlog decreased 3% to $4,400,000 from $4,500,000 as of December 31, 1997 and 1996, respectively. Backlog level remained constant throughout 1997 and SEi's management believes that customer service levels improved dramatically during 1997.

        Gross Profit. Gross profit increased to $6,515,000 from $6,381,000, or 2%, for the years ended December 31, 1997 and 1996, respectively. Gross profit as a percentage of sales remained steady with only a slight decrease to 59% in 1997 from 60% in 1996.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 24%, to $3,452,000 from $2,777,000 for the years ended December 31, 1997 and December 31, 1996, respectively. The increase was primarily due to investments in market development and operations/financial information systems.

        Research and Development Expenses. Research and development expenses also increased to $1,046,000 for the year ended December 31, 1997 from $488,000 for the year ended December 31, 1996. The increase reflects increased activity in new product development for space component products and graphics products.

        Income Taxes. Income tax expense was $741,000 in 1997 compared to $1,144,000 in 1996. The corresponding tax rate for both years was 37%.

        Net Income. Net income decreased to $1,267,000 from $1,957,000 for the year ended December 31, 1997 as compared to the year ended December 31, 1996, representing a 35% decrease. This decrease reflects the factors discussed above.

FISCAL YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

Revenues. Revenues of $10,598,000 were achieved for the year ended December 31, 1996, compared to revenues of $3,750,000 for 1995. This represents revenue growth of 183% over 1995. The reason for the growth was due to bookings of new orders in 1996 coupled with a strong backlog position at the beginning of 1996 due to delinquent deliveries on orders which had been booked in 1995. Bookings of $9,500,000 for the year ended December 31, 1996 represented growth over 1995 bookings ($6,200,000) of 53%. This growth stemmed from continued space industry acceptance of the Company's Rad-Pak line of radiation hardened integrated circuit products. Backlog was $4,300,000 and $7,200,000 as of December 31, 1996 and 1995 respectively. This represents a decrease of 42%. The reduction in backlog is due primarily to improved manufacturing throughput and improved lead-time to delivery of customer orders.

Gross Profit. Gross profit increased to $6,381,000 from $1,585,000, or 303% for the years ended December 31, 1996 and 1995. Gross profit as a percentage of sales for the same period increased to 60% from 42%. Dramatic improvement in plant productivity was the main reason for the improvement.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $2,777,000 from $1,052,000 or 164% from 1996 to 1995. The increase was primarily due to investments in market development and operations/financial information systems. Additionally, increases in sales commission expenses were incurred due to growth in sales.

Research and Development Expenses. Research and development expenses also increased to $488,000 in 1996 from $166,000 in 1995. The increase reflects increased in activity in new product development for space component products.

Income Taxes. Income tax expense was $1,144,000 for 1996. This reflects a change in tax status (as defined by the Internal Revenue Service) at beginning of 1996 from a subchapter-S corporation to subchapter-C. Under the Internal Revenue Code, subchapter-S corporations pay no federal income tax. The 1996 effective tax rate of 37% differs from the federal statutory rate of 34% due to the addition of state income tax expenses, offset by the reduction of tax due to research and development tax credits.

Net Income. Net income increased to $1,957,000 for 1996 from $325,000 for 1995. The increase was due to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

        Cash balances as of September 30, 1998 were $214,000, compared to $160,000 as of December 31, 1997. This increase was primarily due to positive cash flows generated from operations during the nine months ended September 30, 1998. Working capital decreased to $2,140,000 as of September 30, 1998 from $2,935,000 as of December 31, 1997 due primarily to the net loss. SEi invested $732,000 in property and equipment during the first nine months of 1998. Employee stock purchases of $403,000 were offset by SEi repurchases of $517,000 during the nine months ended September 30, 1998. Debt-equity ratio increased from 0.9:1 as of December 31, 1997 to 1.9:1 as of September 30, 1998. In SEi management's opinion, SEi's financial position as of September 30, 1998 was sound, and SEi has cash or other resources sufficient so that SEi is currently able to meet its financial and operating obligations.

        SEi maintains a line of credit at Comerica Bank with a maximum availability of $4,000,000. On September 30, 1998, a balance of $880,000 was outstanding.

YEAR 2000 COMPLIANCE

        A significant percentage of the software that runs most computers relies on two digit date codes to perform a number of computation and decision making functions. As the Year 2000 approaches, these computer programs may fail from an inability to interpret data codes properly, misreading "00" for the year 1900 instead of 2000.

        SEi has completed a survey of potential risks associated with Year 2000 compliance. This survey included all areas where, in SEi management's opinion, a lack of compliance could have significant adverse effect on SEi's operations or financial condition. The results of this survey indicated that there are no significant areas of SEi's business operations, in management's opinion, where lack of Year 2000 compliance would have significant adverse impact on SEi's operations or financial condition.

        However, SEi's customers or third-party suppliers and vendors may experience business disruptions in connection with the Year 2000 software problem. SEi's business, operating results and financial condition could be materially adversely affected if any of these customers, vendors or other third-party entities experience such a business disruption.

                                 SECURITY OWNERSHIP OF CERTAIN
                            BENEFICIAL OWNERS AND MANAGEMENT OF SEi

        The following table sets forth certain information regarding beneficial ownership of SEi common stock and is based upon 1,771,797 shares of SEi common stock outstanding (not including options to purchase 510,943 shares of common stock) as of November 17, 1998, by: (i) each person known to SEi to beneficially own more than 5% of SEi common stock, (ii) each of SEi's directors, (iii) each of the officers of SEi, and (iv) all directors and officers of SEi as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of SEi common stock shown as beneficially owned by such person subject to community property laws where applicable.

                                                                BENEFICIAL OWNERSHIP OF
                                                                SEi COMMON STOCK AS OF
                                                                  NOVEMBER 17, 1998
                                                             ----------------------------
                                                              NUMBER OF            % OF
   NAME AND ADDRESS OF STOCKHOLDER(1)                        SHARES OWNED        TOTAL(2)
----------------------------------------------------         ------------        --------
David J. Strobel - Director and President                       593,983(3)         26.1%
Robert M. Czajkowski - Director and Chief
  Executive Officer                                             507,853(4)         22.3%
David Czajkowski - Manager, Sales & Marketing                   197,197(5)          8.7%
James P. Spratt - Director                                      137,800(6)          6.0%
Paul Blevins - Chief Financial Officer                          107,697(7)          4.7%
W. Lee Shevel - Director                                         50,000             2.8%
Lorenz A. Kull - Director                                         6,000               *
All directors and officers as a group (6 individuals)         1,403,333            61.9%
                                                              ---------            ----
---------------------
   * Less than 1%.


(1) The business address of SEi's directors, officers and other principal stockholders is Space Electronics, 4025 Sorrento Valley Boulevard, San Diego, CA 92121.

(2) Based on 1,771,797 shares of SEi common stock outstanding on November 17, 1998.

(3) Includes 65,000 shares subject to stock options that are exercisable or will become exercisable as a result of the Merger. All of the shares of SEi common stock beneficially owned by Mr. Strobel are subject to the terms of the Voting Agreement.

(4) Includes 80,000 shares subject to stock options that are exercisable or will become exercisable as a result of the Merger. All of the shares of SEi common stock beneficially owned by Mr. Czajkowski are subject to the terms of the Voting Agreement.

(5) Includes 31,000 shares subject to stock options that are exercisable or will become exercisable as a result of the Merger. All of the shares of SEi common stock beneficially owned by Mr. Czajkowski are subject to the terms of the Voting Agreement.

(6) Includes all 137,800 shares issued to Full Circle Research, Inc. under a Technology Transfer Agreement effective January 1, 1996. Other than SEi, Mr. Spratt and his spouse are the sole officers and shareholders of Full Circle and transferred ownership of the shares to their name. Under the Technology Transfer Agreement the shares issued to Full Circle, and subsequently conveyed to Mr. and Mrs. Spratt, vest as a result of the Merger. All of the shares beneficially owned by Mr. Spratt are subject to the terms of the Voting Agreement.

(7) Includes 45,000 shares subject to stock options that are exercisable or will become exercisable as a result of the Merger. All of the shares of SEi common stock beneficially owned by Mr. Blevins are subject to the terms of the Voting Agreement.


                     COMPARISON OF RIGHTS OF SEi AND MAXWELL STOCKHOLDERS

        Upon consummation of the Merger, the stockholders of SEi will become stockholders of Maxwell, a Delaware corporation, and their rights will be governed by Maxwell's Amended and Restated Certificate of Incorporation ("Maxwell Certificate") and Bylaws as amended ("Maxwell Bylaws"), which differ in certain material respects from SEi's Amended and Restated Certificate of Incorporation ("SEi Certificate"), and Bylaws, as amended ("SEi Bylaws"). As stockholders of Maxwell, the rights of the former stockholders of SEi will continue to be governed by the Delaware General Corporation Law ("DGCL").

        The following comparison of the rights of stockholders under the Maxwell Certificate and the Maxwell Bylaws, on the one hand and the SEi Certificate and the SEi Bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to the Maxwell Certificate, the Maxwell Bylaws, the SEi Certificate and the SEi Bylaws. Copies of the Maxwell Certificate and the Maxwell Bylaws are available for inspection at the offices of Maxwell, and copies will be sent to the holders of SEi common stock upon respect. Copies of the SEi Certificate and the SEi Bylaws are available for inspection at the principal executive offices of SEi, and copies will be sent to holders of SEi common stock upon request.

CLASSES AND SERIES OF CAPITAL STOCK

        SEi. SEi is authorized by the SEi Certificate to issue up to 10,000,000 shares of common stock ("SEi common stock"), par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share ("SEi Preferred Stock").

        Maxwell. Maxwell is authorized by the Maxwell Certificate to issue up to 40,000,000 shares of common stock ("Maxwell common stock"), par value $.10 per share. There are no shares of preferred stock authorized under the Maxwell Certificate.

PREFERRED STOCK

        SEi. The SEi Certificate provides that the SEi Preferred Stock may have such voting powers, preferences and other special rights (including, without limitation, the right to convert such shares into shares of SEi common stock) as determined by the SEi Board. If shares of SEi Preferred Stock were issued, they would be entitled to preferential payments upon dissolution of SEi.

        Maxwell. There are no shares of preferred stock authorized under the Maxwell Certificate.

SIZE AND ELECTION OF THE BOARD OF DIRECTORS

        SEi. The SEi Bylaws provide that the SEi Board shall consist of not less than 3 nor more than 7 members. Within these limits, the number of directors may be determined from time to time by resolution of the SEi Board or by a majority of the outstanding shares of SEi common stock. Directors are elected through cumulative voting at each annual meeting. In addition, the SEi Bylaws provide that vacancies in the SEi Board may be filled by the vote of a majority of the remaining members of the SEi Board, even though less than a quorum of the SEi Board, or by a sole remaining director.

        Maxwell. The Maxwell Bylaws provide that the Maxwell Board shall consist of at least 3 directors and that the size of the Maxwell Board may be fixed by resolution of the Maxwell Board. Directors are elected by a majority of the votes cast by the Maxwell stockholders, at each annual meeting of stockholders. In addition, the Maxwell Bylaws provide that the Maxwell Board is to be divided into three classes. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, with the terms of office of the directors of one class expiring each year. Vacancies on the Board are filled by the affirmative vote of a majority of the remaining directors then in office even if less than a quorum of the Maxwell Board.

REMOVAL OF DIRECTORS

        SEi. The SEi Bylaws provide that a director may be removed with or without cause by a majority of the SEi stockholders entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

        Maxwell. The Maxwell Certificate provides that a director may be removed from office only for cause and only by the affirmative vote of the holders of not less than 80% of the outstanding shares of common stock entitled to vote in an election of directors. However, if a director's removal is approved by a majority of the Maxwell Board in the manner set forth in the Maxwell Certificate, a director can be removed by a majority of the Maxwell stockholders entitled to vote at an election of directors.

OTHER VOTING RIGHTS

        SEi. The holders of shares of SEi common stock are entitled to one vote in person or by proxy for each share held, but in the election of directors, shares are voted cumulatively except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or by proxy decides any question brought before the meeting, unless the question is one upon which a different vote is required by law.

        Maxwell. The voting rights of Maxwell common stock are substantially the same.

SPECIAL MEETINGS OF STOCKHOLDERS; WRITTEN CONSENTS

        SEi. The SEi Bylaws provide that special meetings of the SEi stockholders unless otherwise prescribed by law, may be called for any purpose or purposes upon written request by a majority of the SEi Board or by the Chairman of the SEi Board, the Chief Executive Officer, the President, or by the holders of SEi shares entitled to cast not less than 10% of the shares issued and outstanding and entitled to vote. Such request shall specify the purpose or purposes of the proposed meeting. Business transacted at any special meeting of SEi stockholders shall be limited to the purposes stated in the notice.

        Unless otherwise provided in the SEi Certificate, any action required to be taken at any annual or special meeting of SEi stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action to be taken is signed by a number of stockholders necessary to approve such action at a meeting where all shares entitled to vote thereon were present and voted.

        Maxwell. Maxwell's Certificate provides that special meetings of stockholders may be called for any purpose upon written request by a majority of Maxwell's Board, the Chairman of the Board or the President.

        Any action required or permitted to be taken by the Maxwell stockholders must be effected at a duly called annual or special meeting of Maxwell stockholders, unless such action is approved by a majority of the disinterested Maxwell directors, in which case such action may be approved by the written consent of the number of stockholders necessary to approve such action at a meeting where all shares entitled to vote thereon were present and voted.

AMENDMENT OR REPEAL OF THE CERTIFICATE OF INCORPORATION AND BYLAWS.

        SEi. The SEi stockholders have the right to amend the SEi Certificate by a majority vote provided that such amendment is first approved by the SEi Board and submitted to the SEi stockholders in accordance with the DGCL. The SEi Board has the right to amend any provision of the SEi Certificate.

        The SEi Bylaws may be amended by a majority vote of the SEi stockholders or by the SEi Board of Directors.

        Maxwell. The Maxwell stockholders have the right to amend the Maxwell Certificate by a majority vote provided that such amendment is first approved by the Maxwell Board and submitted to the Maxwell stockholders in accordance with the DGCL. However, the affirmative vote of the holders of not less than 80% of the outstanding shares of the Maxwell common stock is required to amend those provisions of the Maxwell Certificate relating to (1) the Board of Directors' or the stockholders' ability to amend the Maxwell Bylaws, (2) the Board of Directors being divided into three classes, (3) the rights of stockholders to remove directors, (4) the anti-takeover provisions which impose supermajority stockholder vote or disinterested director approval requirements in connection with certain business combinations, and (5) stockholders' appraisal rights granted under the DGCL.

        The Bylaws may be amended by the Maxwell stockholders, but only by the affirmative vote of the holders of not less than 80% of the outstanding shares of Maxwell common stock unless such action is approved by Maxwell's Board in the manner set forth in the Maxwell Certificate. The Maxwell Bylaws may also be amended by the Maxwell Board.

LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INDEMNIFICATION

        SEi. The SEi Certificate provides that no SEi director shall be personally liable, to the fullest extent permitted by the DGCL, to SEi or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to SEi or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock purchase or redemption, or (4) for any transaction from which the director derived an improper personal benefit. The SEi Certificate provides that SEi shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer of SEi and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, SEi shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the SEi Board.

        Maxwell. The Maxwell Certificate contains similar indemnification provisions. The effect of these provisions is to eliminate the rights of Maxwell and its stockholders (through stockholders' derivative suits on behalf of Maxwell) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions do not limit the liability of directors under federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

RESTRICTIONS ON COMMON STOCK

        SEi. The SEi Certificate provides that if at any time a SEi stockholder desires to sell any shares of SEi common stock, such stockholder shall first give SEi the right to purchase the shares, in accordance with the terms and conditions determined by the SEi Bylaws and the SEi Board. In addition, SEi has the right to repurchase any SEi common stock held by an employee, officer or director of, or a consultant to, SEi upon the termination of such individual's affiliation with SEi. SEi's repurchase right extends to all shares which such individual has the right to acquire subsequent to his affiliation pursuant to an employee benefit plan, stock option, or contract. SEi may also purchase any shares of SEi common stock divided among former spouses pursuant to a divorce, subject to the SEi affiliate spouse's right to repurchase the shares. SEi's right to repurchase upon termination of affiliation or divorce automatically lapse if SEi makes an underwritten offering of its common stock, or applies to have its common stock listed on a national securities exchange.

        Maxwell.  The Maxwell Certificate contains no similar restrictions.

MAXWELL COMMON STOCK

        Maxwell's authorized capital stock consists of 40,000,000 shares of common stock, $.10 par value. As of November 25, 1998 there were 8,466,446 shares of Common Stock outstanding, excluding shares issuable upon the exercise of outstanding options to purchase, at July 31, 1998 an aggregate of 1,265,155 shares of Common Stock held by employees, management and directors and certain shares issuable upon conversion of preferred interests in subsidiaries of Maxwell. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment to all creditors. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are, and the shares being offered hereby will upon issuance and sale be, fully paid and nonassessable.

        The transfer agent and registrar for Maxwell's Common Stock is ChaseMellon Shareholder Services, L.L.C.

STOCKHOLDER RIGHTS PLAN

        SEi.  SEi does not have a stockholder rights plan.

        Maxwell. On June 20, 1989, the Maxwell Board declared a dividend distribution of one Right for each outstanding share of Maxwell common stock to stockholders of record at the close of business on June 30, 1989. Each Right entitles the registered holder to initially purchase from Maxwell one-half of a share of Maxwell common stock at a purchase price of $32.50 per one-half share (the "Purchase Price"), since adjusted to $16.25 per one-half share. The description and terms of the Rights are set forth in a rights agreement, as amended (the "Rights Agreement") between Maxwell and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

        In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the Maxwell common stock. Once exercisable, each Right entitles its holder initially to purchase from Maxwell one-half of a share of Maxwell common stock at a purchase price of $16.25 per one-half share. The Rights become exercisable upon the earlier of the close of business on (1) the tenth day following public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or generally obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Maxwell common stock (the "Stock Acquisition Date"), or (2) the tenth business day following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Maxwell common stock. Upon the occurrence of certain other events related to changes in the ownership of the Maxwell common stock, each holder of a Right would be entitled to purchase shares of the Maxwell common stock, or an acquiring corporation's common stock, having a market value equal to four times the exercise value of the Right. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by Maxwell as set forth below.

        The Rights expire at the close of business on June 20, 1999, unless earlier redeemed by Maxwell. At any time until the close of business on the tenth business day following the Stock Acquisition Date, Maxwell may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Maxwell common stock or other consideration deemed appropriate by the Maxwell Board). After the redemption period has expired, Maxwell's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Maxwell common stock in a transaction or series of transactions not involving Maxwell. Immediately upon the action of the Maxwell Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price. The Rights, if exercised, will cause a substantial dilution to the equity interest in Maxwell to a person's or group's ownership interest in Maxwell common stock that attempts to acquire Maxwell on terms not approved by the Maxwell Board.

ADDITIONAL ANTI-TAKEOVER PROVISIONS

        The provisions of the Maxwell Certificate and Bylaws having possible "anti-takeover" effects are those that: (1) form a classified Board of Directors with staggered terms of office, eliminate cumulative voting and permit the removal of directors only for cause; (2) impose supermajority shareholder vote or disinterested director approval requirements in connection with certain Mergers, acquisitions and other business combinations, unless specified minimum price and procedural requirements are satisfied in the proposed transaction (a "fair price provision"); (3) eliminate the right of stockholders to call special stockholders' meetings and limit their right to take action without a meeting by written consent, and (4) impose supermajority shareholder vote or disinterested director approval requirements for amendments to a number of provisions in Maxwell's charter documents, including the provisions described in clauses (1) through (3) above.

        In general, the fair price provisions may have the effect of requiring payment in cash for shares of Maxwell common stock by an acquiror having accumulated 10% or more of the Maxwell common stock at a price no less than the highest market price of the Maxwell common stock within a recent date. Such a 10% or more stockholder must also meet certain procedural requirements intended to prevent accumulations of additional stock below the fair price.

DELAWARE LAW

        Maxwell and SEi are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to the date at which the person becomes an interested stockholder, the Board of Directors approves such transaction or business combination; (2) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction, or (3) the business combination is approved by the Maxwell Board and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a Merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


        RESALES OF MAXWELL COMMON STOCK BY SEi SHAREHOLDERS

        The shares of Maxwell common stock to be issued in the Merger have been registered under the Securities Act by the Registration Statement and therefore may be resold without restriction by all former shareholders of SEi who are not deemed to be "affiliates" of either Maxwell or SEi. An affiliate of a specified person is defined in the rules and regulations of the SEC as a person that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

        Affiliates of SEi who receive shares of Maxwell common stock in the Merger would be unable to resell such shares in the absence of a registration statement covering such resales under the Securities Act or the availability of an exemption from such registration, such as the exemption provided by Rule 145 under the Securities Act. In general, under Rule 145, an affiliate of SEi, together with certain members of his or her immediate family, would be entitled, for a period of two years after the consummation of the Merger, to sell shares of Maxwell common stock received in the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of such shares to be sold by such an affiliate within any three-month period during the two years may not exceed the greater of 1% of the outstanding shares of Maxwell common stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. The provisions of Rule 145 permitting such sales would only be available to affiliates of SEi at a time when Maxwell has filed with the SEC all periodic reports required to be filed by it under the Exchange Act (e.g., Forms 10-K and 10-Q). Two years after the consummation of the Merger, such persons who are not affiliates of the Maxwell would be able to sell such Maxwell common stock freely, subject only to the above-mentioned periodic reports requirement, which would apply until three years after the consummation of the Merger, at which time former affiliates of SEi would be able to sell Maxwell common stock without any restrictions.

        The SEi Stockholders have not advised Maxwell of any specific plans for the distribution of the above-listed shares, but it is anticipated that the shares will be sold from time to time on the Nasdaq National Market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold
(a) in block trades in which the broker or dealer so engaged would attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) in purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Proxy Statement/Prospectus and (c) in ordinary brokerage transactions and transactions in which the broker solicits purchases. Brokers or dealers will receive commissions or discounts from SEi Stockholders selling their shares in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Proxy Statement/Prospectus that qualify for sale pursuant to Rule 145 under such Securities Act may be sold under Rule 145 rather than pursuant to this Proxy Statement/Prospectus.


                                  LEGAL MATTERS

        Certain legal matters with respect to the legality of the shares of Maxwell common stock offered hereby has been passed upon for Maxwell by Riordan & McKinzie, a Professional Law Corporation, Los Angeles, California. A principal of Riordan & McKinzie owns 6,625 shares of Maxwell common stock.


                                     EXPERTS

        The consolidated financial statements of Maxwell Technologies, Inc. appearing in Maxwell Technologies, Inc.'s Annual Report (Form 10-K) for the year ended July 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The audited financial statements of Space Electronics Inc. included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

        Maxwell files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. You may also find Maxwell's SEC filings on the SEC Internet site at http://www.sec.gov. As permitted by the Rules and Regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, of which this Proxy Statement/Prospectus is a part, which has been filed by Maxwell with the SEC to register the Maxwell common stock issuable in connection with the Merger.

        Maxwell has not authorized anyone to give any information regarding the offer other than the information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Maxwell common stock it describes, nor is it an offer to or solicitation of anyone to whom it would be unlawful to make an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor the distribution of any of the securities to which this Proxy Statement/Prospectus relates implies that the information is correct as of any time after the date of this Proxy Statement/Prospectus.

        The SEC allows Maxwell to "incorporate by reference" the information it files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement/Prospectus, and later information filed with the SEC will update and supersede this information. The documents we have listed below, and with respect to Maxwell any future filings made with the SEC under Section 13(a), 13(c), 14 or (15(d) of the Securities and Exchange Act of 1934 until the SEi Shareholder Meeting, comprise the incorporated documents:

        Maxwell Documents:

               (a) Annual Report on Form 10-K for the fiscal year ended July 31, 1998;

               (b) Registration Statement on Form 8-A declared effective by the SEC on June 30, 1989, which contains a description of Maxwell's rights; and

               (c) Maxwell's Registration Statement on Form S-3, as amended, declared effective by the SEC on November 17, 1998, containing a description of Maxwell's common stock.

               (d) Current Report on Form 8-K filed with the Securities Exchange Commission on November 17, 1998.

               (e) Maxwell's Proxy Statement on Schedule 14A for its 1998 Annual Stockholder Meeting.

        Upon request, Maxwell will provide, without charge, a copy of any or all of their documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You should direct requests for copies to Gary J. Davidson, Chief Financial Officer, Maxwell Technologies, Inc., 9275 Sky Park Court, San Diego, California 92123 (Telephone: 1-619-279-5100). In order to ensure timely delivery of the documents, any request should be made at least five business days prior to the date on which the financial investment decision must be made. Accordingly, please request any information you may need on or before December 24, 1998.

        The Agreement and Plan of Reorganization by and between Maxwell, MT Acquisition Corporation and SEi dated as of November 25, 1998, which is attached to this Proxy Statement/Prospectus as Annex A, is also incorporated by reference herein.

                          INDEX TO FINANCIAL STATEMENTS

SPACE ELECTRONICS INCORPORATED

Audited Financial Statements as of December 31, 1996 and 1997 and for Each of the Three Years in the Period ended December 31, 1997

Report of Independent Public Accountants...................................................F-2
Balance Sheets as of December 31, 1996 and 1997............................................F-3
Statements of Income for Each of the Three Years in the Period ended December 31, 1997.....F-5
Statements of Stockholders' Equity for Each of the Three Years in the Period
        ended December 31, 1997............................................................F-6
Statements of Cash Flows for Each of the Three Years in the Period ended
        December 31, 1997..................................................................F-7
Notes to Consolidated Financial Statements.................................................F-8


Unaudited Financial Statements as of December 31, 1997 and September 30, 1998
        and for the Nine Months ended September 30, 1997 and 1998

Balance Sheets as of December 31, 1997 and September 30, 1998.............................F-17
Statements of Income for the Nine Months ended September 30, 1997 and 1998................F-19
Statements of Cash Flows for the Nine Months ended September 30, 1997 and 1998............F-20
Notes to Financial Statements for the Nine Months ended September 30, 1997 and 1998.......F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
  Space Electronics Inc.:

We have audited the accompanying balance sheets of Space Electronics Inc. (a Delaware corporation) as of December 31, 1996 and 1997, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Space Electronics Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.




                                                            ARTHUR ANDERSEN LLP

San Diego, California
January 23, 1998

                             SPACE ELECTRONICS INC.


                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997



                                     ASSETS


                                                        1996                   1997
                                                     -----------           -----------
CURRENT ASSETS:
  Cash and cash equivalents                          $ 1,310,000           $   160,000
  Accounts receivable, less allowance for
    doubtful accounts of $150,000 and
    $238,000, respectively                             1,594,000             2,029,000
  Inventories                                          1,184,000             2,398,000
  Other receivables                                       29,000               620,000
  Deferred income taxes                                  347,000               312,000
  Prepaid expenses and other current assets               43,000               235,000
                                                     -----------           -----------
          Total current assets                         4,507,000             5,754,000
                                                     -----------           -----------
PROPERTY AND EQUIPMENT, at cost:
  Machinery and equipment                                820,000             1,622,000
  Furniture and fixtures                                  64,000                84,000
  Tooling                                                319,000               441,000
  Leasehold improvements                                  34,000                49,000
  Construction-in-progress                                    --                84,000
                                                     -----------           -----------
                                                       1,237,000             2,280,000
  Less: accumulated depreciation and
    amortization                                        (397,000)             (739,000)
                                                     -----------           -----------
                                                         840,000             1,541,000
                                                     -----------           -----------
Total assets                                         $ 5,347,000           $ 7,295,000
                                                     ===========           ===========


      The accompanying notes are an integral part of these balance sheets.

                             SPACE ELECTRONICS INC.


                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997



                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                1996                  1997
                                                            -----------           -----------
CURRENT LIABILITIES:
  Line of credit                                            $        --           $   500,000
  Current portion of notes payable                              112,000               289,000
  Accounts payable                                              271,000               600,000
  Accrued liabilities                                         1,681,000             1,325,000
  Customer deposits                                             358,000               105,000
                                                            -----------           -----------
        Total current liabilities                             2,422,000             2,819,000
                                                            -----------           -----------

NOTES PAYABLE, net of current portion                           437,000               636,000
                                                            -----------           -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Common Stock; 2,000,000 and 10,000,000
    shares authorized, at $.001 par value,
    1,573,260 and 1,752,231 shares
    outstanding, respectively                                     1,000                 1,000
  Additional paid in capital                                    623,000               959,000
  Retained Earnings                                           1,945,000             2,880,000
  Treasury Stock, at cost                                       (81,000)                   --
                                                            -----------           -----------
        Total shareholders' equity                            2,488,000             3,840,000
                                                            -----------           -----------
        Total liabilities and shareholders' equity          $ 5,347,000           $ 7,295,000
                                                            ===========           ===========


      The accompanying notes are an integral part of these balance sheets.

                             SPACE ELECTRONICS INC.


                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997



                                              1995              1996              1997
                                          ------------      ------------      ------------
Revenues                                  $  3,750,000      $ 10,598,000      $ 11,121,000

Cost of revenues                             2,165,000         4,217,000         4,606,000
                                          ------------      ------------      ------------
        Gross profit                         1,585,000         6,381,000         6,515,000

Selling, general and administrative
  expenses                                   1,052,000         2,777,000         3,452,000

Research and development expenses              166,000           488,000         1,046,000
                                          ------------      ------------      ------------
        Income from operations                 367,000         3,116,000         2,017,000

Other income (expense):
  Interest, net                                (30,000)           (8,000)           32,000
  Other, net                                   (12,000)           (7,000)          (41,000)
                                          ------------      ------------      ------------
        Income before income taxes             325,000         3,101,000         2,008,000

Income tax provision                                --         1,144,000           741,000
                                          ------------      ------------      ------------
        Net income                        $    325,000      $  1,957,000      $  1,267,000
                                          ============      ============      ============

Net income per share:
  Basic                                   $        .30      $       1.35      $        .78
                                          ============      ============      ============
  Diluted                                 $        .30      $       1.35      $        .67
                                          ============      ============      ============

Shares used in per share calculation:
  Basic                                      1,077,613         1,447,665         1,634,761
                                          ============      ============      ============
  Diluted                                    1,077,613         1,447,665         1,902,812
                                          ============      ============      ============



   The accompanying notes are an integral part of these financial statements.

                             SPACE ELECTRONICS INC.


                       STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997




                                      Common Stock      Additional                    Treasury Stock          Total
                                 --------------------    Paid in      Retained    ---------------------    Shareholders'
                                  Shares      Amount     Capital      Earnings     Shares      Amount         Equity
                                 ---------   --------  ----------    ----------   --------   ----------    ------------
BALANCE, December 31, 1994         927,400    $1,000    $ 309,000   $  (98,000)        --    $      --      $  212,000

  Sales of common stock            457,610        --      161,000           --         --           --         161,000
  Purchases of treasury stock           --        --           --           --     (6,970)      (3,000)         (3,000)
  Dividends                             --        --           --     (166,000)        --           --        (166,000)
  Net income                            --        --           --      325,000         --           --         325,000
                                 ---------    ------    ---------   ----------    -------    ---------      ----------
BALANCE, December 31, 1995       1,385,010     1,000      470,000       61,000     (6,970)      (3,000)        529,000

  Sales of common stock            188,250        --      153,000           --         --           --         153,000
  Purchases of treasury stock           --        --           --           --    (49,000)     (78,000)        (78,000)
  Dividends                             --        --           --      (73,000)        --           --         (73,000)
  Net income                            --        --           --    1,957,000         --           --       1,957,000
                                 ---------    ------    ---------   ----------    -------    ---------      ----------
BALANCE, December 31, 1996       1,573,260     1,000      623,000    1,945,000    (55,970)     (81,000)      2,488,000

  Sales of common stock            321,586        --      577,000           --         --           --         577,000
  Purchases of treasury stock           --        --           --           --    (86,645)    (492,000)       (492,000)
  Common stock retired            (142,615)       --     (241,000)    (332,000)   142,615      573,000              --
  Net income                            --        --           --    1,267,000         --           --       1,267,000
                                 ---------    ------    ---------   ----------    -------    ---------      ----------
BALANCE, December 31, 1997       1,752,231    $1,000    $ 959,000   $2,880,000         --    $      --      $3,840,000
                                 =========    ======    =========   ==========    =======    =========      ==========



   The accompanying notes are an integral part of these financial statements.

                             SPACE ELECTRONICS INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997


                                                     1995           1996            1997
                                                   ---------     ----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                       $ 325,000     $1,957,000     $ 1,267,000
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities:
      Depreciation and amortization                   42,000        210,000         342,000
      Changes in assets and liabilities:
        Accounts receivable                         (546,000)      (722,000)       (435,000)
        Inventories                                 (252,000)      (384,000)     (1,214,000)
        Other receivables                            (11,000)        16,000        (591,000)
        Deferred taxes                                    --       (347,000)         35,000
        Prepaid expenses and other assets                 --        (43,000)       (192,000)
        Accounts payable                             184,000        (74,000)        329,000
        Accrued liabilities                           68,000      1,399,000        (356,000)
        Customer deposits                            162,000        102,000        (253,000)
                                                   ---------     ----------     -----------
          Net cash provided by (used in)
            operating activities                     (28,000)     2,114,000      (1,068,000)
                                                   ---------     ----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment               (268,000)      (680,000)     (1,043,000)
                                                   ---------     ----------     -----------
          Net cash used in investing activities     (268,000)      (680,000)     (1,043,000)
                                                   ---------     ----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on line of credit      104,000       (149,000)        500,000
  Net borrowings under notes payable agreements       90,000        162,000         376,000
  Repayments of related party notes payable               --        (60,000)             --
  Sales of common stock                              161,000        153,000         577,000
  Purchases of treasury stock                         (3,000)       (78,000)       (492,000)
  Dividend payments                                  (52,000)      (187,000)             --
                                                   ---------     ----------     -----------
          Net cash provided by (used in)
            financing activities                     300,000       (159,000)        961,000
                                                   ---------     ----------     -----------
NET (DECREASE) INCREASE IN CASH                        4,000      1,275,000      (1,150,000)

CASH AND CASH EQUIVALENTS, Beginning of year          31,000         35,000       1,310,000
                                                   ---------     ----------     -----------
CASH AND CASH EQUIVALENTS, End of year             $  35,000     $1,310,000     $   160,000
                                                   =========     ==========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH PAID DURING THE
  YEAR FOR:
    Interest                                       $  29,000     $   27,000     $    46,000
                                                   =========     ==========     ===========
    Taxes                                          $      --     $1,501,000     $   857,000
                                                   =========     ==========     ===========
NON CASH INVESTING AND FINANCING ACTIVITIES:
  Inventory acquired through issuance of note      $      --     $  217,000     $        --
                                                   =========     ==========     ===========


   The accompanying notes are an integral part of these financial statements.

                             SPACE ELECTRONICS INC.


                          NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996 AND 1997



1.      Organization and Significant Accounting Policies

        Space Electronics Incorporated (the "Company") develops and markets microelectronic components for space flight applications. The Company manufactures, sells, and distributes such components to companies in the space/telecommunications industry. Distribution of Company products is primarily through direct sales.

        Revenue Recognition

        The Company records revenue from sales of microelectronic components at the time they are shipped to the customer. A portion of the Company's revenue is derived from services performed under cost-plus-fixed-fee contracts. Revenue on cost-plus-fixed-fee contracts is recorded using the percentage-of-completion method based on costs incurred to date in relation to total estimated costs. Provisions for estimated losses on contracts, if any, are recorded as such losses become known.

        Cash and Cash Equivalents

        Cash and cash equivalents consist of all highly liquid investments with a maturity of three months and less when purchased.

        Inventories

        Inventories consist of the following at December 31, 1996 and 1997:


                                      1996          1997
                                   ----------    ----------
               Raw Materials       $  765,000    $1,360,000
               Work-in-Progress       248,000       571,000
               Finished Goods         171,000       467,000
                                   ----------    ----------
                                   $1,184,000    $2,398,000
                                   ==========    ==========


        Inventories which include materials, direct labor and manufacturing overhead are stated at lower of cost or market. Cost is determined using the first-in, first-out method.

        Property and Equipment

        Property and equipment are stated at acquisition cost. Depreciation and amortization are provided using the straight-line method based on the following estimated useful lives:


                                                                Years
                                                               ------
               Machinery equipment                             3 to 5
               Furniture and Fixtures                          5 to 7
               Tooling                                           3
               Leasehold improvements                            4

        Repairs and maintenance are charged to expense as incurred.

        Accrued Liabilities

        Accrued liabilities consist of the following at December 31, 1996 and 1997:

                                                 1996           1997
                                              ----------    ----------
               Payroll and payroll related    $  941,000    $  852,000
               Accrued expenses - other          265,000        57,000
               Income taxes payable                2,000            --
               Accrued contract reserves         473,000       416,000
                                              ----------    ----------
                                              $1,681,000    $1,325,000
                                              ==========    ==========

        Concentration of Risk

        Financial instruments that potentially subject the Company to concentrations of risk consist primarily of accounts receivable resulting from sales of its product primarily to commercial entities in the space industry. The Company extends credit to customers based on its evaluation of the customer's financial condition. Exposure to losses on receivables is principally dependent on each customer's financial condition but is reduced by mandatory deposits which are classified as customer deposits in the accompanying balance sheets. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

        Sales to one customer accounted for approximately 7.5 percent, 14.0 percent and 30.3 percent of the Company's total revenue for the year ended December 31, 1995, 1996 and 1997.

        Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period, particularly recognition of revenue and related costs accounted for under the percentage-of-completion method as described above. Actual results could differ from those estimates.

        Net Income Per Share

        In fiscal year 1998, the Company adopted Statement of Financial Standards No. 128, "Earnings Per Share" (SFAS 128). Under the provisions of SFAS 128, basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share also gives effect to the dilutive effect of stock options (calculated based on the treasury stock method). All prior periods have been restated. A reconciliation of shares used in the per share calculation is as follows:


                                                        December 31,
                                            -----------------------------------
                                               1995         1996         1997
                                            ---------    ---------    ---------
               Basic:
                 Weighted average
                   common shares
                   outstanding              1,077,613    1,447,665    1,634,761
                                            =========    =========    =========

               Diluted:
                 Weighted average
                   common shares            1,077,613    1,447,665    1,634,761
                 Dilutive effect of
                   stock options                   --           --      268,051
                                            ---------    ---------    ---------
                 Weighted average common
                   shares outstanding       1,077,613    1,447,665    1,902,812
                                            =========    =========    =========

        Recent Accounting Pronouncements

        In December 1997, the Company adopted SFAS No. 129, "Disclosure of Information about Capital Structure." This Statement establishes standards for disclosing information about an entity's capital structure. This Statement is effective for financial statements for periods ending after December 15, 1997. The adoption of SFAS No. 129 did not have an effect on the Company's results of operations or financial position.

        During July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the Statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners ("comprehensive income"). Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. The Company's comprehensive income would not differ from net income for the years ended December 31, 1997 and 1996.

        In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1: "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which will be effective for fiscal years beginning after December 31, 1998. The Company has reviewed the statement of position and believes its adoption will not have a material effect on the Company's financial position or results of operations.

2.      Line of Credit

        Line of credit consisted of the following at December 31, 1997:

           Revolving line of credit with a bank, variable interest at the bank's prime rate plus 0.25% (8.75% at December 31, 1997) maturing May 1,
              1998, secured by accounts receivable, inventory and equipment.
              Borrowing limit is the lesser of $3,000,000 or 80% of eligible trade accounts receivable.

                                                                                          $500,000
                                                                                          --------
                                                                                          $500,000
                                                                                          ========


        As of December 31, 1997, the Company was either in compliance with covenant requirements of the revolving line of credit agreement or had obtained appropriate waivers from the bank.

        Interest expense under the line of credit was $4,000 and $2,000 in 1995 and 1997, respectively. There were no borrowings under the line of credit during 1996.

3.      Notes Payable

        Notes payable consisted of the following at December 31, 1996 and 1997:


                                                                                  1996         1997
                                                                                --------     --------
        Notes payable to a bank, variable interest at the bank's prime rate plus 1%, 9.5% at December 31, 1997, maturing at various times
          from 2001 to 2002                                                     $332,000     $408,000

        Equipment note to a bank, variable interest at the bank's prime rate plus 0.50% (9% at December 31, 1997) maturing May 1, 2002, secured by the Company's accounts with the bank and assets
          purchased with proceeds from the note                                       --      298,000

        Other note payable                                                       217,000      219,000
                                                                                --------     --------
                                                                                 549,000      925,000

        Less:  installments due within one year                                  112,000      289,000
                                                                                --------     --------
                                                                                $437,000     $636,000
                                                                                ========     ========

        The other note payable represents amounts due under an asset purchase agreement entered into in connection with the Company's purchase of its MAXIUM and ESPRIX product lines. In connection therewith, the Company also agreed to pay quarterly royalties based on sales of these product lines. Payments on the note will be reduced by future royalty payments. Cumulative royalty payments are limited to the maximum amount of the note payable.

        Aggregate installments due over the next five years as follows:


               Year Ending December 31:
               ------------------------
                      1998                                         $289,000
                      1999                                          248,000
                      2000                                          159,000
                      2001                                          140,000
                      2002                                           89,000
                                                                   --------
                                                                   $925,000
                                                                   ========

        Interest expense on notes payable was $21,000, $27,200 and $57,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

4.      Commitments and Contingencies

        Leases

        The Company leases its manufacturing facilities and offices under a non-cancelable operating lease which expires on October 31, 2001. Rent expense was $76,000, $132,000 and $211,000 in 1995, 1996 and 1997,
        respectively. As of December 31, 1997, future minimum lease payments under this lease are as follows:


               Year Ending December 31,
               ------------------------
                      1998                                   $  290,000
                      1999                                      319,000
                      2000                                      354,000
                      2001                                      307,000
                                                             ----------
                                                             $1,270,000
                                                             ==========

        Litigation

        In the ordinary course of business, the Company is subject to claims and, from time to time, is named in various legal proceedings. In the opinion of management, the amount of ultimate liability, if any, with respect to any pending actions will not materially affect the financial position or results of operations of the Company.

5.      Income Taxes

        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of the deferred tax asset will not be realized, a valuation allowance is recognized.

        On January 1, 1996, the Company changed its tax status from an S-Corporation to a C-Corporation for federal and state income tax purposes. The prospective effect of this change on the financial statements was for the Company to begin recording a federal and state income tax provision and related assets and liabilities as these income taxes were the liability of the shareholders in prior years. In addition, the Company was required to reinstate deferred taxes for assets and liabilities from prior periods with an offsetting credit to earnings.

        The components of the provision (benefit) for income taxes for the period ending December 31, is as follows:


                                               1996             1997
                                           -----------      -----------
               Current:
                 Federal                   $ 1,175,000      $   533,000
                 State                         316,000          173,000

               Deferred:
                 Federal                      (295,000)          16,000
                 State                         (52,000)          19,000
                                           -----------      -----------
               Tax provision               $ 1,144,000      $   741,000
                                           ===========      ===========


        The components of the net deferred tax asset, at December 31, were as follows:


                                                                 1996           1997
                                                              ---------      ---------
               State taxes                                    $ 107,000      $  57,000
               Amortization/depreciation                        (14,000)        21,000
               Deferred compensation                             93,000             --
               Reserves and accrued liabilities                 161,000        234,000
                                                              ---------      ---------
               Total                                          $ 347,000      $ 312,000
                                                              =========      =========

        Rate reconciliation for the period ending December 31, is as follows:


                                                                     1996             1997
                                                                 -----------      -----------
               Federal income tax                                $ 1,054,000      $   624,000
               State income tax                                      186,000          110,000
               R&D                                                   (20,000)           6,000
               Other                                                 (11,000)           1,000
               Reinstatement of deferred tax asset                   (65,000)              --
                                                                 -----------      -----------
               Tax provision                                     $ 1,144,000      $   741,000
                                                                 ===========      ===========

        The Company was responsible for state taxes of 1.5% of income in 1995. For the year ended December 31, 1995, approximately $10,000 of state taxes is included in selling, general and administrative expenses.

6.      Benefit Plans

        Retirement and Savings Plan

        On January 1, 1996, the Company established a Retirement and Savings Plan (the "Plan") in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The Plan provides for the Company to make matching contributions equal to 25% of participants' contributions, up to a total of 6% of participants' earnings (a maximum Company contribution of 1.5%). Annual aggregate Company contributions are further limited in total to 15% of the Company's after tax profits. The Plan may be terminated at any time at the option of the Company.

        Employee Stock Purchase Plan

        The Company maintains an employee stock purchase plan whereunder employees may purchase shares of the Company through payroll deductions (not to exceed the lesser of $8,000 or 10% of the employees' base compensation) to accrue for semi-annual offerings. The price at which shares are purchased by employees is determined semi-annually by the Company's Board of Directors based on a formula which considers the fair market value (FMV) of the stock and financial information of companies in the same line of business. Total shares purchased by employees under this plan were approximately 458,000, 188,000 and 322,000 shares in 1995, 1996 and 1997, respectively.

        Stock Option Plan

        In 1996, the board of directors adopted the "Second 1996 Stock Option Plan" where up to 500,000 shares of common stock can be granted under this plan. The selection of recipients of options is within the absolute discretion of a senior management committee. Generally, all directors, officers, employees and certain persons rendering services to the Company relative to its management, operations or development are eligible to receive options under the Plan. The term of the options is 10 years. However, the granting of options shall not impose any obligation upon the optionee to exercise such option. The FMV of the options at the grant date is determined using the same formula as discussed under the Employee Stock Purchase Plan footnote.

        Stock Option Plan Activity

        The following table summarizes stock option plan activity for the year ended December 31, 1996 and 1997:


                                                          Year Ended December 31,
                                            ---------------------------------------------------------
                                                      1996                            1997
                                            ------------------------        -------------------------
                                                            Weighted                         Weighted
                                                            Average                           Average
                                            Options         Exercise        Options          Exercise
                                            Activity          Price         Activity           Price
                                            --------        --------        --------         --------
               Outstanding at
                 beginning of year                --        $     --         363,000         $   1.85
                   Granted                   363,000            1.85         123,250             5.83
                   Exercised                      --              --              --               --
                   Canceled                       --              --         (15,500)            3.62
                                            --------                        --------
               Outstanding at end
                 of year                     363,000        $   1.85         470,750         $   3.00
                                            ========        ========        ========         ========

               Weighted average fair
                 value of options
                 granted during the
                 period                                     $   1.60                         $   1.67
                                                            ========                         ========

        Exercise price of options outstanding and options exercisable were as follows:


                                                     Options Outstanding and Exercisable
                                              -------------------------------------------------
                                                                                       Weighted
                                                Number              Weighted           Average
                                                  of           Average Remaining       Exercise
                                                Options         Contractual Life        Price
                                              ----------       -----------------     ----------
               Range of exercise prices

               $0.50 - $1.41                     192,500              8.00           $     0.50
               $3.62                             145,500              8.92                 3.62
               $5.55 - $6.37                     132,500             10.00                 6.92
                                              ----------
                                                 470,500              8.45           $     1.88
                                              ==========         =========           ==========

        As permitted, the Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" effective January 1, 1996. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined based on the fair value at the date of grant for 1996 and 1997 awards, pro-forma net income would reflect an additional charge of approximately $11,000 and $58,000, respectively.

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997: risk free interest rate of 5.35%, expected option life of 6 years, expected volatility of zero percent and a dividend rate of zero.

7.      Strategic Alliance

        On January 1, 1996 the Company entered into a strategic alliance with another company. Under the terms of the alliance, the Company committed to issue 137,800 new shares of common stock in exchange for 12,220 common shares of the other company. These shares will vest at the rate of 20% of the total commitment over each of the next five years. Other terms of the agreement provide that the Company may fund certain research and development project costs incurred by the other company in exchange for rights to use the technology developed. Any such project costs will be funded at the sole discretion of the Company's management and the Company is under no obligation to fund any such projects.

                             SPACE ELECTRONICS INC.


                                 BALANCE SHEETS
                                  (Unaudited)

                                     ASSETS



                                                   December 31,        September 30,
                                                      1997                1998
                                                   -----------         -----------
                                                    (Audited)
CURRENT ASSETS:
  Cash and cash equivalents                        $   160,000         $   214,000
  Accounts receivable, less allowance for
    doubtful accounts of $238,000 and
    $200,000, respectively                           2,029,000           3,103,000
  Inventories                                        2,398,000           2,493,000
  Other receivables                                    620,000             511,000
  Deferred income tax                                  312,000             752,000
  Prepaid expenses and other current assets            235,000             172,000
                                                   -----------         -----------
          Total current assets                       5,754,000           7,245,000
                                                   -----------         -----------
PROPERTY AND EQUIPMENT, at cost:
  Machinery and equipment                            1,622,000           2,208,000
  Furniture and fixtures                                84,000              97,000
  Tooling                                              441,000             590,000
  Leasehold improvements                                49,000             103,000
  Construction-in-progress                              84,000              14,000
                                                   -----------         -----------
                                                     2,280,000           3,012,000
  Less: accumulated depreciation and
    amortization                                      (739,000)         (1,130,000)
                                                   -----------         -----------
                                                     1,541,000           1,882,000
                                                   -----------         -----------
Total assets                                       $ 7,295,000         $ 9,127,000
                                                   ===========         ===========


      The accompanying notes are an integral part of these balance sheets.

                             SPACE ELECTRONICS INC.


                                 BALANCE SHEETS
                                  (Unaudited)


                      LIABILITIES AND SHAREHOLDERS' EQUITY



                                                          December 31,     September 30,
                                                             1997              1998
                                                          ----------        ----------
                                                           (Audited)
CURRENT LIABILITIES:
  Line of credit                                          $  500,000        $  880,000
  Current portion of notes payable                           289,000           300,000
  Accounts payable                                           600,000           355,000
  Accrued liabilities                                      1,325,000         2,380,000
  Customer deposits                                          105,000         1,190,000
                                                          ----------        ----------
        Total current liabilities                          2,819,000         5,105,000
                                                          ----------        ----------

NOTES PAYABLE, net of current portion                        636,000           849,000
                                                          ----------        ----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Common Stock; 10,000,000 shares authorized,
    at $.001 par value, 1,752,231 and
    1,735,271 shares outstanding, respectively                 1,000             1,000
  Additional paid in capital                                 959,000         1,113,000
  Retained Earnings                                        2,880,000         2,059,000
                                                          ----------        ----------
        Total shareholders' equity                         3,840,000         3,173,000
                                                          ----------        ----------
        Total liabilities and shareholders' equity        $7,295,000        $9,127,000
                                                          ==========        ==========



The accompanying notes are an integral part of these balance sheets.

                             SPACE ELECTRONICS INC.


                              STATEMENTS OF INCOME
                                   (UNAUDITED)




                                                          For the Nine Months
                                                           Ended September 30,
                                                    -------------------------------
                                                       1997                1998
                                                    -----------         -----------
Revenues                                            $ 8,602,000         $ 8,806,000

Cost of revenues                                      3,361,000           5,315,000
                                                    -----------         -----------
        Gross profit                                  5,241,000           3,491,000

Selling, general and administrative expenses          2,565,000           2,906,000

Research and development expenses                       700,000           1,378,000
                                                    -----------         -----------
        Income/(Loss) from operations                 1,976,000            (793,000)

INTEREST AND OTHER INCOME (EXPENSES), net                 9,000            (129,000)
                                                    -----------         -----------
        Income/(Loss) before income taxes             1,985,000            (922,000)

Income tax/(Benefit) provision                          834,000            (369,000)
                                                    -----------         -----------
        Net income/(Loss)                           $ 1,151,000         $  (553,000)
                                                    ===========         ===========

Net income/(Loss) per share:
  Basic                                             $       .68         $      (.32)
                                                    ===========         ===========
  Diluted                                           $       .60         $      (.29)
                                                    ===========         ===========

Shares used in per share calculation:
  Basic                                               1,692,398           1,746,634
                                                    ===========         ===========
  Diluted                                             1,925,622           1,940,212
                                                    ===========         ===========



   The accompanying notes are an integral part of these financial statements.

                             SPACE ELECTRONICS INC.


                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                 For the Nine Months
                                                                 Ended September 30,
                                                         -------------------------------
                                                             1997               1998
                                                         -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income/(Loss)                                      $ 1,151,000         $  (553,000)
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Depreciation and Amortization                          259,000             391,000
      Changes in assets and liabilities:
        Accounts receivable                                 (599,000)         (1,074,000)
        Inventories                                         (758,000)            (95,000)
        Other receivables                                   (301,000)            109,000
        Deferred income tax                                       --            (440,000)
        Prepaid expenses and other assets                     (8,000)             63,000
        Accounts payable                                     348,000            (245,000)
        Accrued liabilities                                 (545,000)          1,055,000
        Customer deposits                                    (79,000)          1,085,000
                                                         -----------         -----------
          Net cash provided by (used in)
            operating activities                            (532,000)            296,000
                                                         -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                       (765,000)           (732,000)
                                                         -----------         -----------
          Net cash used in investing activities             (765,000)           (732,000)
                                                         -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on line of credit                   --             380,000
  Net borrowings under notes payable agreements              217,000             224,000
  Sales of common stock                                      528,000             403,000
  Purchases of treasury stock                               (352,000)           (517,000)
                                                         -----------         -----------
          Net cash provided by
            financing activities                             393,000             490,000
                                                         -----------         -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS        (904,000)             54,000

CASH AND CASH EQUIVALENTS, Beginning of period             1,310,000             160,000
                                                         -----------         -----------
CASH AND CASH EQUIVALENTS, End of period                 $   406,000         $   214,000
                                                         ===========         ===========
SUPPLEMENTAL DISCLOSURE OF CASH PAID DURING THE
  YEAR FOR:
    Interest                                             $    28,000         $   116,000
                                                         ===========         ===========
    Taxes                                                $   832,000         $        --
                                                         ===========         ===========


   The accompanying notes are an integral part of these financial statements.

                             SPACE ELECTRONICS INC.


                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

                           SEPTEMBER 30, 1997 AND 1998




        Basis of Presentation

        The information at September 30, 1998 and for the nine months ended September 30, 1998 and 1997 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, which the management of Space Electronics, Inc. (the "Company") considers necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. The results of the interim periods are not necessarily indicative of results for the full year.

        The financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1997.

        Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts recorded in the financial statements and accompanying notes. Actual results may differ from those recorded using such estimates.

        Recently Issued Accounting Pronouncements

        Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure about Segments of an Enterprise and Related Information" is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, major customers, and material countries in which the entity holds assets and reports revenue. The adoption of SFAS No. 131 will not affect the results of operations or financial position of the Company, but may require the Company to disclose segment information in its financial statements for the year ending December 31, 1998.

        Statement of Financial Accounting Standards (SFAS) No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 established standards for employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The adoption of SFAS No. 132 had no material impact on the Company's financial statements or related disclosures thereto.

        In April 1998, the AcSEC issued AICPA SOP 98-5, "Reporting on the Costs of Start-Up Activities." This statement provides guidance on the financial reporting of start-up costs and organization costs and requires that such costs of start-up activities be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with earlier application permitted. The Company anticipates that the adoption of SOP 98-5 will not have a material impact on the Company's financial position or results of operations.

        Net Income Per Share

        In fiscal year 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). Under the provisions of SFAS 128, basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share also gives effect to the dilutive effect of stock options (calculated based on the treasury stock method). All prior periods have been restated. A reconciliation of shares used in the per share calculation is as follows:


                                                                September 30,
                                                         --------------------------
                                                            1997             1998
                                                         ---------        ---------
               Basic:
                 Weighted average common shares
                   Outstanding                           1,692,398        1,746,634
                                                         =========        =========

               Diluted:
                 Weighted average common shares          1,692,398        1,746,634
                 Dilutive effect of stock options          233,224          193,578
                                                         ---------        ---------
                 Weighted average shares
                   outstanding                           1,925,622        1,940,212
                                                         =========        =========

        Inventories

        Inventories are stated at the lower of cost (first-in, first-out) or market and include material, labor and related overhead. Inventories consisted of the following costs not yet charged to contracts (in thousands):


                                       December 31,     September 30,
                                          1997              1998
                                       ----------        ----------
               Raw materials           $1,360,000        $1,491,000
               Work-in-progress           571,000           549,000
               Finished goods             467,000           453,000
                                       ----------        ----------
                                       $2,398,000        $2,493,000
                                       ==========        ==========

        Taxation

        The estimated annual effective tax rate for 1998 is 40%. The difference between the federal statutory rate and the estimated annual effective rate is primarily attributable to state taxes and other nondeductible items.

        Merger with Maxwell Technologies, Inc.

        On November 25, 1998, the Company entered into a definitive Merger agreement with Maxwell Technologies, Inc. ("Maxwell"), a public company. If approved by the stockholders of the Company and consummated, the Company will become a wholly-owned subsidiary of Maxwell and stockholders of the Company will receive shares of Maxwell in exchange for their shares in the Company.

                                                                         ANNEX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                         SPACE ELECTRONICS INCORPORATED

                                 (THE "COMPANY")

                      CERTAIN SHAREHOLDERS OF THE COMPANY,

                           MT ACQUISITION CORPORATION

                                       AND

                           MAXWELL TECHNOLOGIES, INC.


                                   DATED AS OF

                                NOVEMBER 25, 1998

                                       TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----

ARTICLE 1      TERMS OF MERGER...............................................................1

        1.1    The Merger....................................................................1
        1.2    Closing Date of the Merger....................................................2
        1.3    Certificate of Incorporation of the Surviving Corporation.....................2
        1.4    Bylaws of the Surviving Corporation...........................................2
        1.5    Board of Directors and Officers of the Surviving Corporation..................2
        1.6    Consideration; Cancellation of Company Common Stock...........................2
        1.7    Adjustments to Exchange Ratio.................................................4
        1.8    Conversion of Newco Common Stock..............................................5
        1.9    No Fractional Shares..........................................................5
        1.10   Escrow........................................................................5
        1.11   Exchange of Shares; Stock Transfer Books......................................6
        1.12   Treasury and Other Stock......................................................6
        1.13   Dissenting Shares.............................................................6

ARTICLE 2      REPRESENTATIONS AND WARRANTIES OF
               THE COMPANY, SHAREHOLDERS AND PRINCIPAL SHAREHOLDERS..........................7

        2.1    Organization and Good Standing................................................7
        2.2    Subsidiaries..................................................................7
        2.3    Capital Structure of the Company..............................................7
        2.4    Authorization and Approvals...................................................8
        2.5    No Violations.................................................................8
        2.6    Taxes.........................................................................9
        2.7    Transactions with Affiliates.................................................10
        2.8    Financial Statements.........................................................11
        2.9    Title to Properties..........................................................11
        2.10   Real Property................................................................11
        2.11   Leases.......................................................................12
        2.12   Fixed Assets.................................................................12
        2.13   Intellectual Property........................................................12
        2.14   Accounts Receivable..........................................................14
        2.15   Licenses and Permits.........................................................15
        2.16   Insurance....................................................................15
        2.17   Absence of Certain Changes...................................................15
        2.18   Contracts....................................................................17
        2.19   Client and Supplier Relationships............................................19
        2.20   Compliance With Laws.........................................................19
        2.21   No Undisclosed Liabilities...................................................19

                                                                                          Page
                                                                                          ----

        2.22   Employees....................................................................19
        2.23   Litigation...................................................................20
        2.24   Environmental Matters........................................................21
        2.25   Employee Benefits............................................................23
        2.26   Bank Accounts................................................................25
        2.27   Corporate Records............................................................25
        2.28   Accounting Records...........................................................25
        2.29   Omitted. ....................................................................25
        2.30   Affiliates...................................................................25
        2.31   Brokers and Finders..........................................................25
        2.32   Inventory....................................................................25
        2.33   Year 2000 Compliance.........................................................25
        2.34   Government Contracts.........................................................26
        2.35   Product Liability and Warranties.............................................26
        2.36   Absence of Certain Payments..................................................26
        2.37   Registration Statement; Proxy Statement......................................27

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF EACH PRINCIPAL
               SHAREHOLDER..................................................................28

        3.1    Title to Shares..............................................................28
        3.2    Authorization and Approvals..................................................28
        3.3    No Violations................................................................28

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF
               MAXWELL AND NEWCO............................................................29

        4.1    Organization and Power; Foreign Qualification................................29
        4.2    Capital Structure of Maxwell and Newco.......................................29
        4.3    Authorization and Enforceability of Agreements...............................29
        4.4    No Conflicts.................................................................30
        4.5    Financial Statements and Commission Reports..................................30
        4.6    Brokers and Finders..........................................................30
        4.7    Exchange Shares..............................................................31
        4.8    No Material Adverse Changes..................................................31
        4.9    Registration Statement; Proxy Statement/Prospectus...........................31
        4.10   Affiliates...................................................................31

ARTICLE 5      COVENANTS OF THE COMPANY AND PRINCIPAL SHAREHOLDERS..........................32


                                                                                          Page
                                                                                          ----

        5.1    Covenants Pending Closing....................................................32
        5.2    Consents and Approvals; Fulfillment of Conditions............................34
        5.3    Acquisition Proposals........................................................34
        5.4    Notice.......................................................................35
        5.5    Access.......................................................................35
        5.6    Affiliates; Accounting and Tax Treatment.....................................36
        5.7    Publicity....................................................................36
        5.8    Distribution of Proxy Statement/Prospectus; Shareholders' Approval...........36

ARTICLE 6      COVENANTS OF MAXWELL AND NEWCO...............................................37

        6.1    Consents and Approvals; Fulfillment of Conditions............................37
        6.2    Notice.......................................................................37
        6.3    Publicity....................................................................37

ARTICLE 7      ADDITIONAL PRE-CLOSING COVENANTS OF THE PARTIES..............................37

        7.1    Preparation of Registration Statement........................................37
        7.2    HSR Act......................................................................37
        7.3    Disclosure Schedules.........................................................38

ARTICLE 8      CONDITIONS TO CLOSING BY MAXWELL AND NEWCO...................................38

        8.1    Accuracy of Representations and Warranties; Performance of Covenants.........39
        8.2    Consents.....................................................................39
        8.3    Shareholder Approval.........................................................39
        8.4    No Litigation................................................................39
        8.5    Corporate Resolutions........................................................39
        8.6    Adverse Changes..............................................................39
        8.7    Opinion of Counsel...........................................................39
        8.8    Legislation..................................................................39
        8.9    Employment and Noncompetition and Nondisclosure Agreements...................40
        8.10   Investment Letter............................................................40
        8.11   Pooling Opinion..............................................................40
        8.12   Escrow Agreement.............................................................40
        8.13   Dissenting Shares............................................................40
        8.14   Securities Law...............................................................40
        8.15   Nasdaq Listing...............................................................40
        8.16   HSR Act......................................................................40
        8.17   Technology Transfer Agreement with Full Circle Research......................40

                                                                                          Page
                                                                                          ----

ARTICLE 9      CONDITIONS TO CLOSING BY THE COMPANY.........................................41

        9.1    Accuracy of Representations and Warranties; Performance of Covenants by
               Maxwell and Newco............................................................41
        9.2    Consents and Approvals.......................................................41
        9.3    No Litigation................................................................41
        9.4    Corporate Resolutions........................................................41
        9.5    Adverse Changes..............................................................41
        9.6    Legislation..................................................................42
        9.7    Opinion of Counsel...........................................................42
        9.8    Employment, Noncompetition and Non-Solicitation Agreements...................42
        9.9    Escrow Agreement.............................................................42
        9.10   Securities Law...............................................................42
        9.11   Nasdaq Listing...............................................................42
        9.12   HSR Act......................................................................42

ARTICLE 10     TERMINATION OF AGREEMENT.....................................................42

        10.1   Termination..................................................................42
        10.2   Effect of Termination........................................................43
        10.3   Costs and Expenses...........................................................43

ARTICLE 11     CLOSING......................................................................44

        11.1   The Closing..................................................................44
        11.2   Further Acts.................................................................44

ARTICLE 12     SURVIVAL OF REPRESENTATIONS, WARRANTIES,
               COVENANTS AND RELATED AGREEMENTS; INDEMNIFICATION............................44

        12.1   General Liability Period.....................................................44
        12.2   Tax Liability Period.........................................................45
        12.3   Indemnity by the Shareholders................................................45
        12.4   Tax Indemnity................................................................45
        12.5   Indemnity by Maxwell.........................................................47
        12.6   Limitations on Recoverable Losses............................................47
        12.7   Claims for Indemnification; Disputes.........................................48
        12.8   Indemnity as Exclusive Remedy................................................50

ARTICLE 13     POST-CLOSING COVENANTS.......................................................50


                                                                                          Page
                                                                                          ----

        13.1   Resale.......................................................................50
        13.2   Surviving Corporation Option Plan............................................51
        13.3   Surviving Corporation Board of Advisors......................................51
        13.4   Organization.................................................................51

ARTICLE 14     SHAREHOLDER REPRESENTATIVES..................................................51

        14.1   Appointment..................................................................51
        14.2   Appointment Irrevocable......................................................52
        14.3   Shareholder Representatives Held Harmless....................................52
        14.4   Duration; Succession.........................................................53

ARTICLE 15     GENERAL PROVISIONS...........................................................53

        15.1   Entire Agreement; Modifications; Waiver......................................53
        15.2   Severability.................................................................53
        15.3   Successors and Assigns.......................................................53
        15.4   Counterparts.................................................................53
        15.5   Governing Law................................................................53
        15.6   Notices......................................................................54
        15.7   Expenses.....................................................................55
        15.8   Recovery of Litigation Costs.................................................55
        15.9   Confidentiality..............................................................55
        15.10  No Third Parties Benefitted..................................................56
        15.11  Recitals, Schedules and Exhibits.............................................56
        15.12  Section Headings.............................................................56


                                  EXHIBIT INDEX


Exhibit A               Escrow Agreement

Exhibit B               Investment Letter

Exhibit C               Form of Employment Agreement

Exhibit D               Form of Noncompetition Agreements


                                 SCHEDULE INDEX


Schedule 2.1            Foreign Qualification

Schedule 2.2            Subsidiaries

Schedule 2.3            Shareholders

Schedule 2.4            Authorizations and Approvals

Schedule 2.5            Violations

Schedule 2.6            Tax Matters

Schedule 2.7            Affiliate Transactions

Schedule 2.8            Financial Statements

Schedule 2.9            Liens

Schedule 2.10           Real Property

Schedule 2.11           Leases

Schedule 2.12           Fixed Assets

Schedule 2.13(a)        Trademarks

Schedule 2.13(b)        Patents

Schedule 2.13(c)        Copyrights

Schedule 2.13(d)        Proprietary Rights Agreements

Schedule 2.13(g)        Computer Software and Hardware

Schedule 2.14           Accounts Receivable

Schedule 2.15           Licenses and Permits

Schedule 2.16           Insurance

Schedule 2.17           Changes

Schedule 2.18(a)        Contracts

Schedule 2.18(b)        Fixed Price Client Contracts

Schedule 2.20           Compliance with Laws

Schedule 2.21           Liabilities

Schedule 2.22           Employees and Bonuses

Schedule 2.23           Litigation


Schedule 2.24           Environmental Compliance

Schedule 2.25           Employee Benefits

Schedule 2.26           Bank Accounts

Schedule 2.30           Affiliates; Accounting and Tax Treatment

Schedule 2.31           Engagement Letter

Schedule 2.33           Year 2000 Compliance

Schedule 8.9            Employment Agreements


                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into as of November 25, 1998, by and among Space Electronics Incorporated, a Delaware corporation (the "Company"), the shareholders of the Company listed on the signature page hereto (the "Principal Shareholders"), MT Acquisition Corporation, a Delaware corporation ("Newco"), and Maxwell Technologies, Inc., a Delaware corporation ("Maxwell").

                                 R E C I T A L S

        WHEREAS, Maxwell owns all of the issued and outstanding shares of the common stock of Newco; and

        WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Newco be merged with and into the Company pursuant to this Agreement, with the Company as the surviving corporation; and

        WHEREAS, upon the Merger, the shares outstanding of the Common Stock of the Company, par value $0.001 per share ("Company Common Stock") will be converted into the right to receive an aggregate of 893,617 shares of the Common Stock of Maxwell, par value $0.10 per share ("Maxwell Common Stock"); and

        WHEREAS, the parties hereto intend that this Agreement constitutes a Plan of Reorganization and the Merger hereunder qualifies under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the respective Boards of Directors of the Company, Newco and Maxwell have approved the Merger pursuant to this Agreement and the Agreement of Merger; and

        WHEREAS, the Principal Shareholders have entered into Voting Agreements with Maxwell dated the date hereof, pursuant to which they have agreed to vote their shares in favor of the Merger; and

        NOW, THEREFORE, in order to consummate the Merger and in consideration of the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE 1

                                 TERMS OF MERGER

        1.1 The Merger. Subject to the terms and conditions of this Agreement and the laws of the State of Delaware on the Closing Date (as defined in Section 11.1), Newco shall be merged with and into the Company. Following the Merger, the separate corporate existence of Newco shall cease, and the Company, under the name "Space Electronics Incorporated" shall continue as the surviving corporation (the "Surviving Corporation") and shall be governed by the laws of the State of Delaware. Newco and the Company are sometimes collectively referred to as the "Constituent Corporations."

        1.2 Closing Date of the Merger. The Merger shall become effective at the close of business on the Closing Date, or at such other time on such date the parties may agree, on which date a Certificate of Merger shall be duly executed, acknowledged or verified and filed with the Delaware Secretary of State in accordance with the Delaware General Corporation Law. The time the Merger becomes effective in accordance with the Delaware General Corporation Law is the "Effective Time."

        1.3 Certificate of Incorporation of the Surviving Corporation. At the Closing Date and without any further action on the part of the parties, the Certificate of Incorporation of Newco shall be and remain the Certificate of Incorporation of the Surviving Corporation. Such Certificate of Incorporation may thereafter be altered, amended or repealed in accordance with the provisions thereof or applicable law.

        1.4 Bylaws of the Surviving Corporation. At the Closing Date and without any further action on the part of the parties, the Bylaws of Newco shall be and remain the Bylaws of the Surviving Corporation, until altered, repealed or amended in accordance with the provisions thereof and applicable law.

        1.5 Board of Directors and Officers of the Surviving Corporation. At the Closing Date, the officers and directors of Newco as of such date shall be the officers and directors of the Surviving Corporation, each of such persons to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, and applicable law, until a successor is duly elected or qualified.

        1.6 Consideration; Cancellation of Company Common Stock.

               (a) The aggregate consideration to be received by all of the Company's holders of common stock and stock option holders ("Option Holders," and collectively with the holders of Company Common Stock, the "Shareholders") in connection with the Merger shall be 893,617 shares of Maxwell Common Stock, unless adjusted as set forth in Section 1.7.

               (b) An aggregate of 89,362 shares of Maxwell Common Stock shall be deposited in escrow in accordance with Section 1.10 in order to satisfy certain indemnity obligations of the Shareholders to Maxwell, unless the number is adjusted as set forth in Section 1.7.

               (c) By virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and all rights in respect thereof shall cease to be outstanding, excepting the right to be converted into 0.42258 shares of Maxwell Common Stock ("Exchange Shares"), unless adjusted pursuant to Section 1.7, upon surrender of certificates representing such shares to the Surviving Corporation, less any Escrowed Shares, or rights in respect of dissenting shares in accordance with
Section 1.13.

               (d) By virtue of the Merger and without any action on the part of the holder thereof, each option to purchase a share of Company Common Stock ("Options") held immediately prior to the Effective Time shall (i) if unvested, have vesting accelerated in accordance with the terms of stock option plans and stock option agreements (collectively, "Option Agreements") between the Company and persons holding Options, and (ii) be canceled and all rights thereof shall cease to be existing, excepting the right to be converted into Exchange Shares as follows:


    OPTION EXERCISE PRICE        NUMBER OF EXCHANGE
     PER COMPANY COMMON          SHARES ISSUED IN
           SHARE                 MERGER PER OPTION
    ---------------------        ------------------
           $0.51                      0.40113
           $1.41                      0.36262
           $3.62                      0.26853
           $5.55                      0.18641
           $6.37                      0.15151

        Any conversion shall be effective upon surrender for cancellation of an Option Agreement, but 10% of the Exchange Shares otherwise issuable upon the surrender shall be included in the total number of Escrowed Shares. The number of Exchange Shares issuable may be adjusted as required by Section 1.7.

               (e) The consideration shall be delivered to the Shareholders promptly upon receipt by the Surviving Corporation of a certificate evidencing ownership of Company Common Stock or an Option Agreement, accompanied by a letter of transmittal in a form acceptable to Maxwell and its transfer agent, provided that the Exchange Shares issued upon surrender of the certificate or agreement shall not include those shares subject to the Escrow. Maxwell shall use reasonable best efforts to cause all Exchange Shares (excluding Escrow Shares) to be available for issuance immediately following the Effective Time.

        1.7    Adjustments to Exchange Ratio.

               (a) Definitions. For purposes of this Section 1.7:

        "Designated Maxwell Stock Price" shall mean the average of the closing sale prices (last trade) of Maxwell Common Stock on the Nasdaq National Market on the twenty (20) trading days ending with the trading day immediately preceding the Closing Date.

        "Upper Value" means (i) if the Merger occurs on or prior to February 28, 1999, $29.00 per share or (ii) if the Merger occurs after February 28, 1999, $35.00 per share.

        "Lower Value" means (i) if the Merger occurs on or prior to February 28, 1999, $22.50 per share or (ii) if the Merger occurs after February 28, 1999, $20.00 per share.

        A "Class" of Company Options is that group of Options having the same exercise price.

               (b)    Adjustments.

                      (i) No adjustment shall be made unless the Designated Maxwell Stock Price is either (x) greater than the Upper Value or (y) less than the Lower Value.

                      (ii) An adjustment in the aggregate number of Exchange Shares to be issued by Maxwell in connection with the Merger pursuant to
        Section 1.6(a), and a corresponding adjustment to the number of Escrowed Shares under Section 1.6(b), shall be made if the Designated Maxwell Stock Price exceeds the Upper Value or is less than the Lower Value.

        The adjustment shall be computed as follows:

        A. The total number of Exchange Shares ("Adjusted Exchange Shares") issued in connection with the Merger shall be determined by multiplying 893,617 by the Upper Value (if the Designated Maxwell Stock Price exceeds the Upper Value), or by the Lower Value (if the Designated Maxwell Stock Price is less than the Lower Value) and dividing the product so obtained (the "Adjusted Total Transaction Value") by the Designated Maxwell Stock Price (rounded to the nearest whole share).

        B. The number of Adjusted Exchange Shares issuable to holders of Options shall be computed as follows: $1,668,664 (representing the aggregate exercise price of all Options) shall be added to the Adjusted Total Transaction Value and the sum obtained shall then be divided by 2,282,740 (the total number of Company Common Shares and Options). The quotient obtained ("Adjusted SEi Price Per Share") shall be used to compute the "Adjusted Net Security Value" of each Class of SEi Options, which for each class, shall equal the Adjusted SEi Price Per Share multiplied by the number of Options in that Class, subtracting from the product obtained the aggregate exercise price of all Options in that Class. The number of Adjusted Exchange Shares issued in respect of that Class of Options shall be determined by taking the percentage obtained by dividing the Adjusted Net Security Value for that Class into the Adjusted Total Transaction Value, and multiplying the total number of Adjusted Exchange Shares by that percentage. The exchange ratio for the Class shall be the quotient obtained by dividing the number of Options in that Class into the number of Adjusted Exchange Shares to be issued in respect of that Class.

        C. The number of Adjusted Exchange Shares issuable to holders of Company Common Stock shall be the total number of Adjusted Exchange Shares less the Adjusted Exchange Shares issuable in respect of all five Classes of Options, and the exchange ratio for holders of Company Common Stock would thereupon be equal to the quotient obtained by dividing the number of Adjusted Exchange Shares issuable to holders of Company Common Stock into 1,771,797.

        D. The number of Escrowed Shares shall be 10% of the number of Adjusted Exchange Shares (rounded to the nearest whole share).

        E. Cash in lieu of fractional shares shall be paid based on the Designated Maxwell Stock Price.

        1.8 Conversion of Newco Common Stock. The shares of common stock of Newco, par value $0.01 per share ("Newco Common Stock"), outstanding immediately prior to the Merger shall, by virtue of the Merger and without any further action on the part of the holder thereof, automatically be converted into and thereafter represent 5,000,000 validly issued, fully paid and non-assessable shares of Surviving Corporation Common Stock.

        1.9 No Fractional Shares. No fractional share of Maxwell Common Stock will be issued in the Merger, but, in lieu thereof, each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Maxwell Common Stock (after aggregating all fractional shares of Maxwell Common Stock to be received by such holder) will be entitled to receive from Maxwell an amount of cash (rounded to the nearest whole cent) equal to the product of (a) the fraction multiplied by (b) $23.50 (unless adjusted to be equal to the Designated Maxwell Stock Price pursuant to Section 1.7.)

        1.10 Escrow.

               (a) Prior to the Closing Date, Maxwell, the Company, and the Shareholder Representatives shall enter into an agreement with Zapp National Bank, as escrow agent (the "Escrow Agent") substantially in the form of Exhibit A hereto (the "Escrow Agreement"). At the Closing Date or as soon as practicable thereafter, Maxwell shall deposit in escrow an aggregate of 89,362 shares of Maxwell Common Stock (the "Escrow"), representing a portion of the Merger consideration issuable to the Shareholders. In the event the Shareholders are required to indemnify Maxwell, Newco or their affiliates for breaches of representations, warranties or covenants set forth in the definitive agreement, Maxwell may claim the Escrow from the Escrow Agent in accordance with the terms of the Escrow Agreement. The Escrow shall be released 12 months after the Closing Date.

               (b) Upon the approval by the Shareholders of the Company of the Merger Agreement and the Merger, all Shareholders shall be deemed to have irrevocably appointed each of Robert Czajkowski and David Strobel (the "Shareholder Representatives") to act as their attorney-in-fact on behalf of such Shareholders to consent to, contest, settle, compromise or otherwise dispose of any claim made by Maxwell or any person affiliated with Maxwell in accordance with Section 1.10(a) and the Escrow Agreement. No further documentation shall be required to evidence such appointment, and such power of attorney shall be coupled with an interest, thereby confirming such appointment as irrevocable. Each Shareholder Representative shall be empowered to act, with or without the consent of the other, with respect to all matters arising under
Section 1.10(a) and the Escrow Agreement. If any Shareholder Representative shall die, become disabled or otherwise be unable or unwilling to fulfill his responsibilities hereunder, a replacement shall be selected as set forth in
Section 14.4.

        1.11 Exchange of Shares; Stock Transfer Books. On the Closing Date of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock (other than dissenting shares, if any) shall be entitled, upon surrender of such certificate or certificates to the Surviving Corporation, to receive as a distribution in respect of each share represented by such certificate or certificates, Exchange Shares and cash in lieu of fractional shares in accordance with Sections 1.6 and
1.9. The cash payment shall be made by corporate check of Maxwell made payable to the holder of record of Company Common Stock or the Option Holder. At the Closing Date of the Merger there shall be no further registry of transfers on the records in respect of Company Common Stock outstanding immediately prior to the Closing Date of the Merger. If any payment of cash in lieu of fractional shares is to be made in the form of a check payable to a name other than that in which the certificate for Company Common Stock surrendered is registered, or if Exchange Shares are to be issued in a name other than that in which the certificate for Company Common Stock surrendered is registered, it shall be a condition of such distribution that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment or Exchange Shares shall pay to the Surviving Corporation any transfer or other taxes required, or shall establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. If, after the Closing Date of the Merger, certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for Exchange Shares or cash in lieu of fractional shares as provided herein.

        1.12 Treasury and Other Stock. All shares of Company Common Stock which are held by the Company as treasury shares (if any) shall cease to exist as of the Closing Date, without any conversion thereof or exchange with respect thereto.

        1.13 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shareholders who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Section 262 of the Delaware General

Corporation Law or, as the case may be, Section 1300 et seq. of the California Corporations Code, (the "Dissenting Shares") shall not have any of such shares converted into the right to receive, or become exchangeable for, their applicable portion of the Maxwell Common Stock. The holders of such shares shall be entitled to receive payment of the fair value or fair market value, as the case may be, of such shares in accordance with the provisions of the applicable Section unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters' rights. If, after the Closing Date, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such Shareholder's shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Closing Date, the applicable portion of the Maxwell Common Stock, without interest thereon, as provided in Section 1.6, plus cash in lieu of fractional shares, as provided in Section 1.9.


                                    ARTICLE 2

                        REPRESENTATIONS AND WARRANTIES OF
              THE COMPANY, SHAREHOLDERS AND PRINCIPAL SHAREHOLDERS

        The Company, the Shareholders (other than the Principal Shareholders), severally (and not jointly and severally), and the Principal Shareholders, jointly and severally, represent and warrant to Maxwell and Newco as follows:

        2.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Except as set forth on Schedule 2.1, the Company is duly qualified to transact business and is in good standing in the State of California and in every other jurisdiction in which the character of its business makes such qualification necessary, except for where the failure to be so qualified would not have a material adverse effect on the Company or its business, assets, properties, prospects, financial condition or results of operations (a "Material Adverse Effect"), all of which jurisdictions are listed on Schedule 2.1 attached hereto. Except as set forth on Schedule 2.1, the Company has all necessary corporate power and authority, including all necessary licenses and permits, to carry on its business as it is now being conducted, and to own or lease and operate its properties and assets. Complete, current and correct copies of the charter and Bylaws of the Company, all as amended to date, stock ledgers, minute books and all other organizational documents of the Company have been made available to Maxwell and, as updated, will be made available to Maxwell prior to the Closing Date. The Company is not in violation of any provision of its charter or Bylaws.

        2.2 Subsidiaries. Except as set forth on Schedule 2.2, The Company does not, directly or indirectly, own or control any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business organization, trust or other entity.

        2.3 Capital Structure of the Company. The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $0.001 par value ("Company Common Stock"), of which 1,771,797 shares are issued and outstanding, and all of such shares are owned of record and beneficially as set forth on Schedule 2.3. There are 510, 943 outstanding options to purchase Company Common Stock, held by the persons and in the amounts shown on Schedule 2.3. Except for any of the transactions contemplated pursuant to this Agreement and as set forth on Schedule 2.3, there are no warrants, convertible debt or securities, calls, agreements, arrangements, commitments, understandings or other rights to purchase any of the Company's capital stock or securities convertible into or exchangeable for any such capital stock. All of such shares have been issued in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Company has not violated the Securities Act or any state securities or Blue Sky laws in connection with the issuance of any such shares. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable.

        2.4 Authorization and Approvals. The Company has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been, or will be prior to the Closing Date, duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally; and except as enforcement may be limited by general principles of equity. This Agreement has been duly and validly authorized by and approved by all requisite corporate action on the part of the Company's Board of Directors. Except as set forth in Schedule 2.4 hereto, no further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by the Company of this Agreement, or the consummation by the Company of the transactions contemplated hereby, except for filing the Certificate of Merger with the Delaware Secretary of State and compliance with the Notification provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and except for those which, if not obtained, would not have a material adverse impact on the ability of the Company to perform its business as currently conducted or the ability of the Company to execute and deliver this Agreement or to consummate the transactions contemplated hereby.

        2.5 No Violations. Except as set forth on Schedule 2.5 attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or the Bylaws of the Company, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which the Company is a party or by which the Company or any of its respective properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to the Company or any of its respective properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of the Company.

        2.6 Taxes.

               (a) The Company has timely filed or been included in all Tax Returns (as defined in Section 12.4) that are required to be filed by the Company with respect to the activities of the Company, or in which the Company is required to be included for any period ending on or before the Closing Date, which Tax Returns are true, correct and complete in all material respects, and the Company has paid all Taxes (as defined in Section 12.4) shown thereon to be due.

               (b) The Company has paid or caused to be paid within the time and in the manner prescribed by law all Taxes payable or due from and owed by the Company for all periods ending on or prior to the date hereof except for taxes which are accrued but not yet due and payable. All Taxes attributable to all taxable periods ending on or before the Closing Date, to the extent not required to be previously paid, have been fully and adequately reserved for (as taxes payable or as accrued taxes) on the Financial Statements (as defined below) and the Company will not accrue a Tax liability from the date of the Financial Statements up to and including the Closing Date other than a Tax liability accrued in the ordinary course of business.

               (c) The Company has not taken any action that would require an adjustment pursuant to Section 481 of the Code, by reason of a change in accounting method or otherwise. The Company has not filed a Consent under
Section 341(f)(1) of the Code or agreed to have the provisions of Section 341(f)(2) of the Code apply to any disposition of "subsection (f) assets" as such term is defined in Section 341(f)(4) of the Code.

               (d) No Tax assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside, has been made or proposed against the Company, nor are any of the Tax Returns now being or, to the best knowledge of the Company and the Principal Shareholders, threatened to be examined or audited, and no consents waiving or extending any applicable statutes of limitations for the Tax Returns, or any Taxes required to be paid thereunder, have been filed. The Company shall promptly notify Maxwell of any notice of pending action or proceeding involving Taxes relating to the Company between the date of this Agreement and the Closing Date. All Tax deficiencies determined as a result of any past completed audit have been satisfied. The Company has delivered to Maxwell complete and correct copies of all audit reports and statements of deficiencies with respect to any tax assessed against or agreed to by the Company for the five most recent taxable periods for which such audit reports and statements of deficiencies have been received by the Company.

               (e) Prior to the date hereof, the Company has made available to Maxwell complete, current and correct copies of the Tax Returns for the years ended in 1994, 1995, 1996 and 1997. From March 2, 1992 to December 31, 1995, the
Company was duly qualified as an "S" corporation as defined in the Code and thereafter has been treated as a "C" corporation under the

Code. Effective March 2, 1992, the Company duly and timely filed an election, executed by all persons whose signatures were required on such election, to be treated as an "S" corporation on IRS Form 2553 in accordance with the instructions on that form. Schedule 2.6 attached hereto contains a true and complete list of those states in which the Company was an "S" corporation for applicable state income tax purposes.

               (f) The Company has collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities and has furnished properly completed exemption certificates for all exempt transactions.

               (g) The Company has properly withheld income and social security or other similar Taxes and paid payroll Taxes with respect to all persons properly characterized as employees for federal, state or local Tax purposes. None of the assets of the Company are subject to any liens in respect of Taxes (other than for current taxes not yet due and payable).

               (h) The Company is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement.

               (i) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

               (j) The Company has delivered to Maxwell complete and correct copies of all state, local and foreign income or franchise Tax Returns filed by the Company for the three most recent taxable years for which such Tax Returns have been filed immediately preceding the date of this Agreement. Other than with respect to taxes shown on Tax Returns described in this clause, the Company is not subject to any tax imposed on net income in any jurisdiction or by any taxing authority.

               (k) The Company has not executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor provisions thereof or any similar provision of state or other law.

        2.7 Transactions with Affiliates. Except as set forth on Schedule 2.7 attached hereto, neither the Shareholders nor any of their Affiliates (as defined in Section 2.30 below), has any interest, directly or indirectly, in any lease, lien, contract, license, encumbrance, loan or other agreement to which the Company is a party, any interest (other than as a shareholder) in any properties or assets of the Company or any interest in any competitor, supplier or customer of the Company. Each transaction set forth on Schedule 2.7 was on terms comparable to those that would be obtained from a third party on an arm's-length basis.

        2.8 Financial Statements.

               (a) The Company has delivered to Maxwell prior to the date hereof, true and complete copies of (i) the unaudited balance sheet of the Company as of September 30, 1998 (the "Company Balance Sheet"), and the related consolidated statement of income, consolidated statement of shareholders' equity and consolidated statement of cash flows for the three and nine months then ended (collectively, the "Interim Financial Statements") and (ii) the audited financial statements of the Company as of and for the fiscal years ended December 31, 1995, 1996 and 1997 (including, without limitation, the related consolidated balance sheets, consolidated statements of income, consolidated statements of shareholders' equity, consolidated statements of cash flows and all notes, schedules and exhibits thereto), accompanied by an opinion of Arthur Andersen L.L.P. (collectively with the Interim Financial Statements, the "Financial Statements"), and no changes have been made thereto since the date of delivery. Except as expressly set forth or disclosed in the notes, exhibits or schedules thereto or in Schedule 2.8 hereto, the Financial Statements (i) present fairly in all material respects the financial position, results of operations and cash flows of the Company as of and for the periods then ended,
(ii) were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the Interim Financial Statements, for the lack of footnote disclosure and normal year-end adjustments which, in the aggregate, will not be material), (iii) disclose all liabilities, including contingent and/or unmatured liabilities as of the dates thereof, which are required by GAAP to be disclosed thereon.

               (b) The Financial Statements reflect that the Company has set aside adequate reserves (i) with respect to inventory, for all inventory reasonably anticipated to be or become excess or obsolete, or have no value, based on facts and circumstances existing as of the date hereof and as of the Closing Date, as the case may be; and (ii) for all reasonably anticipated audit adjustments as a result of the DCAA audit of the SDL Contract.

        2.9 Title to Properties. The Company has good, valid and marketable title to all of the material properties and assets which it purports to own (personal and mixed, tangible and intangible), including, without limitation, all the properties and assets listed on Schedules 2.12 and 2.13 attached hereto which it purports to own. Except as set forth on Schedule 2.9, all such properties and assets are free and clear of all title defects or objections, liens, claims, charges, pledges, security interests, easements, title retention agreements or other encumbrances of any kind or nature whatsoever.

        2.10 Real Property. The Company does not own any real property, in whole or in part, and does not have any contractual obligation to purchase or acquire any interest in real property. Except as set forth on Schedule 2.10, (a) all of the buildings, structures and appurtenances situated in whole or in part on any of the Leased Property are in reasonable operating condition and in a state of reasonable maintenance and repair in all material respects, are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company has adequate rights of ingress and egress for operation of the business in the ordinary course and consistent with past practice; (b) to the knowledge of the Company and the Principal Shareholders, none of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others in any way except for such violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (c) no condemnation proceeding or other litigation is pending or, to the best knowledge of the Company on the Principal Shareholders, threatened which would preclude or impair the use of any Leased Property by the Company for the purposes for which it is currently used; and (d) to the knowledge of the Company and the Principal Shareholders, the Company has not violated or failed to hold any valid and effective certificates of occupancy, or certificates relating to electrical work, zoning, other permits and licenses (including building, housing, safety, fire, health and similar permits and approvals) required by applicable law with respect to any Leased Property or the business conducted thereat, except for certificates of occupancy or other certificates that are not material to the business of the Company.

        2.11 Leases. Schedule 2.11 attached hereto contains a complete, current and correct list of all leases pursuant to which the Company leases real or personal property, including all amendments thereto (collectively, the "Leases"). Prior to the date hereof, the Company has delivered to Maxwell complete, current and correct copies of the Leases, and no changes have been made thereto since the date of delivery. Each of the Leases is valid, binding and enforceable in accordance with its terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally. Except as set forth on Schedule 2.11, there are no existing defaults by the Company under any of the Leases and no event has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) thereunder by the Company, and except for defaults (other than payment defaults) that could not reasonably be expected to have a Material Adverse Effect on the Company.

        2.12 Fixed Assets. Schedule 2.12 attached hereto contains a complete, current and correct list, in all material respects, of all fixtures, furniture, equipment and machinery owned, leased or used by the Company having or an original cost of $10,000 or more. The material fixed assets of the Company ("Fixed Assets") are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put. None of the Fixed Assets are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs.

        2.13   Intellectual Property.

               (a) Schedule 2.13(a) hereto sets forth a complete list of all registered (and material unregistered) trademarks, trade names, product identifiers and/or trade dresses of any type whatsoever which is, has been or is presently planned to be used in the business of the Company (the "Trademarks"). Except as set forth on Schedule 2.13(a), (i) each of the Trademarks is valid and registered in the name of the Company on the Principal Register of the United States Patent and Trademark Office and in the foreign countries indicated thereon, (ii) the Company and the Principal Shareholders have no knowledge of any infringement of the Trademarks by others, (iii) the


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continued use of the Trademarks in the business of the Company (as the business has heretofore been conducted and as currently planned by the Company) will not result in any infringement of the rights of others in the United States, and neither the Company nor the Principal Shareholders have any knowledge of any such claim as to any Trademarks registered in the foreign countries identified on Schedule 2.13(a), (iv) the Company is the sole and legal owner of the Trademarks in the countries indicated on Schedule 2.13(a) and in all other jurisdictions in which the Company uses, has used or plans to use any Trademark and, as of the date hereof, neither the Company nor the Principal Shareholders has knowledge of any claim by any other person that such other person is the legal owner of such Trademarks, (v) the Company has not granted any license or right to use any Trademark to any other person, and (vi) each of the Trademarks registered in the United States is and has been in use in interstate commerce since the date of first use in the application or any non-use of such trademark is excused under applicable law except, in the case of any of the foregoing, for facts or circumstances which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

               (b) Schedule 2.13(b) hereto sets forth a complete list of all patents, patent applications, inventions, invention disclosures of any type whatsoever which is, has been or is presently planned to be used by the Company, (the "Patents"). Except as set forth on Schedule 2.13(b), (i) each of the Patents is valid and registered in the name of the Company in the United States Patent and Trademark Office and in the foreign countries indicated thereon, (ii) neither the Company nor the Principal Shareholders have knowledge of any infringement of the Patents by others, (iii) the continued use of the Patents by the Company (as the business of the Company has heretofore been conducted and as currently planned by the Company) will not result in any infringement of the rights of others in the United States, and the Company and the Principal Shareholders have no knowledge of any such claim as to any Patents registered in the foreign countries identified on Schedule 2.13(b), (iv) the Company is the sole and legal owner of the Patents in the countries indicated on Schedule 2.13(b) and in all other jurisdictions in which the Company uses, has used or plans to use any Patent and, as of the date hereof, neither the Company nor the Principal Shareholders have knowledge of any claim by any other person or entity that such other person or entity is the legal owner of such Patents, except, in the case of any of (i)-(iv) above, for facts and circumstances which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, and (v) the Company has not granted any license or right to use any Patent to any other person.

               (c) Schedule 2.13(c) hereto sets forth a complete list of all registered (and material unregistered) copyrights of any type whatsoever which is, has been or is presently planned to be used in the business of the Company (the "Copyrights"). Except as set forth on Schedule 2.13(c), (i) each of the Copyrights is valid and registered in the name of the Company in the United States Copyright Office and in the foreign countries indicated thereon, (ii) as of the date hereof, the Company has no knowledge of any infringement of the Copyrights by others, (iii) the continued use of the Copyrights in the business of the Company (as the business has heretofore been conducted and as currently planned by the Company) will not result in any infringement of the rights of others in the United States, and the Company has no knowledge of any such claim as to any Copyrights


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



registered in the foreign countries identified on Schedule 2.13(c), (iv) the Company is the sole and legal owner of the Copyrights in the countries indicated on Schedule 2.13(c) and in all other jurisdictions in which the Company uses, has used or plans to use any Copyright and, as of the date hereof, has no knowledge of any claim by any other person that such other person is the legal owner of such Copyrights, and (v) the Company has not granted any license or right to use any Copyright to any other person except, in the case of any of the foregoing, for facts or circumstances which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

               (d) Except as set forth on Schedule 2.13(d) hereto, the Company has valid and enforceable contracts with each and every employee, consultant and/or contractor of the Company which vests with the Company all rights in any invention, copyright and/or trade secret which relates to the business of the Company to the fullest extent permitted by law and also protects the trade secrets and/or proprietary information of the Company to the fullest extent permitted by law.

               (e) No infringement, illicit copying, misappropriation or violation of any third party intellectual property rights has or would reasonably be expected to occur with respect to the Company's use of the intellectual property rights embodied in the intellectual property set forth on Schedules 2.13(a), 2.13(b) and 2.13(c), as currently being used by the Company.

               (f) Except for licenses to use software disclosed as Contracts on
Schedule 2.18(a), there are no other material agreements requiring the Company to make payments or provide any consideration for, or restricting the Company's right to use, any intellectual property rights of third parties.

               (g) Except as set forth on Schedule 2.13(g), the software and hardware products of the Company; (i) meet in all material respects all the functional specifications for which they were designed or programmed; (ii) to the best knowledge of the Company, are free from significant bugs, defects or errors, viruses, worms, bombs, traps or other code designed to or having the effect of interrupting normal processing, corrupt data or render the software or hardware products unusable (collectively "Viruses"); and (iii) in the case of software, have been maintained on media and hardware that are free from material defects.

               (h) The Company performs on a regular and professional basis checks and procedures to determine the presence of Viruses in or on its software or hardware.

        2.14 Accounts Receivable. A complete, current and correct list of all accounts receivable of the Company as of October 31, 1998 ("Accounts Receivable") has been delivered to Maxwell prior to the date hereof, and sets forth the aging of such Accounts Receivable. The Accounts Receivable represent bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business of the Company and consistent with past practices. Except as set forth on Schedule 2.14 attached hereto, to the best knowledge of the Company and the Principal Shareholders, there is no contest, claim or right of set-off contained in any oral or written


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



agreement with any account debtor relating to the amount or validity of any Account Receivable, or any other account receivable created after October 31, 1998. The Accounts Receivable (net of any reserves reflected in the Financial Statements) are valid and collectible in the ordinary course of business of the Company. The reserves for uncollectible accounts receivable reflected in the Financial Statements have been established in the ordinary course of business, in accordance with GAAP, and are consistent with past practices.

        2.15 Licenses and Permits. Schedule 2.15 attached hereto contains a complete, current and correct list of all governmental licenses, permits, franchises, rights and privileges necessary for or material to the present conduct of the Company's business (the "Licenses"). Except as set forth in
Schedule 2.15, the Company possesses all such Licenses. Each of the Licenses is in full force and effect, and there are no pending or, to the best knowledge of the Company and the Principal Shareholders, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue, any of the Licenses. Prior to the date hereof, the Company shall have delivered to Maxwell a complete, current and correct copy of each of the Licenses.

        2.16 Insurance. Schedule 2.16 attached hereto contains a complete, current and correct description of all existing policies of fire, liability, workers' compensation and all other forms of insurance maintained by the Company. Except as set forth on Schedule 2.16, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation, termination or denial of coverage has been received with respect to any such policy. Such policies (a) are adequate for compliance with all agreements or instruments to which the Company is a party, or pursuant to which any of its businesses, properties or assets may be subject, (b) are valid, outstanding and enforceable policies, (c) provide insurance coverage in the amounts indicated in such policies for the Company's business, properties, assets and operations of the Company as presently conducted and (d) will remain in full force and effect through the respective dates set forth on Schedule 2.16, without the payment of additional premiums. Schedule 2.16 also describes all claims of the Company which are pending under such insurance policies or have been paid to the Company since January 1, 1995. Since January 1, 1995, the Company has not been refused coverage by any insurance carrier with respect to its properties, assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. Prior to the date hereof, the Company has delivered to Maxwell complete, current and correct copies of all of the policies of insurance which are maintained by the Company.

        2.17 Absence of Certain Changes. Except as set forth in Schedule 2.17 attached hereto, and except for the transactions specifically contemplated under this Agreement, since December 31, 1997 or other date as specified, the Company has conducted its business in the ordinary course consistent with past practice, and there has not been:

               (a) Any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to the capital stock of the Company,


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



or any redemption, purchase or other acquisition of any of the securities of the Company, or any other payment to any stockholder of the Company in its capacity as a stockholder;

               (b) Any transaction involving the Company not in the ordinary course of business, including any sale of material properties or assets (other than inventory in the ordinary course);

               (c) Any material adverse change in the prospects, results of the operations, liabilities, financial condition or business of the Company;

               (d) Any loan or advance by the Company to any person, except normal travel advances or other reasonable expense advances to officers or employees of the Company and normal trade terms extended to customers;

               (e) Any indebtedness for borrowed money incurred by the Company or any commitment to incur indebtedness for borrowed money entered into by the Company, or any loans made or agreed to be made by the Company other than pursuant to commitments or credit facilities existing on December 31, 1997 and set forth on Schedule 2.17;

               (f) Any capital expenditures or commitments to make capital expenditures materially in excess of the amount budgeted for 1998, and a copy of such budget has been made available to Maxwell;

               (g) Any material change in the Company's lines of business or management practices and procedures;

               (h) Any damage, destruction or loss, whether or not covered by insurance, which has had or may have a Material Adverse Effect on the Company;

               (i) Except in the ordinary course of business of the Company and consistent with past practices, any payment, satisfaction, discharge or cancellation of any debts or claims of the Company;

               (j) Any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the Company's properties or assets, or any assumption of, or taking any properties or assets subject to, any liability;

               (k) Any cancellation of any indebtedness owed to the Company in an aggregate amount greater than $2,500 or waiver of any rights of similar value to the Company relating to any of its business activities or properties, other than in the ordinary course of business;

               (l) Any failure to repay any obligation of the Company;



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



               (m) Any amendment, modification or termination of any material contract or agreement to which the Company is a party or pursuant to which its properties or assets may be bound;

               (n) Any sale or granting to any party or parties of any license, franchise, option or other right of any nature whatsoever with respect to the Company's business or termination of any such rights;

               (o) Except as set forth on Schedule 2.17, since March 31, 1998, any increase in, or commitment to increase, the direct or indirect compensation payable or to become payable to any officer or director of the Company, its employees, or to any of its Affiliates (as that term is defined in Section 2.30), or any commitment to make severance, bonus or special payments to any of such parties, upon a change in ownership or management of the Company or upon termination of such parties;

               (p) Since October 31, 1996, any issuance by the Company of, or commitment by it to issue, any capital stock or other equity securities or obligations or any securities convertible into or exchangeable or exercisable for capital stock or other equity interests;

               (q) Any adoption by the Company of any new Benefit Plan (as that term is defined in Section 2.25), or amendment to any Benefit Plan to provide any new or additional plans, programs, contracts, benefits or arrangements involving direct or indirect compensation to any officer, director, employee, former employee, or their dependents or beneficiaries, of the Company;

               (r) Any settlement of any material litigation or entry of any judgment against the Company with a value of $50,000 or more (which judgment has not been stayed or satisfied);

               (s) Any alteration in the manner of keeping the books, accounts or records of the Company or in the manner of preparing the Financial Statements, or in the accounting practices of the Company, except as may be required by any modification or change in GAAP;

               (t) Any revaluation by the Company of any of its assets, including without limitation, any write-offs, increases in any reserves except in the ordinary course of business consistent with past practice or any write-up or write-down of the value of inventory, property, plant, equipment or any other asset;

               (u) The occurrence of any other event or the development of any other condition which has had or is reasonably likely to have a Material Adverse Effect on the Company.

        2.18   Contracts.

               (a) Schedule 2.18(a) attached hereto contains a complete, current and correct list of all contracts, commitments, obligations or agreements of the Company, whether written or oral,


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

formal or informal (the "Contracts"): (i) pursuant to which the Company will make or receive payments in excess of $50,000 per annum; (ii) regarding financing for the Company; (iii) with Affiliates; (iv) with employees, consultants or independent contractors; (v) constituting Client Contracts (as defined below); (vi) resulting in the creation of any lien or security interest (including lease notifications); or (vii) otherwise material to the business of the Company. Other than as set forth on Schedule 2.18(a), to the knowledge of the Company and the Principal Shareholders, no event has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) under any term or provision of any of the Contracts and thereby allow a party thereto to terminate and/or claim damages therefor. Each of the Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and, to the knowledge of the Company and the Principal Shareholders, of the other parties thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally and except as enforcement may be limited by general principles of equity. The Company is not a party to any Contract that restricts it from carrying on its business or any part thereof, or from competing in any line of business with any person, corporation or entity. Prior to the date hereof, the Company has made available to Maxwell a complete, current and correct copy of each of the written Contracts, as well as a written summary of each of the oral Contracts, including all amendments and modifications thereto.

               (b) Schedule 2.18(b) attached hereto identifies those Contracts for work to be performed by the Company that are partially performed at the date hereof (as updated to the Closing Date) or on which services have not commenced on the date hereof (or as updated to the Closing Date) consisting of all Fixed Price Contracts (as defined below) and those cost plus fixed fee Contracts with a value of $50,000 or more (collectively "Client Contracts"). Schedule 2.18(b)
(i) identifies each Client Contract which is subject to a maximum cost, a fixed fee or a lump sum ("Fixed Price Client Contracts") and (ii) states the estimated percentage of completion for each Fixed Price Client Contract (other than a purchase order) listed thereon and the estimated costs and expense required to complete the Fixed Price Client Contract. With respect to the Fixed Price Client Contracts, the Company will not incur any loss or diminution of profit thereon except to the extent reserved on the Interim Financial Statements, or set forth on Schedule 2.18(b). With respect to each other Client Contract, except as described on Schedule 2.18(b) attached hereto and except to the extent caused solely by occurrences or agreements subsequent to the Closing Date or by the acts or omissions of Maxwell, all services that are performed after the Closing Date by the Surviving Corporation on Client Contracts will be fully billable by the Surviving Corporation at no less than the rates that are shown on such Client Contracts and neither Maxwell nor the Surviving Corporation will be required to provide any time reductions, unbilled services, discounted services or other discounts on the Client Contracts unless Maxwell voluntarily agrees to such reductions, services or discounts. After the date hereof, the Company and Maxwell shall cooperate to secure any amendments to Contracts shown on Schedule 2.18(b) required to permit the Surviving Corporation to bill the other party to each Contract shown on Schedule 2.18(b) for all services performed after the Closing Date on each such Contract at the rates stated in each such Contract.



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



        2.19 Client and Supplier Relationships. The Company and the Principal Shareholders have not received any notice and are not in possession of any actual knowledge which might reasonably indicate that any of its current clients, customers, subcontractors or suppliers intends to cease retaining, purchasing from, selling to or dealing with the Company in the manner in which such transactions have previously occurred, nor has the Company received any notice or is in possession of any actual knowledge which might reasonably lead it to believe that any current client, customer, subcontractor or supplier intends to alter in any respect the amount of such retention, purchases or sales or the extent of dealings with the Company or would alter in any respect any such retention, purchases, sales or dealings in the event of the consummation of the transactions contemplated hereby. The Company is current and in full compliance with respect to all of its obligations to its suppliers and subcontractors.

        2.20 Compliance With Laws. Except as disclosed on Schedule 2.20, the Company's business has been conducted in compliance with all, and is not in violation of, applicable laws, statutes, ordinances, rules, regulations, orders and other requirements of all national governmental authorities, and of all territories, states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Company and its business, including without limitation all such laws, regulations, ordinances and requirements relating to insurance, environmental, antitrust, consumer protection, labor and employment, zoning and land use, immigration, health, occupational safety, pension and securities matters, except where the failure to be in compliance would not have a Material Adverse Effect on the Company. The Company has not received any written notification of any asserted present or past failure by the Company to comply with such laws, statutes, ordinances, rules, regulations, orders or other requirements.

        2.21 No Undisclosed Liabilities. Except as disclosed in the Interim Financial Statements or on Schedule 2.21 attached hereto, the Company has no material liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, except liabilities incurred after September 30, 1998 in the ordinary course of business consistent with past practice and not prohibited by this Agreement. The Company has (x) with respect to contracts between the Company and the U.S. Government, no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, for defective pricing, post-contract adjustment due to contract close-out, or mischarging, other than liabilities stated or adequately reserved in the Interim Financial Statements, or (y) with respect to all Client Contracts, no liabilities for loss contracts, other than liabilities (i) stated or adequately reserved in the Interim Financial Statements or reflected in the footnotes thereto, or (ii) reflected in
Schedule 2.21, which, in the case of (x) or (y), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

        2.22 Employees. Schedule 2.22 attached hereto contains a complete, current and correct list of all of the Company's employees ("Employees"), which includes the job position and compensation payable to each (excluding bonuses) of the Employees. Except to the extent set forth in Schedule 2.22:



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



               (a) The Company is in compliance with all laws, statutes, ordinances, rules, regulations, orders and other requirements relating to the employment of labor, including without limitation Title VII of the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967, the federal Americans with Disabilities Act, the federal Employee Retirement Income Security Act of 1974 ("ERISA"), and any and all provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, except where the failure to be in compliance would not have a Material Adverse Effect;

               (b) There is no pending or, to the best knowledge of the Company and the Principal Shareholders, threatened charge, complaint, allegation, application or other process or claim against the Company before any federal, territorial, state or local or other governmental or administrative agency or other entity relating to employment matters;

               (c) No employees of the Company are covered by any collective bargaining agreement, nor, to the best knowledge of the Company and the Principal Shareholders, is there any effort being made by any union to organize the Company's employees; and

               (d) The Company has paid and performed in all material respects all obligations when due with respect to its employees, consultants, independent contractors, agents, officers and directors, including without limitation the payment of any accrued and payable wages, severance pay, vacation pay, benefits and commissions, except those obligations which are in good faith being challenged by the Company as not valid obligations of the Company as more fully described on Schedule 2.22.

        2.23 Litigation. Except as set forth in Schedule 2.23 attached hereto:

               (a) There is no pending or, to the best knowledge of the Company and the Principal Shareholders, threatened action, suit, arbitration proceeding, investigation or inquiry before any court or governmental or administrative body or agency, or any private arbitration tribunal, against, relating to or affecting the Company or any director, officer or employee of the Company in his or her capacity as such, or the assets, properties or business of the Company, or the transactions contemplated by this Agreement, nor to the best knowledge of the Company and the Principal Shareholders, are there any facts or circumstances which could reasonably lead to or provide the basis for any such threatened action, suit, arbitration proceeding, investigation or inquiry.

               (b) There is not in effect any order, judgment or decree of any court or governmental or administrative body or agency enjoining, barring, suspending, prohibiting or otherwise limiting the Company or any officer, director or employee of the Company from conducting or engaging in any aspect of the Company's business, or requiring the Company or any officer, director or employee of the Company to take certain action with respect to any aspect of the Company's business.



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



               (c) The Company is not in violation of or in default under any order, judgment, writ, injunction or decree of any court or governmental or administrative body or agency.

               (d) The matters set forth on Schedule 2.23 could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        2.24 Environmental Matters.

               (a) Definitions. The following terms, when used in this Section
2.24 shall have the following meanings:

                      (i) "Company" for purposes of this Section 2.24 includes
        (A) all Affiliates of the Company (B) all partnerships, joint ventures and other entities or organizations in which the Company was at anytime or is a partner, joint venturer, member or participant, and (C) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by the Company or to which the Company has succeeded.

                      (ii) "Release" means any release, threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

                      (iii) "Hazardous Substance" means any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

                      (iv) "Environmental Laws" mean all laws which regulate or relate to (A) the protection or clean-up of the environment, (B) the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling, or Release of Hazardous Substances,
        (C) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or (D) the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws include, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and

        Liability Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal, state or local law.

                      (v) "Environmental Conditions" mean the Release of any Hazardous Substance (whether or not such Release constituted at the time thereof a violation of any Environmental Law) as a result of which the Company has or may become liable to any person or entity or by reason of which the business of the Company or any of its Assets may suffer or be subjected to any lien, encumbrance or liability.

                      (vi) "Site" means any real property now or previously owned or operated by the Company.

               (b) Compliance and Liability. The Company and, to the knowledge of the Company and the Principal Shareholders, each Site, is in compliance with all, and the Company has no liability under any, Environmental Laws, except where the failure to comply or liability would not reasonably be expected to have a Material Adverse Effect on the Company;

               (c) Releases and Environmental Conditions. The Company has not made, caused or permitted any Release at any Site, and to the knowledge of the Company and the Principal Shareholders, no Release has occurred at any Site and there are no present or past Environmental Conditions in any way relating to the Company or, to the knowledge of the Company and the Principal Shareholders, any Site, except for any Release or Environmental Conditions which would not reasonably be expected to have a Material Adverse Effect on the Company;

               (d) Environmental Audits. The Company has delivered to Maxwell copies of all environmental audits or other studies or reports relating to any Environmental Condition or relating to the Company or any Site;

               (e) Potentially Responsible Party. The Company is not a potentially responsible party with respect to any foreign, federal, state, or local environmental clean-up site or with respect to investigations or corrective actions under any Environmental Law;

               (f) Notice of Violation. The Company has not received notice of any alleged, actual or potential responsibility, inquiry, investigation or administrative or judicial proceeding regarding (x) any Release by the Company at any Site or other location, or (y) any violation of or non-compliance by the Company with the conditions of any permit required under any Environmental Law or the provisions of any Environmental Law. The Company has not received any notice of any other claim, demand or action by any person or entity alleging any actual or threatened injury or damage to any person, entity, property, natural resource or the environment arising from or relating to any Release, transportation or disposal of any Hazardous Substances.

               (g) Notices, Warnings and Records. The Company has given all notices and warnings, made all reports, and has kept and maintained all records required by, and in compliance with, all Environmental Laws, including, without limitation any notices and consents required under any Environmental Laws in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

        2.25 Employee Benefits.

               (a) Schedule 2.25 sets forth a true and complete list of (i) all employee benefit plans, as defined in Section 3(3) of ERISA and (ii) all other profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock bonus, vacation pay, holiday pay, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, medical, life or other insurance, supplemental unemployment and other compensation or employee benefit plans, programs, agreements or arrangements, maintained or contributed to by the Company for the benefit of its employees (or former employees) and/or their beneficiaries. All of these types of plans shall be collectively referred to as "Benefit Plans." An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because the Company's obligations under the plan arise by reason of its being a "successor employer" under applicable law. Except as set forth on Schedule 2.25, the Company does not have any material unwritten compensation arrangements which, if put into writing, would constitute a Benefit Plan.

               (b) The Company has delivered or made available to Maxwell a true and complete copy of:

                      (i) Each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and Schedule 2.25 includes a description of any such amendment that is not in writing);

                      (ii) The current draft of the Summary Plan Description of each Benefit Plan (if applicable);

                      (iii) The most recent Internal Revenue Service determination letter (if applicable) for each Benefit Plan, which determination letter, except as set forth on Schedule 2.25, reflects all amendments that have been made to the Benefit Plan.

                      (iv) The two most recent Form 5500s that were filed on behalf of each Benefit Plan.

               (c) All Benefit Plans maintained by the Company, or to which the Company contributes or is required to contribute, to the extent required, comply with the provisions of and have been administered and maintained in compliance with the provisions of ERISA, the Code, and all other applicable laws in all material respects. The Company does not currently maintain any, and in the past has never maintained any, "Defined Benefit Plan" within the meaning of Section 414(j) of


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



ERISA and the Company does not currently contribute to, and in the past has never contributed to, any Defined Benefit Plan.

               (d) Except as set forth on Schedule 2.25, the Company does not maintain any plan that provides (or will provide) medical or death benefits to one or more former employees (including retirees) beyond their retirement or other termination of service, other than benefits that are required to be provided pursuant to Section 4980B of the Code or state law continuation coverage or conversion rights.

               (e) None of the persons performing services for the Company have been improperly classified as independent contractors, leased employees (within the meaning of Section 414(n) of the Code) or as being exempt from the payment of wages for overtime.

               (f) All costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable law have been timely made, and are fully deductible in the year for which they were paid. All unpaid liabilities of the Company with respect to, and all unfunded benefits (whether vested or not) under, each Benefit Plan have been calculated and are reflected in the Company's financial statements in accordance with GAAP, and any such liabilities incurred after the date of such financial statements will be incurred in the ordinary course of business, determined in a manner substantially similar to that used in such financial statements.

               (g) There are no investigations, proceedings, or lawsuits, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any administrative agency, whether local, state, or federal.

               (h) There are no pending or, to the best knowledge of the Company or the Principal Shareholders, threatened lawsuits or other claims (other than routine claims for benefits under the plan and qualified domestic relations orders) against or involving (i) any Benefit Plan, or (ii) any Fiduciary of such plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary, or Fiduciary thereunder, nor is there any reasonable basis for any such claim.

               (i) The Company has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify or change any existing Benefit Plan so as to materially increase benefits to participants or the cost of maintaining the plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be materially increased subsequent to the date documents are provided to Maxwell.

               (j) Except as provided in the Schedule 2.25, none of the Benefit Plans or employment contracts with the Company provide any benefits that become payable solely as a result of the consummation of this transaction.


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



        2.26 Bank Accounts. Schedule 2.26 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature.

        2.27 Corporate Records. The minute books of the Company reflect material actions taken to this date by the shareholders, board of directors and committees of the board of directors of the Company, and contain true and complete copies of their respective charters, Bylaws and all amendments thereto.

        2.28 Accounting Records. The Company maintains accounting records which fairly and validly reflect its transactions and maintains accounting controls sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP.

        2.29 Omitted.

        2.30 Affiliates. Schedule 2.30 hereto sets forth all persons who, as of the date of this Agreement, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act, or otherwise under applicable Securities and Exchange Commission ("Commission") accounting releases with respect to pooling-of-interests accounting treatment ("Affiliates").

        2.31 Brokers and Finders. Except for Arthur Andersen L.L.P. who will receive no more than $370,000 in total compensation, neither the Shareholders nor the Company has engaged or authorized any broker, finder, investment banker or other third party to act on behalf of the Shareholders or the Company, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone so acting, and neither the Shareholders nor the Company knows of any claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of the Company or the Shareholders or of any basis for such a claim. A copy of the Arthur Andersen L.L.P. engagement letter is attached as Schedule 2.31.

        2.32 Inventory. All inventories reflected in the Financial Statements are stated at the lower of cost (first-in, first-out method) or market, and, as so stated, are in good condition and are currently usable or salable in the category in which they are inventoried, in the ordinary course of business of the Company, without discounts other than normal trade discounts regularly offered by the Company for prompt payment or quantity purchase, net of reserves shown on the balance sheet of the Company.

        2.33 Year 2000 Compliance. The Company does not sell, nor has it sold, any application programs, databases, software or hardware (including distributed systems and embedded chips), the performance of which will be adversely affected by dates after the commencement of the year 2000 ("Year 2000 Matters") except to the extent such adverse effects would not have a Material Adverse


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



Effect on the Company. To the knowledge of the Company and the Principal Shareholders, none of the application programs, databases, software or hardware owned or licensed by the Company or used in its business will be adversely affected in performance by Year 2000 Matters. To the knowledge of the Company and the Principal Shareholders, based solely on communications with customers and suppliers through the date of this Agreement or the Closing Date, as the case may be, no customer or supplier of the Company will fail to complete any material transaction with the Company, nor will the Company experience material interruptions in supply or delays in sales, as a result of Year 2000 Matters. Set forth in Schedule 2.33 is a description of the Company's compliance program with respect to Year 2000 Matters and a statement as to its progress in meeting such program's compliance schedule and goals as of the date hereof.

        2.34 Government Contracts. To the knowledge of the Company and the Principal Shareholders, the Company has not been suspended or debarred from bidding on contracts or subcontracts with any governmental entity and no such suspension or debarment has been initiated or threatened. The consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. The Company has not been audited or investigated and is not now being audited or investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. governmental entity, any similar agencies or instrumentalities of any foreign governmental entity, or any prime contractor with a governmental entity nor, to the Company's knowledge, has any such audit or investigation been threatened. To the Company's or the Principal Shareholders' knowledge, there is no valid basis for (a) the suspension or debarment of the Company from bidding on contracts or subcontracts with any governmental entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any governmental entity.

        2.35 Product Liability and Warranties. Each product designed, manufactured, sold, leased, or delivered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company does not have any liability (and, to the knowledge of the Company and the Principal Shareholders, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims in the Interim Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product or service designed, manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 2.35 includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

        2.36 Absence of Certain Payments. The Company, nor any of its officers, directors, employees or agents or other people acting on behalf of any of them have (i) engaged in any activity


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



prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country which could result in a material liability to the Company and, without limiting the generality of the preceding clause, (ii) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others which could result in a material liability to the Company. None of the Company or any of its directors, officers, employees or agents or other people acting on their behalf has accepted or received any unlawful contributions, payments, gifts or expenditures which could result in a material liability to the Company.

        2.37   Registration Statement; Proxy Statement.

               (a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the Commission by Maxwell in connection with the submission of this Agreement to the Shareholders and the issuance of Exchange Shares in the Merger (together with any amendments or supplements thereto, the "S-4 Registration Statement") or (ii) the proxy statement relating to the meeting of the Shareholders (the "Shareholder Meeting") to be held in connection with the Merger (the "Proxy Statement" and, together with the prospectus contained in the S-4 Registration Statement, the "Proxy Statement/Prospectus") will, at the respective times filed with the Commission and, in addition (A) in the case of the Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto are mailed to stockholders, at the time of the Shareholder Meeting and at the Effective Time, and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement Prospectus will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Maxwell. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Maxwell or Newco which is contained in or incorporated by reference in any of the foregoing documents.

               (b) The Company has not taken any action that constitutes an "offer", "offer to sell", "offer for sale" or "sale" of Maxwell Common Stock within the meaning of Rule 145 under the Securities Act.



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


                                    ARTICLE 3

          REPRESENTATIONS AND WARRANTIES OF EACH PRINCIPAL SHAREHOLDER

        Each Principal Shareholder, severally and not jointly, represents and warrants to Maxwell and Newco as follows:

        3.1 Title to Shares. The Principal Shareholder is the record and beneficial owner of the shares of Company Common Stock set forth opposite such Principal Shareholder's name on Schedule 2.3 hereto, free and clear of any liens, encumbrances, security interests, restrictions or claims whatsoever, with full power and authority to convey such shares in accordance with the terms of this Agreement.

        3.2 Authorization and Approvals. The Principal Shareholder has all requisite legal power and authority to enter into this Agreement and to perform his, her or its obligations hereunder and thereunder. This Agreement and the Escrow Agreement have been, or will be prior to the Closing Date, duly executed and delivered by the Principal Shareholder and constitute the legal, valid and binding obligations of the Principal Shareholder, enforceable in accordance with their terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally.

        3.3 No Violations. Neither the execution and delivery of this Agreement or the Escrow Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which the Principal Shareholder is a party or by which the Principal Shareholder or any of his properties or assets may be bound, other than obligations to be discharged on or immediately after Closing, (b) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to the Principal Shareholder or any of his properties or assets or (c) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon the shares of Company Common Stock held by the Principal Shareholder or upon any of the assets of the Company.


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


                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                                MAXWELL AND NEWCO

        Maxwell and Newco, jointly and severally, represent and warrant to the Company and the Shareholders as follows:

        4.1 Organization and Power; Foreign Qualification. Maxwell and Newco are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have all requisite corporate power and authority to own, lease and operate their properties, and to carry on their businesses, as such are now being conducted. Maxwell and Newco are duly qualified to transact business and are in good standing in every jurisdiction in which the character of their business makes such qualification necessary, except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the assets, properties, financial condition, results of operation, prospects or business of either such corporation.

        4.2 Capital Structure of Maxwell and Newco.

               (a) The authorized capital stock of Maxwell consists of 40,000,000 shares of common stock, $.10 par value, of which 8,452,636 shares were issued and outstanding as of November 6, 1998. Except for any of the transactions contemplated pursuant to this Agreement, as set forth on Schedule 4.2, and for outstanding stock options granted to Maxwell's officers, directors, employees and advisors, there are no outstanding options, warrants, convertible debt or securities, calls, agreements, arrangements, commitments, understandings or other rights to purchase any of Maxwell's capital stock, or securities convertible into or exchangeable for any such capital stock. All of the outstanding shares of capital stock of Maxwell have been duly authorized, validly issued and are fully paid and nonassessable.

               (b) The authorized capital stock of Newco consists of 1,000 shares of Common Stock, $0.01 par value, of which 100 shares are issued and outstanding, and all of the outstanding shares are owned by Maxwell.

        4.3 Authorization and Enforceability of Agreements. Each of Maxwell and Newco has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each of Maxwell and Newco and constitutes the legal, valid and binding obligations of Maxwell and Newco, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally and except as enforcement may be limited by general principles of equity. This Agreement, and all ancillary agreements hereto at the time they are entered into ("Ancillary Agreements"), have been duly and validly authorized by and approved by all requisite corporate action on the part of Maxwell and Newco. No further approvals or consents by, or filings with, any


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


federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by Maxwell and Newco of this Agreement or the consummation by Maxwell and Newco of the transactions contemplated hereby, except for (i) the effectiveness of the S-4 Registration Statement under the Securities Act and (ii) the expiration or termination of the waiting period under the HSR Act and except for those which, if not obtained, would not have a material adverse impact on the ability of Maxwell and Newco to perform their businesses as currently conducted or the ability of Maxwell and Newco to execute and deliver this Agreement, or to consummate the transactions contemplated hereby.

        4.4 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the respective charter or Bylaws of Maxwell or Newco, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Maxwell or Newco is a party or by which Maxwell or Newco or any of their respective properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to Maxwell or Newco or any of their respective properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Maxwell's or Newco's respective businesses.

        4.5 Financial Statements and Commission Reports. Maxwell has timely filed all required forms, reports, statements and documents with the Commission since January 1, 1996, all of which have complied in all material respects with all applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Maxwell will deliver or make available to the Company and the Shareholders true and complete copies of (i) its Annual Report on Form 10-K for the fiscal year ended July 31, 1998, and (ii) all other reports, statements and registration statements filed or required to be filed by it with the Commission since July 31, 1998 (the documents referred to in clauses
(i) and (ii) being hereinafter referred to as the "Maxwell SEC Reports"). As of their respective dates, the Maxwell Commission Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Maxwell included in the Maxwell SEC Reports were prepared in conformity with GAAP applied on a consistent basis, and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Maxwell and its consolidated subsidiaries as of the date and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to condensation, the absence of certain notes thereto and normal year-end adjustments.

        4.6 Brokers and Finders. Neither Maxwell nor Newco has engaged or authorized any broker, finder, investment banker or other third party to act on behalf of Maxwell or Newco, directly


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



or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone so acting, and neither Maxwell nor Newco knows of any claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of Maxwell or Newco or of any basis for such a claim.

        4.7 Exchange Shares. The Exchange Shares to be issued and delivered pursuant to this Agreement and the Agreement of Merger will, on delivery of certificates therefor in accordance with the terms hereof, be duly authorized, fully paid and nonassessable shares, validly issued and outstanding. Maxwell is not aware of any facts or circumstances that would prevent it from satisfying its obligation to cause the S-4 Registration Statement to become and remain effective in accordance with the terms of this Agreement or from satisfying its obligation to cause the Exchange Shares to be designated for listing on the Nasdaq National Market.

        4.8 No Material Adverse Changes. Since July 31, 1998, there has not occurred any event, nor has there been the development of any condition, which has had or is reasonably likely to have a material adverse effect on the results of operations, financial condition, prospects or business of Maxwell and its subsidiaries, taken as a whole.

        4.9 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.37(a), the S-4 Registration Statement shall not, at the time it is declared effective by the Commission and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. Subject to the accuracy of the representations of the Company in Section 2.37(a), the Proxy Statement/Prospectus will not, at the date it or any amendments or supplements thereto are mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Maxwell, Newco, or any of their respective Affiliates, officers or directors should be discovered by Maxwell which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Maxwell will promptly inform the Company. Notwithstanding the foregoing, Maxwell makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

        4.10 Affiliates. Based on information supplied to Maxwell by the Company and to Maxwell's knowledge, as of the date of this Agreement, none of the Principal Shareholders would, after the Effective Time, be deemed to be affiliates of Maxwell under Rule 145 of the Securities Act, or otherwise under applicable Securities and Exchange Commission ("Commission") accounting releases with respect to pooling-of-interests accounting treatment.

        4.11 Representations Required for Tax-Free Reorganization. Prior to and as of the Closing Date, Maxwell shall be in control of Newco within the meaning of Section 368(c)(1) of the Code. Maxwell does not plan nor does it intend for the Company to issue additional shares of the Company Common Stock that would result in Maxwell losing control of the Company within the meaning of Section 368(c)(1) of the Code. Maxwell has no plan or intention to reacquire any of its Common Stock issued in the Merger, other than purchases that may occur in the ordinary course of Maxwell's stock buyback plan. Maxwell has no plan or intention to liquidate the Company, to merge the Company with or into another corporation, to sell or other wise dispose of the Common Stock of the Company except for transfers of stock to corporations controlled by Maxwell, or to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Newco, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Company. Newco will have no liabilities assumed by the Company, nor will it transfer to the Company any assets subject to liabilities in the Merger. Following the Merger, Maxwell intends to continue the Company's historic business or use a significant portion of the Company's historic business assets in a business. Maxwell does not own, nor has it owned during the past five years, any shares of the Common Stock of the Company. Maxwell is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.


                                    ARTICLE 5

               COVENANTS OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

        5.1 Covenants Pending Closing. Each of the Company and the Principal Shareholders jointly and severally agree that from the date hereof to the Closing Date the Company will, except in the ordinary course of business or to the extent that Maxwell shall otherwise give its written consent, which shall not be unreasonably withheld or delayed:

               (a) Operate its business (including collection of the accounts receivable and payment of accounts payable) substantially as now operated and only in the ordinary course and, to the extent of and consistent with such operation, use its best efforts to preserve intact its present business organization and preserve its relationships with persons having business dealings with it;

               (b) Maintain all of the assets and properties related to its business in customary repair, order and condition, reasonable wear and tear and damage by unavoidable casualty excepted, and take all steps reasonably necessary to maintain its intangible assets, including, without limitation, its patents, trademarks, trade names and copyrights and any pending applications therefor;

               (c) Maintain its books, accounts and records, in the usual, regular and ordinary manner and in accordance with generally accepted accounting principles applied on a consistent basis and consistent with past practice;



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


               (d) Except for Taxes contested in good faith, pay all Taxes upon its properties, business and income as they become due;

               (e) Refrain from disposing of or encumbering any of its properties and assets;

               (f) Maintain insurance upon its business and related assets and properties in respect of the kinds of risks customarily insured against, in accordance with its current practices;

               (g) Not do any act which would cause a breach of or default under any Client Contract or other material contract, commitment or obligation of it;

               (h) Not declare or pay any dividends on or declare or make any other distribution, direct or indirect, on account of any shares of its capital stock, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the Company Common Stock;

               (i) Not borrow any money, or incur, assume or guaranty or otherwise become directly or indirectly responsible for the payment of any indebtedness or obligation of any officer, director, employee or agent or of any other person (other than the endorsement of negotiable instruments for deposit or collection or any other transactions in the ordinary course of business and consistent with past practice under credit facilities existing on the date hereof);

               (j) Not fail to repay any obligation of the Company;

               (k) Not mortgage, pledge or subject to lien, charge or encumbrance of any kind, any of the Company's properties or assets, or assume to take any properties or assets subject to any liability;

               (l) Not settle any material litigation or consent to the entry of a judgment against the Company in the amount of $50,000 or more;

               (m)    Not amend the Company's charter or bylaws;

               (n) Not amend or modify in a manner materially adverse to the Company, or terminate, any Contract to which the Company is a party or pursuant to which the Company's assets may be bound;

               (o) Except as described on Schedule 2.17, not increase, or commit to increase, the direct or indirect compensation payable or to become payable to its officers or directors, or to any of its employees or Affiliates, or commit to make severance, bonus or special payments to any of such parties, upon a change in ownership or management or upon termination of such parties;

               (p) Not commit to make capital expenditures materially in excess of the Company's 1998 budget for capital expenditures, or make such expenditures;

               (q) Not amend, terminate or waive any material right with respect to its business;

               (r) Not adopt any new Benefit Plan or any amendment to any Benefit Plan to provide any new or additional plan, programs, contracts or arrangements involving direct or indirect compensation to any of its officers, directors, employees, former employees, or any of their dependents or beneficiaries;

               (s) Not alter its operating policies and procedures;

               (t) Promptly advise Maxwell in writing of any material adverse change in its condition (financial or otherwise), assets, liabilities, earnings, business or prospects, and provide Maxwell with all current financial data;

               (u) Promptly advise Maxwell in writing of the termination or threatened termination of any key employee of the Company;

               (v) Promptly advise Maxwell of the commencement or threat of any suit, claim, action or litigation, or any administrative, arbitration or other proceedings or governmental investigations or inquiries;

               (w) Duly comply with all laws applicable to it and to the conduct of its business; and

               (x) Not take, or commit to take, any action or fail to take or commit to refrain from taking any action that would as of the date hereof be in breach of, or cause a revision to the schedule provided for in Section 2.17 hereof.

        5.2 Consents and Approvals; Fulfillment of Conditions. The Company and the Shareholders will use their reasonable best efforts to (i) obtain all necessary consents and approvals of other persons and governmental and regulatory authorities to the consummation of the transactions contemplated by this Agreement, (ii) to obtain all governmental consents and novations necessary in connection with the transactions contemplated by this Agreement with respect to the Client Contracts, and (iii) perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with and fulfilled by them prior to or at the Closing Date.

        5.3 Acquisition Proposals. Until the earlier of (i) January 31, 1999 (provided, however, that such date shall be extended to the later of (x) the date that is 30 business days after the Proxy Statement/Prospectus is mailed to the Shareholders, so long as the S-4 Registration Statement was filed with the Commission by Maxwell prior to December 31, 1998 or (y) five business days after the waiting period under the HSR Act has expired or been terminated, or (ii) the date Maxwell has notified the Company that Maxwell no longer intends to pursue the Merger, neither the Company


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nor any Principal Shareholder or any of their officers, directors, agents, representatives or affiliates will directly or indirectly communicate, solicit, encourage or engage in any discussion or negotiation with another person (including, without limitation, providing information concerning the Company's business, properties, assets or financial condition) with respect to the sale of the Company, sale of any capital stock of the Company, or sale of any material portion of its assets or any merger or other business combination involving the Company (an "Alternative Transaction"). If the Company or any Principal Shareholder or any of their officers, directors, agents, representatives or affiliates or officers, directors, agents or representatives of such affiliates receives any proposal for an Alternative Transaction, the Company will promptly notify Maxwell of the terms of such proposal and the identity of the party making such proposal. In the event (i) the Company or any Principal Shareholder or any of their officers, directors, agents, representatives or affiliates do not comply with the agreement in this paragraph, (ii) the transaction contemplated hereby is not consummated, and (iii) the Company or its shareholders enter into or agree to enter into an Alternative Transaction prior to October 31, 1999, then Maxwell may pursue all available remedies at law or in equity, and in the event the Merger contemplated hereby is not consummated, the Company shall pay Maxwell $500,000 in view of Maxwell's substantial efforts and expense in conducting its due diligence review and its efforts and expense in negotiating and attempting to consummate the Merger.

        5.4 Notice. The Company and the Principal Shareholders will give prompt notice to Maxwell of the occurrence, or failure to occur, of any event of which they have knowledge and which they determine would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to and including the Closing Date.

        5.5 Access. Maxwell may, prior to the Closing Date, through its employees, agents and representatives (including accountants and attorneys), make or cause to be made such reasonable investigation as it deems necessary or advisable of the assets, properties and business of the Company, but such investigation shall not affect the representations and warranties of the Company and the Principal Shareholders hereunder or the right of Maxwell to terminate this Agreement as provided in Article 10 hereof. The Company and the Principal Shareholders agree to permit Maxwell and its employees, agents and representatives to have complete access to the properties, books and records, contracts and other documents of the Company, during regular business hours and at such other times agreeable to the Company and to Maxwell. The Company and the Principal Shareholders shall furnish to Maxwell such financial and operating data and other information with respect to the Company's business as Maxwell shall from time to time reasonably request (including without limitation true and correct copies of all financial statements and tax returns of the Company for all periods within the last five years, and copies of all documents and correspondence relating to any audit or investigation of the Company by the Internal Revenue Service or any other taxing authority presently being conducted or at any time conducted during the last five years) and to authorize the key employees and expressly authorized representatives of the Company to discuss the affairs of the Company with the employees, agents and representatives of Maxwell. Maxwell's representatives shall also be permitted to contact the customers and clients of the Company to discuss their respective businesses, after the customer has been contacted by the responsible


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


employee of the Company. The Company and the Principal Shareholders will fully cooperate with Maxwell and its counsel in connection with any steps reasonably required to be taken as part of its obligations under this Agreement.

        5.6 Affiliates; Accounting and Tax Treatment. Prior to the Closing Date, the Company shall obtain from each Principal Shareholder and each other person listed in Schedule 2.30 and any person who may be deemed to have become an affiliate of the Company (under Rule 145 of the Securities Act or otherwise under applicable Commission accounting releases with respect to pooling-of-interests accounting treatment) after the date of this Agreement and on or prior to the Closing Date an Investment Letter substantially in the form of Exhibit B hereto (the "Investment Letter"); provided, however, that the Company shall use its best efforts to obtain such a written agreement from each such person as soon as practicable after the date of this Agreement or the date on which such person attains such status, as the case may be. Each Principal Shareholder voting in favor of the Merger has delivered, or agrees to deliver to Maxwell at or prior to the Closing Date, an Investment Letter. Each party hereto shall use its best efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying for pooling-of-interests accounting treatment and as a reorganization qualifying under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

        5.7 Publicity. Neither the Company nor the Shareholders, nor any of their agents or affiliates, shall either directly or indirectly make any press release or other public communication with respect to the transaction contemplated hereby without the prior written consent of Maxwell, unless required by applicable law or the regulations of any securities exchange to make such a communication.

        5.8 Distribution of Proxy Statement/Prospectus; Shareholders' Approval. The Company shall take all action necessary in accordance with applicable law to convene the Shareholder Meeting at the earliest possible time after the Registration Statement is declared effective (and no later than 21 business days thereafter or the next business day following) for the purpose of approving the Merger. The Company shall submit the Proxy Statement/Prospectus to its shareholders, and its Board of Directors shall recommend to the shareholders, and continue to recommend until the completion of the Shareholder Meeting, the adoption of this Agreement and the approval of the Merger. The Company shall use all reasonable efforts to solicit proxies from its shareholders and otherwise to obtain all votes and approvals of the shareholders necessary for the approval and adoption of the Merger under the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws.



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


                                    ARTICLE 6

                         COVENANTS OF MAXWELL AND NEWCO

        6.1 Consents and Approvals; Fulfillment of Conditions. Maxwell and Newco will use their reasonable best efforts to (i) obtain all necessary consents and approvals of other persons and governmental and regulatory authorities to the consummation of the transactions contemplated by this Agreement and (ii) perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with and fulfilled by them prior to or at the Closing Date.

        6.2 Notice. Maxwell and Newco shall give prompt notice to the Company and the Shareholders of the occurrence, or failure to occur, of any event of which they have knowledge and which they determine would cause any representation or warranty of Maxwell and Newco contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof up to the Closing Date.

        6.3 Publicity. Neither Maxwell nor Newco, nor any of their agents or affiliates, shall either directly or indirectly make any press release or other public communication with respect to the transaction contemplated hereby without the consent of the Company or the Shareholder Representatives, unless required by applicable law or Nasdaq National Market regulation to make such a communication.

                                    ARTICLE 7

                 ADDITIONAL PRE-CLOSING COVENANTS OF THE PARTIES

        7.1 Preparation of Registration Statement. The Company and Maxwell shall cooperate to prepare and file the Registration Statement as soon as practicable after the execution hereof. The Company and Maxwell shall use their respective reasonable best efforts to respond promptly to any comments of the Commission with respect to the Registration Statement and to cause the Registration Statement to become effective as promptly as practicable.

        7.2 HSR Act. Each of the Company and Maxwell has filed the Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and each shall use its reasonable best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that Maxwell shall not be obligated to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act except to the extent it elects to do so in its sole discretion.



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


        7.3 Disclosure Schedules.

               (a) The Disclosure Schedule. Concurrently with the execution of this Agreement, each party has delivered to the other its Disclosure Schedules. The Disclosure Schedules shall: (i) contain accurate, true, correct and complete information and data; (ii) be delivered by the parties and dated the date of this Agreement; (iii) be deemed to provide exceptions or qualifications to the representations, warranties and obligations of the parties made pursuant to Articles 2, 3 and 4 of this Agreement, and as expressly contemplated herein and therein; and (iv) be updated, amended and supplemented, as appropriate through Supplemental Disclosure Schedules. Terms used and defined in this Agreement shall have the same definition when used in the Disclosure Schedules.

               (b) The Supplemental Disclosure Schedules. The parties shall update their Disclosure Schedules to include all information relevant to the disclosures therein which relates to events which have occurred after the date hereof and until the date five (5) business days prior to the Closing Date and to amend, modify or correct the disclosures made therein. Each party shall deliver a draft of such updated information to the others ten (10) days prior to the Closing Date, and shall deliver the final updated information (the "Supplemental Disclosure Schedule") to Maxwell on the date four (4) business days prior to the Closing Date. The Supplemental Disclosure Schedule shall contain accurate, true, correct and complete information and data. The Company's Supplemental Disclosure Schedule shall identify each exception or qualification on the Schedule that, if Maxwell were not to accept the exception or qualification as provided in Section 8.18 of this Agreement, would cause a representation or warranty of the Company and the Principal Shareholders to not be true and correct in any material respects at and as of the Closing Date.

        7.4 Pooling of Interests. Neither the Company nor Maxwell, nor any person who may be deemed to be an affiliate of the Company or Maxwell under Rule 145 of the Securities Act, or otherwise under applicable Commission releases with respect to pooling-of-interests accounting treatment, shall or shall agree to, take any action that individually or in conjunction with any actions taken by others, would prevent the Merger from being accounted for as a pooling-of-interests, including the failure to satisfy any of the conditions set forth in Paragraph 45 et seq. of APB Opinion No. 16 "Business Combinations."


                                    ARTICLE 8

                   CONDITIONS TO CLOSING BY MAXWELL AND NEWCO

        The obligations of Maxwell and Newco to consummate and effect the Merger and transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction in all material respects, on or before the Closing Date, of the following conditions (unless waived in writing by Maxwell and Newco):



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



        8.1 Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Company and the Principal Shareholders set forth herein shall be true and accurate in all material respects on and as of the date hereof and on and as of the Closing Date (as though made on and as of the Closing Date) and the Company and the Principal Shareholders shall have each, in all material respects, performed all obligations and complied with all covenants required to be performed or to be complied with by them under this Agreement prior to the Closing Date, and Maxwell and Newco shall have received a certificate, dated the Closing Date, signed on behalf of the Company by a duly authorized officer to all such effects, and signed by the Shareholder Representatives to all such effects.

        8.2 Consents. The Company shall have obtained all consents or approvals of any governmental authority or of any person in any contractual relationship with the Company necessary for the consummation of the transactions contemplated hereby.

        8.3 Shareholder Approval. At the Special Meeting, ninety percent (90%) of the shares of the Company's common stock voting, in person or by proxy, shall have been voted in favor of this Agreement.

        8.4 No Litigation. No legal action or other proceedings brought by third parties to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby, or that, if determined adversely, would have a Material Adverse Effect on the Company, shall be pending or threatened.

        8.5 Corporate Resolutions. The Company shall have delivered to Maxwell a certified copy of the resolutions adopted by the Company's Board of Directors authorizing and approving this Agreement and the transactions contemplated herein and therein.

        8.6 Adverse Changes. There shall not have occurred any loss or destruction of any material part of the assets of the Company, or any material adverse change in the assets, properties, financial condition, business, prospects or results of operations of the Company.

        8.7 Opinion of Counsel. On the Closing Date, Maxwell shall have been furnished with an opinion of Luce, Forward, Hamilton and Scripps LLP, counsel for the Company and the Principal Shareholders, dated the Closing Date and addressed to Maxwell, in a form acceptable to Maxwell.

        8.8 Legislation. No statute, rule, regulation or order shall have been enacted, entered into or deemed applicable by any domestic or foreign government, governmental or administrative agency or court which would make the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof or that upon implementation would have a Material Adverse Effect on the Company.



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



        8.9 Employment and Noncompetition and Nondisclosure Agreements. On the Closing Date, Maxwell shall have received from each of the employees of the Company listed on Schedule 8.9 an executed Employment Agreement in the form attached as Exhibit C, from each person listed on Schedule 8.9 an executed Noncompetition Agreement in the form attached as Exhibit D-1, and from each Principal Shareholder who is not listed on Schedule 8.9 an executed Noncompetition Agreement in the form of Exhibit D-2 (each a "Noncompetition Agreement"). For each such person, the appropriate agreement shall contain a general release of the Surviving Corporation for any liabilities it may have (other than ordinary payroll liabilities) to such Principal Shareholder or employee as of the Closing Date.

        8.10 Investment Letter. Maxwell shall have received from each Principal Shareholder and any other person who may be deemed to have become a shareholder or an affiliate of the Company (under Rule 145 of the Securities Act or otherwise under applicable Commission accounting releases with respect to pooling-of-interests accounting treatment) after the date of this Agreement and on or prior to the Closing Date a signed Investment Letter.

        8.11 Pooling Opinion. Maxwell shall have received the opinion of Ernst & Young LLP or other advice satisfactory to it, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement. Arthur Andersen L.L.P. shall have delivered an opinion to Ernst & Young that the Company qualifies for a pooling-of-interests business combination, at no additional cost to the Company.

        8.12 Escrow Agreement. The Shareholder Representatives shall have executed and delivered the Escrow Agreement.

        8.13 Dissenting Shares. The holders of not more than 5% of the issued and outstanding shares of the Company Common Stock shall have informed the Company that they intend to exercise their appraisal rights.

        8.14 Securities Law. The S-4 Registration Statement shall have become effective and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened by the Commission.

        8.15 Nasdaq Listing. The Exchange Shares shall have been authorized for listing on the Nasdaq National Market.

        8.16 HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

        8.17 Technology Transfer Agreement with Full Circle Research. The technology transfer agreement with Full Circle Research shall have been terminated or renegotiated, and such termination or new terms would not reasonably be expected to have a Material Adverse Effect on the Company.

        8.18 Approval of Supplemental Disclosure Schedule. Maxwell, in its sole discretion, shall have approved and accepted each exception and qualification set forth in the Company's Supplemental Disclosure Schedule as to which the Company has informed Maxwell that, if Maxwell refuses to accept such exception or qualification, a representation or warranty of the Company and the Principal Shareholders would not be true and correct in all material respects as of the Closing Date.


                                    ARTICLE 9

                      CONDITIONS TO CLOSING BY THE COMPANY

        The obligations of the Company to consummate and effect the Merger and transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction in all material respects, on or before the Closing Date, of the following conditions (unless waived in writing by the Company):

        9.1 Accuracy of Representations and Warranties; Performance of Covenants by Maxwell and Newco. The representations and warranties of Maxwell and Newco set forth herein shall be accurate in all material respects on and as of the date hereof and the Closing Date (as though made on and as of the Closing Date) and Maxwell and Newco shall have, in all material respects, performed all obligations and complied with all covenants required to be performed or to be complied with by them under this Agreement prior to the Closing Date, and the Company and the Shareholders shall have received a certificate from each of Maxwell and Newco, dated the Closing Date, signed on behalf of Maxwell and Newco by a duly authorized officer to all such effects.

        9.2 Consents and Approvals. Maxwell and Newco shall have obtained all consents or approvals of any governmental authority or third party necessary for the consummation of the transactions contemplated hereby.

        9.3 No Litigation. No legal action or other proceedings brought by third parties to restrain or prohibit the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

        9.4 Corporate Resolutions. Maxwell and Newco shall have delivered to the Company a certified copy of the resolutions adopted by the Board of Directors of Maxwell and the Board of Directors and sole common shareholder of Newco authorizing and approving this Agreement and the transactions contemplated herein.

        9.5 Adverse Changes. There shall not have occurred any loss or destruction of any material part of the assets of Maxwell's and its subsidiaries' business taken as a whole, or any



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

material adverse change in the financial condition, business, prospects or operations of Maxwell and its subsidiaries, taken as a whole.

        9.6 Legislation. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal or otherwise prevent the consummation thereof.

        9.7 Opinion of Counsel. On the Closing Date, the Company shall have been furnished with an opinions of Riordan & McKinzie, counsel for Maxwell, and Donald M. Roberts, General Counsel for Maxwell and Newco, dated the Closing Date and addressed to the Company, in forms acceptable to the Company.

        9.8 Employment, Noncompetition and Non-Solicitation Agreements. Maxwell or the Surviving Corporation shall have entered into the Employment and Noncompetition Agreements.

        9.9 Escrow Agreement. Maxwell shall have duly executed and delivered the Escrow Agreement.

        9.10 Securities Law. The S-4 Registration Statement shall have become effective and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened by the Commission.

        9.11 Nasdaq Listing. The Exchange Shares shall have been authorized for listing on the Nasdaq National Market.

        9.12 HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

        9.13 Approval of Supplemental Disclosure Schedule. The Company and the Principal Shareholders, in their sole discretion, shall have approved and accepted each exception and qualification set forth in Maxwell's Supplemental Disclosure Schedule as to which Maxwell has informed the Company and the Principal Shareholders that, if the Company and the Principal Shareholders refuses to accept such exception or qualification, a representation or warranty of Maxwell and Newco would not be true and correct in all material respects as of the Closing Date.


                                   ARTICLE 10

                            TERMINATION OF AGREEMENT

        10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as follows, and in no other manner:


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

               (a) By agreement of Maxwell and Newco on the one hand, and the Company and the Principal Shareholders, on the other hand, approved by the respective Boards of Directors of Maxwell and the Company;

               (b) By Maxwell in writing, if (i) at any time Maxwell has reasonable grounds to believe, and does believe, that there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the Company and the Principal Shareholders in any of the representations, warranties or covenants under this Agreement which breach is not curable, or, if curable, is not cured within ten days after written notice of such breach is given to the Shareholder Representatives and the Company; or (ii) any of the conditions set forth in Article 8 hereof shall not have been met in all material respects prior to the later of (x) January 31, 1999, (y) 30 business days after the date the Proxy Statement/Prospectus has been mailed to the Shareholders (but only if the S-4 Registration Statement is filed with the Commission prior to December 31,
1998) or (z) five business days after the termination or expiration of the waiting period under the HSR Act;

               (c) By the Company and the Principal Shareholders, in writing, if
(i) at any time the Company and the Principal Shareholders have reasonable grounds to believe, and do believe, that there has been a material misrepresentation, breach of warranty or breach of covenant on the part of Maxwell and Newco in any of the representations, warranties or covenants under this Agreement which breach is not curable, or if curable, is not cured within ten days after written notice of such breach is given to Maxwell and Newco, or
(ii) any of the conditions set forth in Article 9 hereof shall not have been met in all material respects prior to the later of (x) January 31, 1999, (y) 30 business days after the date the Proxy Statement/Prospectus has been mailed to the Shareholders (but only if the S-4 Registration Statement is filed with the Commission prior to December 31, 1998) or (z) five business days after the termination or expiration of the waiting period under the HSR Act; or

               (d) By Maxwell or the Company, in writing, on or before December 4, 1998, if it is not satisfied in its sole discretion with the results of its due diligence investigation of the Company or Maxwell, as the case may be, and such period shall end prior to December 4, 1998, if necessary to mail the Proxy Statement/Prospectus in a timely manner to hold the Shareholder meeting on or before December 31, 1998.

        10.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties hereto under this Agreement shall terminate without further liability or obligation of either party; provided, however, that Section 5.3 and Section 15.9 shall survive the termination of this Agreement and no party shall be relieved of its liability for damages caused to another party for breach of this Agreement.

        10.3 Costs and Expenses. Upon termination of this Agreement, all expenses incurred in connection with the transactions contemplated herein, including but not limited to legal and accounting expenses, shall be borne by the respective party incurring such expenses, except as


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

provided in Section 5.3, and except that if Maxwell fails to consummate the Merger (other than under the circumstances contemplated by Sections 10.1(a) or (b), due to any material fact discovered in Maxwell's due diligence of the Company, due to a material adverse change in the Company's business, assets, properties or results of operations, or due to the failure by the Company and the Principal Shareholders to satisfy all of the conditions to Closing by Maxwell set forth in Article 8 before the later of 30 business days after the effectiveness of the S-4 Registration Statement or January 31, 1999), then Maxwell shall reimburse the Company for its reasonable, out-of-pocket expenses incurred in connection with the Company's attempts to consummate the Merger.


                                   ARTICLE 11

                                     CLOSING

        11.1 The Closing. The parties hereto shall use their best efforts to cause the Closing of the Merger to occur on or before January 31, 1999 (the "Closing Date") or as soon after the effectiveness of the S-4 Registration Statement as reasonably practicable. The Closing shall occur at the offices of Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway, Suite 2600, San Diego, California 92101, or at such other place mutually agreed to by the parties hereto. At the Closing, each of the parties shall take all such action and deliver all such documents, instruments, certificates and other items as may be required, under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on its part to be performed or fulfilled at or prior to the Effective Time and to cause all conditions precedent to the other parties' obligations under this Agreement to be satisfied in full.

        11.2 Further Acts. If, at any time after the Closing, any further action by any of the parties to this Agreement is necessary or desirable to carry out the purposes of this Agreement and/or to vest in the Surviving Corporation's full title to all properties, assets and rights of the Company, such parties shall take all such necessary or desirable action or use such parties' reasonable best efforts to cause such action to be taken.


                                   ARTICLE 12

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                COVENANTS AND RELATED AGREEMENTS; INDEMNIFICATION

        12.1 General Liability Period. Except as set forth in Section 12.4, the covenants, warranties, representations and agreements made by the Company, the Shareholders and the Principal Shareholders on the one hand, or by Maxwell and Newco, on the other hand, in this Agreement, or in any document, certificate, schedule or instrument delivered in connection herewith, shall survive the Closing and shall continue in effect, notwithstanding any investigation by or on behalf of Maxwell or the Principal Shareholders, for 18 months following the Closing Date, except


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

that representations and warranties set forth in Sections 2.1-2.4, 2.9, 4.1, 4.2 and 4.3 and Article 3 shall survive the Closing indefinitely, that the representations and warranties set forth in Sections 2.24 (Environmental Matters) and 2.25 (Benefits) shall survive the Closing until expiration of the applicable statute of limitations (or any extension thereof) and that the representation and warranty set forth in Section 2.8(b)(ii) shall survive the Closing until the date that is four (4) years after the Closing Date (the "General Liability Period").

        12.2 Tax Liability Period. The Tax Liability Period shall be as described in Section 12.4(c) hereof.

        12.3 Indemnity by the Shareholders.

               (a) The Shareholders, jointly and severally, shall indemnify and hold harmless Maxwell and the Surviving Corporation and the officers, directors, employees, agents, affiliates and representatives of Maxwell and the Surviving Corporation or any of them (the "Maxwell Indemnitees") from and against, and shall reimburse the Maxwell Indemnitees on demand for any loss, liability, damage or expense that the Maxwell Indemnitees shall incur or suffer, but subject at all times to Section 12.6 hereof (collectively, "Maxwell Recoverable Losses"), arising out of or resulting from any misrepresentation by the Company or the Principal Shareholders or breach by the Company or the Shareholders or the Principal Shareholders of any (i) representation or warranty contained in
Article 2 hereof; (ii) agreement or covenant under or pursuant to this Agreement; or (iii) document, certificate, schedule or instrument delivered by or on behalf of the Company or the Principal Shareholders pursuant hereto.

               (b) Each Principal Shareholder, severally, and not jointly and severally, agrees to indemnify and hold harmless the Maxwell Indemnitees from and against Maxwell Recoverable Losses arising out of or resulting from a breach by such Principal Shareholder of the representations and warranties set forth in
Article 3.

               (c) Nothing in this Section 12.3 shall be interpreted as giving the Maxwell Indemnitees the right to recover an amount in excess of their Maxwell Recoverable Losses, notwithstanding their right to elect remedies under this Section 12.3.

        12.4 Tax Indemnity.

               (a) For purposes of this Agreement, the following terms shall have the following meanings:

                      (i) "Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, addition to tax or additional amount imposed by any governmental (whether federal, state, local or foreign) authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), but only if and to the extent attributable to periods (or partial periods) prior to and including the Closing Date, together with any interest and any penalty thereon.

                      (ii) "Tax Return" means any return, report, information return, registration form or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

               (b) Subject to Sections 12.6 and 12.7, the Shareholders shall, jointly and severally, indemnify and hold harmless Maxwell and the Company for all Taxes and expenses (including reasonable accounting and legal fees and the costs and expenses of enforcing such indemnification against the Shareholders) in connection with any tax audit or proceeding, with respect to the operations of the Company for all periods (or partial periods) prior to and including the Closing Date, but not including those in connection with the transactions contemplated by this Agreement.

               (c) The covenants and agreements contained in this Section 12.4 and all of the terms, covenants, warranties, representations and agreements hereunder of the Company and the Shareholders related to federal and state taxes shall survive the Closing until the expiration of the applicable statutory period of limitation for the payment of such taxes, giving effect to any waiver, mitigation or extension thereof (the "Tax Liability Period").

               (d) Maxwell agrees that in the event it receives notice, whether orally or in writing, of any federal, state or local examination, claim, proposed adjustment or related matter with respect to any Tax Return for Taxes covered by the Shareholders' indemnity in Section 12.4(b) (the "Tax Controversies"), Maxwell shall timely notify the Shareholder Representatives. Failure of Maxwell to timely notify the Shareholder Representatives of any Tax Controversies shall not constitute a waiver of any rights of Maxwell with respect to the indemnification thereof by the Shareholders, but shall relieve the Shareholders of their indemnity obligation to the extent that such obligation is increased as the result of Maxwell's failure to give timely notice. Any claim under this Section 12.4 shall be treated similarly to a Third Party Claim under Section 12.7 hereof.

               (e) After the Closing Date, each of the Principal Shareholders shall:

                      (i) assist the Surviving Corporation in preparing any Tax Returns for the Company for periods prior to the Closing Date;

                      (ii) cooperate fully in preparing for any audits of, or disputes, contests or proceedings with, taxing authorities regarding any Tax Returns which relate to the Company for periods prior to the Closing Date;

                      (iii) make available to the Surviving Corporation and to any taxing authority as reasonably requested all information, records and documents relating to tax liabilities which are attributable to the Company's business or the Company relating to periods beginning prior to the Closing Date.

                      (iv) convey to Maxwell all relevant information, records and documents;

                      (v) make him or herself available, without charge, to the Surviving Corporation, as reasonably requested, in connection with tax disputes related to periods prior to the Closing Date; and

                      (vi) keep confidential any Tax information except as may otherwise be necessary in connection with the filing of returns or claims for refund or in conducting any audit or other Tax proceeding.

               (f) The Company shall be liable for and shall pay all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes which may be imposed in connection with the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto ("Transfer Taxes"). No Shareholder shall have any indemnity or other payment obligation with respect to the Transfer Taxes. Each party hereto hereby agrees to file all necessary documentation in connection with the payment and reporting of Transfer Taxes.

        12.5 Indemnity by Maxwell. Maxwell shall indemnify and hold harmless the Company's Shareholders from and against, and shall reimburse the Shareholders for any loss, liability, damage or expense, including reasonable attorneys' fees and cost of investigation incurred as a result thereof, that the Shareholders shall incur or suffer (collectively, the "Shareholders Recoverable Losses") resulting from any misrepresentation by Maxwell or Newco or breach by Maxwell or Newco of any (i) representation or warranty contained in Article 4 hereof, (ii) agreement or covenant under or pursuant to this Agreement or (iii) document, certificate, schedule or instrument delivered by or on behalf of Maxwell or Newco in connection herewith. Notwithstanding the foregoing, it is specifically agreed that Maxwell shall not be responsible for any Shareholder Recoverable Losses attributable to the failure of the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code, if such failure, directly or indirectly, arises out of, relates to, or is caused by, any act or omission of the Company (prior to the Effective Date) or any act or omission of any of the Shareholders.

        12.6 Limitations on Recoverable Losses. Notwithstanding anything to the contrary, express or implied, set forth herein, claims for payment of Maxwell Recoverable Losses under Section 12.3 may be made only with respect to claims arising during the General Liability Period or the Tax Liability Period, as applicable; (b) must be made, if at all, by giving the written Claim Notice (as defined in Section 12.7(a) hereof) to the Shareholders during the General Liability Period or the Tax Liability Period, as applicable, with respect to such claim; (c) except for losses covered by Section 12.4, or for breaches by the Principal Shareholders of the representations and warranties set forth in Article 3, a breach by the Company, the Shareholders or the Principal Shareholders of the representation and warranty set forth in Section 2.3, or a breach by the Company or the Principal Shareholders of the covenants set forth in Article 5 and
Article 7, may be made only to the extent that the aggregate amount of Maxwell Recoverable Losses exceeds $100,000, in which case all Maxwell Recoverable Losses in excess of $100,000 shall be paid by the Shareholders or the Principal Shareholders; and (d) except for fraud, shall not exceed in the aggregate the value of the Exchange Shares received by the Shareholders (deemed by the parties to be $21,000,000). Notwithstanding anything to the contrary, express or implied, set forth herein, claims for payment of the Shareholders Recoverable Losses under Section 12.5 (a) may be made only with respect to claims arising during the General Liability Period; (b) must be made, if at all, by giving a written Claim Notice to Maxwell during the General Liability Period with respect to such claim; (c) except for breaches of the covenants set forth in Article 6,
Article 7 or Article 13, may be made only to the extent that the aggregate amount of Shareholders Recoverable Losses exceed $100,000, in which case all Shareholders Recoverable Losses in excess of $100,000 shall be paid by Maxwell; and (d) except fraud, shall not exceed $21,000,000. Any indemnification payment hereunder shall be net of any tax benefit or insurance proceeds actually realized by the Indemnitee. The liability under this Section 12 of any Shareholder, other than a Principal Shareholder, shall be limited to his or her proportionate share of the Maxwell Recoverable Losses. In no event shall the liabilities under this Section 12 of any Shareholder, other than a Principal Shareholder, exceed the amount attributable to such Shareholder's deposit into the Escrow. Notwithstanding anything in this Section 12 to the contrary, any Maxwell Recoverable Losses payable under this Section 12 shall be paid first from the Escrowed Shares (and any proceeds from the sale of such Escrowed Shares) until such Escrowed Shares (and any proceeds) have been exhausted or the Escrow has been terminated. Once such Escrowed Shares (and any proceeds) have been exhausted, or the Escrow has been terminated, then and only then, the Principal Shareholders who are obligated to pay any unpaid Maxwell Recoverable Losses pursuant to the terms of this Section 12 shall pay such amounts from sources outside of Escrow. Nothing in this Section 12 shall prevent any or all of the Principal Shareholder from seeking contribution from the other Shareholders for joint and several obligations of such Shareholders under Sections 12.3 and 12.4 (as further limited by Section 12.6) for claims made after the Escrow Agreement has been terminated. Any claim for indemnification under this Section 12 shall be made prior to the expiration of the General Liability Period or the Tax Liability Period, as appropriate.

        12.7   Claims for Indemnification; Disputes.

               (a) Claims for Indemnification. Any party hereto (individually or with others, collectively, the "Indemnitee") shall give the Shareholder Representatives or Maxwell, as the case may be (the "Indemnitor"), written notice (the "Claim Notice") of any claim (including the receipt of any demand) or the commencement of any action with respect to which indemnity may be sought by the Indemnitee (individually, a "Claim" and collectively, the "Claims"); provided, however, that the failure to give a Claim Notice shall not constitute a waiver of any rights of the Indemnitee with respect to indemnification by the Indemnitor, but shall relieve the Indemnitor of its indemnity obligation to the extent that such obligation is increased as a result of the Indemnitee's failure to give timely notice; provided, further, however, that if the Indemnitee fails to give such Claim Notice prior to the expiration of the General Liability Period or the Tax Liability Period, as applicable, all rights of the Indemnitee to assert any such Claims shall terminate and be forever waived. The Claim Notice shall state (i) the aggregate amount of the Maxwell Recoverable Losses or the Shareholders Recoverable Losses (in either case, "Recoverable Losses") as to which indemnification is being sought (which amount may be estimated and updated from time to time); (ii) the components of the amount of Recoverable Losses for which indemnification is being sought (which components may be estimated and updated from time to time); and (iii) the specific grounds upon which the Claim for indemnification is being made. The right of the Indemnitee to indemnification for a Claim shall be deemed to be accepted by the Indemnitor unless, within 30 days after the Indemnitor's receipt of the Claim Notice, the Indemnitor shall notify the Indemnitee in writing that it objects to the right of the Indemnitee to indemnification with respect to the Claim.

               (b) Control of Litigation; Mutual Cooperation. If a Claim is based upon a claim asserted by a third party against the Indemnitee (a "Third Party Claim") and the Indemnitor denies liability for the Claim hereunder, the Indemnitee shall be entitled to control the defense of the Third Party Claim, including, without limitation, the employment of counsel and the right to settle the Third Party Claim without any participation by or consent from the Indemnitor. All fees and expenses of counsel retained by the Indemnitee to defend such Third Party Claim, expert witness fees and other costs incurred in such action, shall be payable by the Indemnitee defending such Third Party Claim; provided, however, that if such Third Party Claim results in a Recoverable Loss for which the Indemnitor, notwithstanding any denial of liability, is found to be liable hereunder, such reasonable fees and expenses of counsel, expert witness fees and other reasonable costs incurred in such action shall be deemed to be included in such Recoverable Loss and payable by the Indemnitor to the extent and under the limitations provided in this Article 12. If the Indemnitor does not deny liability for the Claim hereunder, the Indemnitor shall be entitled, in his or its discretion, to assume the defense of the Third Party Claim, including, without limitation, the employment of counsel reasonably satisfactory to the Indemnitee; provided, however, that until the amount of Maxwell Recoverable Losses exceeds $100,000, the Indemnitee, if Maxwell or a Maxwell Indemnitee, shall be entitled to assume the defense of the Third Party Claim, including, without limitation, employment of counsel reasonably satisfactory to the Shareholders. If the Indemnitor does not deny liability for the Claim hereunder, but does not elect to assume the defense of the Third Party Claim, the Indemnitee shall be entitled to assume the defense of the Third Party Claim. Regardless of which party is controlling the defense of the Third Party Claim for which the Indemnitor admits liability hereunder, (i) the Indemnitor and the Indemnitee shall act in good faith; (ii) no settlement of the Third Party Claim may be agreed to without the written consents of the Indemnitor and the Indemnitee, which consents shall not be unreasonably withheld; (iii) the reasonable fees and expenses of counsel retained to defend the Third Party Claim, expert witness fees and other costs incurred in such action shall be deemed to be included in such Recoverable Losses and shall be payable by the Indemnitor to the extent and under the limitations provided in this Article 12; and (iv) the party controlling the defense of the Third Party Claim shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleading, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to the Third Party Claim.

               (c) Resolution of Disputes. The Indemnitor and the Indemnitee shall undertake in good faith to or to have their representatives promptly meet and attempt to resolve all disputes regarding indemnification. If the Indemnitor and the Indemnitee are unable to resolve such disputes within 20 days, the resolution of the disputes shall be referred to and settled by arbitration to be held in San Diego, California and conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. In any such action initiated by a Maxwell Indemnified Party, or in any cross-complaint by a Maxwell Indemnified Party (i) such Maxwell Indemnified Party shall use reasonable best efforts to make each Principal Shareholder a party to such Arbitration and (ii) in any action to collect a judgment related to Maxwell Recoverable Losses, such Maxwell Indemnified Party shall use reasonable best efforts to collect such losses from each Principal Shareholder, such that no Principal Shareholder would, absent a default by one of them, pay more than his or her pro rata share of the Maxwell Recoverable Losses, which pro rata share shall be set forth in a contribution or cross-indemnity agreement among the Principal Shareholders, (a copy of which will be provided to Maxwell). The foregoing shall not limit the authority of a Shareholder Representative to act on behalf of the Principal Shareholders with respect to any claim by a Maxwell Indemnified Party. Judgment upon the award may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The successful or prevailing party or parties shall be entitled to recover all attorneys' fees, expert witness fees and other costs incurred in such action, in addition to any other relief to which it or they may be entitled. Such attorneys' fees, expert witness fees and other costs shall be payable in cash.

        12.8 Indemnity as Exclusive Remedy. Each party hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 12, except that nothing in this Agreement shall be deemed to constitute a waiver of any tort claims of, or causes of action arising from, fraudulent misrepresentation or deceit, or a waiver of any equitable remedies that a court or arbitrator may determine that a party may obtain.


                                   ARTICLE 13

                             POST-CLOSING COVENANTS

        13.1 Resale. In order to preserve the pooling-of-interests treatment of the combination, each Affiliate hereby agrees not to sell, transfer or convey Maxwell Common Stock issued in connection with the Merger until the date on which Maxwell has filed with the Commission consolidated financial statements of Maxwell including combined results of operations of at least 30 days after the Merger, in accordance with Regulation S-X under the Exchange Act, as amended (such date being the "Eligible Resale Date").

        13.2 Surviving Corporation Option Plan. As promptly as possible following the Effective Time (and in any event in no more than 45 days), Maxwell shall cause the Surviving Corporation to adopt a stock option plan similar to that in place at Maxwell Technologies Systems Division, Inc. ("Systems"). The number of shares in the plan pool would equal 15% of the outstanding shares of the Surviving Corporation, and of the total of 15% in the option pool, 8% would be utilized initially for options granted to key employees of the Surviving Corporation and 2% would be utilized initially for certain Maxwell officers, consistent with current practice. The balance would be reserved for key employees hired by the Company in the future. In addition, Maxwell plans to offer certain employees of the Surviving Corporation its standard Maxwell Option Program.

        13.3 Surviving Corporation Board of Advisors. Immediately after the Effective Time Maxwell will cause the Surviving Corporation to establish a Board of Advisors that would include the current independent directors of the Company. The Board of Advisors will hold regular meetings for at least one year following the Effective Time.

        13.4 Organization. So long as feasible in light of Maxwell's overall goals for financial performance and increasing shareholder value, the Surviving Corporation shall be part of the Systems organization and the President of the Surviving Corporation will report to the President of Systems. Effective as of the first day of the month following the Effective Time, Systems and the Surviving Corporation shall enter into an asset transfer agreement whereby Systems' Radiation Source Business would be placed in the Surviving Corporation. The Surviving Corporation's executive officers would manage the day-to-day operations of the Surviving Corporation and the Radiation Source Business, subject to oversight by Maxwell and consistent with other Maxwell subsidiaries.


                                   ARTICLE 14

                           SHAREHOLDER REPRESENTATIVES

        14.1 Appointment. Each Principal Shareholder by executing this Agreement appoints each of the Shareholder Representatives as his, her or its agent and attorney-in-fact for the purposes set forth herein. Each Shareholder Representative, acting alone or together with the other Shareholder Representatives, shall have the full and exclusive power and authority to act in each Principal Shareholder's name, place and stead with respect to all matters relating to this Agreement and the transactions contemplated hereby, including, without limitation:

                      (i) To modify, waive and amend, and execute and acknowledge and deliver to Maxwell such modifications, waivers and amendments, to any provision of the

        Agreement as such Shareholder Representative shall approve, the approval of such amendments, waivers and modifications by such Shareholder Representative and all of the terms and conditions thereof to be conclusively evidenced by the execution and delivery of such amendments, waivers and modifications by such Shareholder Representative.

                      (ii) To complete, modify, amend, execute, acknowledge and deliver all instruments, documents, certificates and instructions as such Shareholder Representative deems necessary in order to effect the transactions contemplated by this Agreement.

                      (iii) To retain legal counsel in connection with all matters and things set forth or necessary with respect to this Agreement and the Escrow Agreement.

                      (iv) To ask, demand, sue for, levy, recover and receive all sums of money, debts, dues and other demands whatsoever which may be due, owing and payable to such Shareholder under the terms of this Agreement.

                      (v) To negotiate, defend and settle all claims asserted by, and to resolve all disputes with, the Maxwell Indemnified Parties with respect to this Agreement and the transactions contemplated hereby, including, without limitation, those arising in connection with any claim for indemnification, and to pay such persons any amounts due with respect to such claims, and to settle any dispute or pay any judgment in favor of such Maxwell Indemnified Parties by releasing Exchange Shares held in Escrow to Maxwell.

                      (vi) To receive all notices under this Agreement and the Escrow Agreement.

                      (vii) To make any other decision or election or take any other action on behalf of such Shareholder relating to the subject matter of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby.

        14.2 Appointment Irrevocable. This appointment is coupled with an interest and is irrevocable until such time as all claims asserted by, and disputes with, the Maxwell Indemnified Parties have been finally satisfied, waived or otherwise resolved, except that a successor or successors may be appointed pursuant to Section 14.4 hereof. Subject to the terms and conditions hereof, any and all action taken by either Shareholder Representative with respect to this Agreement shall be binding on each Shareholder.

        14.3 Shareholder Representatives Held Harmless. Each Principal Shareholder agrees to hold each Shareholder Representative free and harmless from any and all loss, cost, claim, expense, damage or liability which he may incur or sustain as a result of any action taken by him in good faith pursuant to his appointment as agent and attorney-in-fact under this Agreement.

        14.4 Duration; Succession. The appointment of a Shareholder Representative hereunder shall be effective until the last date upon which all claims for indemnification under Article 12 hereof have been resolved or the time for bringing any such claims has expired; and all disputes involving Maxwell or any of the Shareholders regarding any of the matters subject to indemnity have been resolved; provided, however, that in the event of the death or incapacity of a Shareholder Representative, Paul Blevins, followed by David Czajkowski, shall succeed to the duties of the deceased or incapacitated Shareholder Representative hereunder, and shall act as attorney-in-fact and representative for the Shareholders as if he were appointed attorney-in-fact and representative hereunder on the date of such death or incapacity. In the event no named person shall be available to serve as Shareholder Representative, the estate of Robert Czajkowski shall select such a person.


                                   ARTICLE 15

                               GENERAL PROVISIONS

        15.1 Entire Agreement; Modifications; Waiver. This Agreement and the agreements ancillary hereto, supersede any and all agreements heretofore made, written or oral, relating to the subject matter hereof including without limitation the Letter of Intent dated November 4, 1998 and constitute the entire agreement of the parties relating to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by Maxwell on the one hand and the Company and a Shareholder Representative on the other hand. Inspection of documents or the receipt of information pursuant to this Agreement shall not constitute a waiver of any representation, warranty, covenant or condition hereunder. No waiver shall be binding unless executed in writing by the party making such waiver.

        15.2 Severability. If any clause or provision of this Agreement shall be held invalid or unenforceable by the final determination of a court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect.

        15.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective successors and assigns.

        15.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        15.5 Governing Law. This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the State of California.

        15.6 Notices. All notices required or desired to be given hereunder shall be given in writing and signed by the party so giving notice, and shall be effective when personally delivered, one business day after transmission if sent by facsimile and appropriate confirmation is received, or five (5) days after being deposited in the United States mail, as certified or registered mail, return receipt requested, first class postage and fees prepaid, addressed as set forth below. Any party from time to time may change such party's address for giving notice by giving notice thereof in the manner outlined above:

               If to the Company:

                      Space Electronics Inc.
                      4031 Sorrento Valley Boulevard
                      San Diego, California  92121
                      Attention:  Robert Czajkowski
                      Facsimile:  (619) 452-5499

               If to Maxwell or Newco:

                      Maxwell Technologies, Inc.
                      9275 Sky Park Court
                      San Diego, California  92123
                      Attention: Gary J. Davidson and Donald M. Roberts, Esq.
                      Facsimile: (619) 277-6754

               With a copy to:

                      Riordan & McKinzie
                      300 S. Grand Avenue, 29th Floor
                      Los Angeles, California  90071
                      Attention:  Roger H. Lustberg, Esq.
                      Facsimile:  (213) 229-8550

               If to the Shareholder Representatives:

                      Space Electronics Inc.
                      4031 Sorrento Valley Boulevard
                      San Diego, California  92121
                      Attention:  Robert Czajkowski and David Strobel
                      Facsimile:  (619) 452-5499

               With a copy to:

                      Luce, Forward, Hamilton & Scripps LLP
                      600 W. Broadway, Suite 2600
                      San Diego, California  92101
                      Attention:  Robert Copeland, Esq.
                      Facsimile:  (619) 232-8311

        15.7 Expenses. None of the Company, the Shareholders, or Maxwell is or shall be obligated to any person for any finder's fee in connection with this Merger, other than the Company's liability to Arthur Andersen L.L.P. and, whether or not the acquisition is consummated, each of the Company and Maxwell shall pay their own expenses (including outside legal and accounting fees) incident to the negotiation, preparation of the definitive written agreement, filings and preparation of documents in connection with the issuance of shares, and any other documents prepared in connection therewith and consummation of the acquisition.

        15.8 Recovery of Litigation Costs. If any legal action or arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

        15.9 Confidentiality. From and after the date hereof, Maxwell, the Company and their affiliates, agents or representatives shall not disclose or communicate to any person, firm or corporation in any manner whatsoever any Confidential Information (as defined below) of the other, which Maxwell or the Company learns, discovers or otherwise acquires pursuant to this Agreement and the transactions contemplated hereunder; provided, however, that Maxwell and the Company shall be permitted to make such disclosures or communications to their financial advisors, consultants, attorneys, accountants and lenders provided that such Confidential Information shall be accompanied by directions that such information is to remain confidential in accordance with the provisions contained herein. The term "Confidential Information," as used herein, means all information of a business or technical nature relative to Maxwell's and the Company's businesses currently being conducted by Maxwell and the Company. Maxwell's and the Company's obligations with respect to such Confidential Information shall be of no effect to the extent, and only to the extent (a) such Confidential Information is required to be disclosed by any law, rule or regulation or by any applicable judgment, order or decree of any court or governmental body having jurisdiction, (b) such information is now or hereafter becomes part of the public domain, to the extent it is not public as a result of breach of this Agreement, (c) such information is already in the possession of Maxwell or the Company at the time disclosure to Maxwell or the Company occurs under this Agreement, so long as such prior possession was not knowingly acquired by Maxwell or the Company by misappropriation or other improper means or under a prior agreement of confidentiality, or (d) such information has come into the possession of Maxwell or the Company from a third party without breach of this Agreement, or without any breach by the third party of a confidentiality obligation to Maxwell or the Company, known to the other, or without misappropriation or other improper means on the part of the third party and made known to Maxwell or the Company. Previously entered confidentiality agreements between the parties will continue in full force and effect. In the event of termination of this Agreement pursuant to Article 10, Maxwell and the Company will not use any such Confidential Information of another party and will promptly return to the other parties all documents, records and materials, including all copies thereof, that contain Confidential Information of that party.

        15.10 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors and assigns, and no other person or persons shall have any right or action under this Agreement.

        15.11 Recitals, Schedules and Exhibits. The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

        15.12 Section Headings. The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    SPACE ELECTRONICS INC.


                                    By:   /s/ Robert M. Czajkowski
                                         --------------------------------------
                                         Name:   Robert M. Czajkowski
                                         Title:  CEO


                                    PRINCIPAL SHAREHOLDERS:

                                    /s/ Robert M. Czajkowski
                                    -------------------------------------------
                                    Name:  Robert M. Czajkowski


                                    /s/ David J. Strobel
                                    ------------------------------------
                                    Name:  David J. Strobel


                                    /s/ Paul E. Blevins
                                    ------------------------------------
                                    Name:  Paul E. Blevins


                                    ------------------------------------
                                    Name:  W. Lee Shevel, Ph.D.


                                    /s/ David R. Czajkowski
                                    ------------------------------------
                                    Name:  David R. Czajkowski


                                    FULL CIRCLE RESEARCH, INC.


                                    By:
                                         --------------------------------------
                                         James Spratt
                                         Chief Executive Officer



                                       54.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    SPACE ELECTRONICS INC.


                                    By:
                                         --------------------------------------
                                         Name:
                                         Title:


                                    PRINCIPAL SHAREHOLDERS:


                                    -------------------------------------------
                                    Name:  Robert M. Czajkowski


                                    /s/ David J. Strobel
                                    ------------------------------------
                                    Name:  David J. Strobel


                                    ------------------------------------
                                    Name:  Paul E. Blevins


                                    ------------------------------------
                                    Name:  W. Lee Shevel, Ph.D.


                                    /s/ James M. Spratt
                                    ------------------------------------
                                    Name: James M. Spratt


                                    /s/ Joan Spratt
                                    ------------------------------------
                                    Name: Joan Spratt




                                      56.

                                    FULL CIRCLE RESEARCH, INC.


                                    By:  /s/ James Spratt
                                         --------------------------------------
                                         James Spratt
                                         Chief Executive Officer


                                    MAXWELL TECHNOLOGIES, INC.


                                    By:  /s/ Gary Davidson
                                         --------------------------------------
                                         Name:  Gary Davidson
                                         Title: CFO


                                    MT ACQUISITION CORPORATION


                                    By:  /s/ Gary Davidson
                                         --------------------------------------
                                            Name:  Gary Davidson
                                            Title: VP






                                      57.

                                    EXHIBIT A

                                ESCROW AGREEMENT


        THIS ESCROW AGREEMENT ("Escrow Agreement") is made and entered into as of November ___, 1998, by and among Zapp National Bank, as escrow agent (the "Escrow Agent"), Maxwell Technologies, Inc., a Delaware corporation (the "Company") and Robert Czajkowski and David Strobel as representatives for the former stockholders of Space Electronics Incorporated ("SEi") listed on Schedule A hereto (the "Stockholders"). Mr. Czajkowski and Mr. Strobel or their respective successors are each individually, a "Stockholder Representative" and collectively, the "Stockholder Representatives." The Company, the Stockholder Representatives and the Escrow Agent are collectively the "Parties". For purposes of this Escrow Agreement, any one of the Stockholder Representatives shall have the exclusive authority to bind the Stockholders and are empowered to give all consents, authorizations and approvals hereunder on behalf of the Stockholders. Subject to the terms and conditions of this Escrow Agreement, the Escrow Agent shall act on any instruction given by any Stockholder Representative on the Stockholders' behalf and any Escrowed Shares (as hereinafter defined) which are to be delivered to the Stockholders shall be delivered to the Stockholder Representatives by the Escrow Agent on behalf of the Stockholders.


                                 R E C I T A L S

        WHEREAS, each of the Stockholders is a stockholder of Space Electronics, Inc., a Delaware corporation ("SEi"), at the time of execution of this Escrow Agreement, and each has granted the Stockholder Representatives the power and authority to represent such Stockholder with respect to all matters arising under this Agreement;

        WHEREAS, the Company, MT Acquisition Corporation, a Delaware corporation and subsidiary of the Company ("Newco"), SEi and certain of the Stockholders are parties to an Agreement and Plan of Reorganization, dated as of November ___, 1998 (the "Merger Agreement") pursuant to which Newco will be merged with and into the Company, with the Company as the surviving corporation (the "Merger");

        WHEREAS, pursuant to the Merger, the Company will issue to the Stockholders an aggregate of 893,617 shares of the common stock, $.10 par value, of the Company (the "Common Stock");

        WHEREAS, the Merger Agreement provides that 89,362 shares of Common Stock (the "Escrowed Shares") are issued subject to the terms and conditions of this Escrow Agreement and requires that each of the Stockholders and the Company execute and deliver an Escrow Agreement on or before the Effective Time (as defined in the Merger Agreement) under which the Company will deposit the Escrowed Shares into escrow to support the indemnity obligations of the Stockholders contained in the Merger Agreement; and

        WHEREAS, it is the desire of the parties to this Escrow Agreement to cause the Escrowed Shares to be deposited in escrow with the Escrow Agent as required and thereafter to be released to the Stockholder Representatives, to the extent that the Stockholders become entitled thereto, or to be applied as herein provided in respect of the amount of Maxwell's Recoverable Losses (as defined in the Merger Agreement) with respect to which the Maxwell Indemnitees are entitled to indemnification pursuant to and subject to the conditions of
Article 12 of the Merger Agreement.


                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the Merger Agreement and the benefits inuring thereunder to the Stockholders, and in consideration of the mutual covenants, agreements and provisions herein and therein contained, the Parties hereby agree as follows:

        1.     Creation and Purpose of Escrow; Deposit of Shares.

               1.1 Deposit. At the Effective Time, or as soon as practicable thereafter, the Company will deposit in escrow with the Escrow Agent certificates representing all of the Escrowed Shares. The Escrowed Shares, together with appropriate instruments of transfer executed in blank by a Stockholder Representative on behalf of each of the Stockholders, with signatures guaranteed by a commercial bank or a member firm of the National Association of Securities Dealers, Inc., will be received by the Escrow Agent, and will be held and distributed by it in accordance with the terms and conditions of this Escrow Agreement. Certificates representing the Escrowed Shares shall promptly after receipt be registered in the nominee name of the Escrow Agent. Each Stockholder shall be deemed to be the beneficial owner of such Stockholder's respective proportion (as defined in the Merger Agreement) of the total Escrowed Shares and the Escrow Agent shall record each Stockholder's respective beneficial ownership of Escrowed Shares accordingly. The Escrow Agent acknowledges that it has received a copy of the Merger Agreement prior to the execution of this Escrow Agreement.

               1.2 Purpose of the Escrow. The purpose of holding the Merger Agreement Escrowed Shares in escrow subject to the terms and conditions of this Escrow Agreement is to provide security for and in respect of Maxwell's Recoverable Losses for which the Maxwell Indemnitees are entitled to indemnification by the Stockholders pursuant to, and subject to the conditions of, the Merger Agreement.

               1.3 Stockholder Representatives. Each Stockholder has appointed each of the Stockholder Representatives as his or her agent and attorney-in-fact and each such Stockholder Representative shall have full and exclusive power and authority to act in such Stockholder's name, place and stead with respect to all matters relating to this Escrow Agreement and the transactions contemplated hereby. Any person who is a successor to any Stockholder Representative pursuant to Section 13.4 of the Merger Agreement or an executed power of attorney shall be deemed to be a "Stockholder Representative" for all purposes hereof.

               1.4 Stock Dividends and Splits. If, during the term of this Escrow Agreement, there is declared a stock dividend on the Common Stock, or if the shares of the Common Stock shall be increased by reason of a subdivision of such shares, there shall be added to the Escrowed Shares held by the Escrow Agent pursuant to this Escrow Agreement all shares delivered as stock dividends upon, or by reason of a subdivision of, the shares delivered to the Escrow Agent pursuant to Section 1.1. In the event of any change in the capital stock structure of the Company through merger, consolidation, recapitalization or reorganization, the number of Escrowed Shares and securities comprising the Escrowed Shares shall be appropriately adjusted.

               1.5 Cash Dividends. Any cash dividends or distributions of property by the Company (other than distributions of the Common Stock or other securities in a recapitalization) paid or made to the Escrow Agent with respect to the Escrowed Shares shall be paid to the Stockholder Representatives as soon as practicable after receipt thereof by the Escrow Agent for distribution to the Stockholders in accordance with each Stockholder's respective proportion of the amount of such dividends or distributions with respect to Escrowed Shares.

               1.6 Sale of Escrow Shares. With the prior written consent of the Company, any Stockholder may sell his or her Escrowed Shares provided that the sale price is not less than $23.50 per share. In the event of a sale, the cash received shall be delivered to the Escrow Agent and may be used to reimburse Maxwell Recoverable Losses. Any such sale shall be in accordance with all applicable securities laws.

               1.7 Voting. So long as the Escrow Agent continues to hold Escrowed Shares under this Escrow Agreement, each of the Stockholders shall be entitled to vote such Stockholder's Individual Proportion of the total Escrowed Shares (as shown on Schedule A hereto) entitled to vote at any and all meetings of stockholders of the Company. In any such case, the Transfer Agent shall mail to each of the Stockholders copies of each annual report, notice of meeting of stockholders, proxy statement or other solicitation material distributed generally to stockholders of the Company in connection with each meeting of stockholders of the Company.

        2.     Distribution of Escrow Property.

               2.1 Mutual Consent. Except as otherwise provided below in this
Section 2, the Escrow Agent shall hold the Escrowed Shares and shall distribute the same only upon written instructions signed by both the Company and a Stockholder Representative with respect to the Escrowed Shares and other shares or property attributable thereto pursuant to Section 1.4, or pursuant to the final decision of an arbitrator or the final order, judgment or decree of a court of competent jurisdiction pursuant to Section 4.3 of this Escrow Agreement.

               2.2 Automatic Disposition. On __________, 1999/2000, the Escrow Agent shall deliver certificates representing the Escrowed Shares to the Stockholder Representatives for distribution to the Stockholders unless prior thereto a written claim as defined in Section 2.4 herein shall have been received by the Escrow Agent from the Company in which case the Escrow Agent shall act in accordance with Section 2.3 of this Escrow Agreement with respect to the number of

Merger Agreement Escrowed Shares subject to such claim.

               2.3 Retention of the Escrowed Shares. Notwithstanding Section 2.2, if on or prior to the date of delivery determined pursuant to Section 2.2, the Escrow Agent has received a Claim Notice (as defined below) from the Company, the Escrow Agent shall, without concerning itself with the explanation of the grounds for such Claim Notice, continue to hold and refrain from delivering such amount of the Merger Agreement Escrowed Shares as is equal to 150% in aggregate value of the Maxwell Recoverable Losses for which indemnification is claimed under the Merger Agreement. For all purposes hereof, the parties agree that the value of each Escrowed Share shall be $23.50 per share (the "Current Value"). The Escrowed Shares so retained by the Escrow Agent shall be held until all claims for indemnification of Maxwell Indemnitees under the Merger Agreement are settled or are determined by final order, judgment or decree of an arbitrator or a court of competent jurisdiction pursuant to Section
4.3 of this Escrow Agreement; provided, however, that the Stockholders shall be entitled to tender cash to the Maxwell Indemnitees in an amount equal to the Current Value of the Escrowed Shares so retained and such retained shares shall be subject to disbursement to the Stockholder Representatives for allocation to the Stockholders.

               2.4 Claim Notices. Promptly upon receipt of notice in writing (a "Claim Notice") complying with the requirements of Section 3.1 hereof, claiming that the Stockholders have or may become obligated under the Merger Agreement to indemnify the Maxwell Indemnitees in respect of any Maxwell Recoverable Losses, the Escrow Agent shall forward copies of the Claim Notice to each of the Stockholder Representatives; provided, however, that failure to give any such Claim Notice shall not affect any right of the Maxwell Indemnitees to indemnification unless the Stockholders have been materially prejudiced by such failure to give notice. With respect to a Claim Notice claiming that the Stockholders have become obligated to indemnify the Maxwell Indemnitees, if a Stockholder Representative does not give the Escrow Agent notice in writing (a "Contest Notice"), complying with the provisions of Section 3.2 hereof, within 30 days after the date of the mailing of the copy of such Claim Notice by the Escrow Agent, that such Stockholder Representatives intend to contest the claim for indemnification set forth in the Claim Notice, then the Escrow Agent shall, without further instructions, return to the Company the number of Escrowed Shares equal in aggregate value to the Losses for which indemnification is claimed in the Claim Notice (with each Escrowed Share valued as provided in Section 2.3 hereof) and the Stockholders shall be deemed to have waived any right hereunder to further contest such claim for indemnification. If the Escrow Agent receives a Contest Notice, within the period of time above provided, the Escrow Agent shall make no delivery of the Escrowed Shares set aside in respect of such claim except upon the written instructions of the Company and a Stockholder Representative or the final judgment, order or decree of an arbitrator or a court of competent jurisdiction pursuant to Section 4.3 of this Escrow Agreement. If a Stockholder Representative delivers a Contest Notice and all or a portion of the Maxwell Recoverable Losses contested in the Contest Notice are ultimately agreed to be Maxwell Recoverable Losses for which the Maxwell Indemnitees are entitled to indemnification, then the Losses payable to the Maxwell Indemnitees shall be increased by interest at the current Prime Rate of interest (as published in the Wall Street Journal from time to time) accruing from the date of the Claim Notice to the actual date of payment.

               2.5 Limited Obligations of Escrow Agent. It is understood and agreed that in any event the obligations of the Escrow Agent to make payment from this escrow upon any claims shall be limited to the amount of Escrowed Shares then actually held in escrow, regardless of the amount of any Losses.

        3.     Claim Notices and Instructions.

               3.1 Any Claim Notice given by the Company or Maxwell Indemnitees to the Escrow Agent, and any matter involving this escrow, shall be delivered to the Escrow Agent and each of the Stockholder Representatives. Any Claim Notice shall set forth:

                      (i) Information in reasonable detail identifying the matter with respect to which indemnification for Maxwell Recoverable Losses is claimed;

                      (ii) The maximum amount of claims for indemnification for Losses which have been or may be incurred by the Maxwell Indemnitee;

                      (iii) A statement in reasonable detail of the grounds upon which indemnification for Losses is claimed; and

                      (iv) The number of Escrowed Shares which are claimed with respect to such Maxwell Recoverable Losses, as provided in Section 2.3 or 2.4, as applicable.

               3.2 Contest Notice. Any Contest Notice given by a Stockholder Representative to the Escrow Agent, shall contain a reasonable and detailed explanation of the grounds upon which indemnification for such Losses are contested, shall be signed by such Stockholder Representative and shall be delivered to the Escrow Agent with a copy thereof delivered to the Indemnified Party.

        4.     Escrow Agent.

               4.1 Discharge. The Escrow Agent, having delivered all of the Escrowed Shares pursuant to the terms of this Escrow Agreement, shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final arbitration awards, judgments, orders and decrees of any court of competent jurisdiction pursuant to Section 4.3 of this Escrow Agreement and, if it shall so comply or obey, it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance or obedience. If this escrow shall be involved in any arbitration, litigation or controversy, the Company, the Stockholders and the Stockholder Representatives shall jointly and severally hold the Escrow Agent free and harmless against any and all claims, actions, demands, losses, costs and expenses to which the Escrow Agent may become subject by reason of such litigation or controversy; provided that the Escrow Agent has acted in good faith hereunder.

               4.2 Limited Liability. It is agreed that the duties of the Escrow Agent are only such as are herein specifically provided, being purely ministerial in nature, and that it shall incur no liability whatsoever except for willful misconduct or gross negligence so long as it has acted in good faith. The Escrow Agent shall be under no responsibility in respect of the Escrowed Shares deposited with it other than faithfully to follow the instructions herein contained. It may consult with counsel and shall be fully protected in any action taken in good faith, in accordance with the advice of counsel. It shall not be required to defend any legal proceedings which may be instituted against it in respect of the subject matter of these instructions unless requested to do so by one or more of the Parties hereto and indemnified by the requesting Party to its reasonable satisfaction against the cost and expense of such defense. Any further limitation on liability necessary for the engagement of the Escrow Agent is attached hereto as Appendix B and incorporated herein by this reference.

               4.3 Arbitration; Right to Interplead. Any disputes with respect to Claim Notices or otherwise with respect to any parties' entitlement to the Escrowed Shares shall be settled pursuant to the Merger Agreement; provided, however, that in the event conflicting demands are made or notices served upon the Escrow Agent with respect to this escrow, the Escrow Agent shall have the absolute right at its election to do either or both of the following: withhold and stop all further proceeding in, and performance of, this escrow; or submit the resolution of the dispute to a court of competent jurisdiction. All fees and costs of the court proceeding shall be borne by the Party (other than Escrow Agent) which fails to prevail in such court proceeding or, if either Party fails to prevail on all issues submitted to such court proceeding, then such fees and costs shall be borne as determined by such court. In case a court proceeding is brought, the Escrow Agent shall ipso facto be fully released and discharged from all obligations and all duties imposed upon it by this Escrow Agreement with respect to the Claim Notice or Escrowed Shares in dispute.

               4.4 Reliance on Documents. The Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with it, and it shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper officers or other representatives of the Parties hereto.

               4.5 No Withdrawal of Instruments. Prior to the termination of this escrow, no Party shall have the right to withdraw instruments deposited by it with the Escrow Agent except as provided herein.

        5.     General.

               5.1 Notices. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be as provided in the Merger Agreement, except that the address of the Escrow Agent shall be as provided on the signature page to this Agreement.

               5.2 Entire Agreement. Except for the Merger Agreement, this Escrow Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

               5.3 No Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Escrow Agreement.

               5.4 Headings. The headings in this Escrow Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

               5.5 Counterparts. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               5.6 Governing Law. This Escrow Agreement shall be construed and interpreted according to the laws of the State of California.

               5.7 No Waiver. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right or further exercise or the exercise of any other right, power or privilege.

               5.8 Severability. Should any one or more of the provisions hereof be determined to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

               5.9 Successors and Assigns. This Escrow Agreement shall inure to the benefit of and be binding upon the respective parties in interest and their heirs, executors, administrators, legal representatives, successors and assigns.

               5.10 Attorneys' Fees. The Company, on the one hand, and the Stockholders, on the other hand, agree to pay to the other Party all reasonable attorneys' fees, costs and other expenses incurred by the other Party in successfully enforcing any provision of this Escrow Agreement against such Party.

        IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the Date first above written.

                                    THE COMPANY:

                                    MAXWELL TECHNOLOGIES, INC.


                                    By: ________________________________________
                                        Name:
                                        Title:


                                    STOCKHOLDER REPRESENTATIVES:

                                    ____________________________________________
                                    Robert Czajkowski

                                    ____________________________________________
                                    David Strobel


                                    ESCROW AGENT:

                                    ZAPP NATIONAL BANK


                                    By: ________________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        Address:________________________________
                                                ________________________________
                                                ________________________________

                                    ADDENDUM


               The fees and expenses of the Escrow Agent shall be borne by the Company. The fee statement shall be sent on an annual basis to Maxwell Technologies, Inc., Attn: Joseph C. Stumpf, 9275 Skypark Court, San Diego, California 92123. The charges for an escrow agreement is a set-up fee of $__________ and an annual fee of $__________.

                                    EXHIBIT B

                          INVESTMENT LETTER - AFFILIATE


                                November __, 1998


Maxwell Technologies, Inc.
9275 Sky Park Court
San Diego, California  92123

Gentlemen:

        The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Space Electronics, Incorporated, a Delaware corporation (the "Company"), as the term "affiliate" is
(i) defined for purposes of Rule 145 of the rules and regulation (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission.

        Pursuant to the terms of the Agreement and Plan of Reorganization dated as of November __, 1998 (the "Merger Agreement") by and among Maxwell Technologies, Inc., a Delaware corporation ("Maxwell"), MT Acquisition Corporation, a Delaware corporation ("Newco"), the Company, and certain shareholders of the Company (the "Shareholders"), Newco will be merged with and into the Company (the "Merger"). Pursuant to the Merger Agreement, the Shareholders will receive shares of common stock, par value $0.10 per share, of Maxwell ("Maxwell Common Stock") in exchange for shares owned by the undersigned of common stock, par value $0.001 per share, of the Company (the "Company Common Stock").

        The undersigned represents, warrants and covenants to Maxwell that:

Pooling of Interests

        A. The undersigned represents to, and covenants with, Maxwell that the undersigned has not and will not, during the 30 days prior to the Effective Date (as defined in the Merger Agreement), sell, transfer, pledge or otherwise dispose of (or reduce the risk of ownership of) any shares of the Company Common Stock or shares of the capital stock of Maxwell that the undersigned may hold, and furthermore, that the undersigned will not sell, transfer, pledge or otherwise dispose of (or reduce the risk of ownership of) any shares of Maxwell Common Stock received by the Shareholders pursuant to the Merger Agreement or any other shares of the capital stock of Maxwell held by the undersigned until after such time as results covering at least 30 days of combined operations of the Company and Maxwell have been published by Maxwell, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations.

Certain Tax Representations

        B. The undersigned represents that the following are true, correct and complete:

               (i) The undersigned owns the shares of Company Common Stock set forth on Schedule 2.3 to the Merger Agreement (collectively, the "Shares"). Shares acquired on or after April 1, 1998 are referred to below as "Recently Acquired Company Shares";

               (ii) The undersigned has not and will not engage in a Sale (as defined below) of any of the Company Common Stock (including the Shares) in contemplation of the Merger;

               (iii) The undersigned has no plan or intention (a "Plan") to engage in a sale, exchange, transfer, distribution, redemption or reduction in any way of the Shareholders' risk of ownership by short sale or otherwise, or other disposition, directly or indirectly (such actions being collectively referred to herein as a "Sale") of a number of shares of Maxwell Common Stock to be received by the Shareholders pursuant to the Merger in exchange for shares of Company Common Stock ("Merger Stock") that would reduce the Shareholders ownership of Merger Stock received pursuant to the Merger to a number of shares having a value, as of the Effective Date, of less than fifty percent (50%) of the difference between the value of the Company Common Stock held by the Shareholders immediately prior to the Effective Date minus the value at such time of the Recently Acquired Company Shares. For purposes of computing the percentage required by the preceding sentence, the shares of Company Common Stock (a) with respect to which the Shareholders will receive consideration in the Merger other than Merger Stock (including cash to be received in lieu of fractional shares of Maxwell Common Stock) or (b) with respect to which a Sale occurs prior to the Merger and in contemplation thereof, shall be considered Company Common Stock exchanged for Merger Stock in the Merger and then disposed of pursuant to a Plan;

               (iv) The undersigned will not exercise any dissenters' rights in connection with the Merger or the other transactions contemplated by the Merger Agreement.

               (v) The undersigned is not aware of, or participating in, any Plan on the part of the holders of Company Common Stock to engage in a Sale of shares of Merger Stock such that the aggregate fair market value, as of the Effective Date of the Merger, of shares subject to such Sales would exceed fifty percent (50%) of the difference between the aggregate fair market value of all shares of outstanding Company Common Stock immediately prior to the Merger minus the aggregate fair market value at such time of all Company Common Stock acquired on or after April 1, 1998. For purposes of the preceding sentence, shares of Company Common Stock (or the portion thereof) (a) with respect to which a shareholder of the Company receives consideration in the Merger other than Merger Stock (including, without limitation, cash received in lieu of a fractional share of Maxwell Common Stock) or (b) with respect to which a Sale occurs prior or subsequent to the merger and in contemplation thereof, shall be considered shares of outstanding Company Common Stock exchanged for Merger Stock in the Merger and then disposed of pursuant to a Plan.

               (vi) To the knowledge of the undersigned, the liabilities of Company were incurred by Company in the ordinary course of its business.

               (vii) Following the Merger, the Company shall hold at least ninety percent (90%) of the fair market value of Company's net assets and at least seventy percent (70%) of the fair market value of Company's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by the Company to dissenters, to shareholders who receive cash or other property, or to pay reorganization expenses and all redemptions and distributions (except for regular normal dividends) made by the Company, will be included as assets of the Company immediately prior to the transaction.

               (viii) To the knowledge of the undersigned, the fair market value of Company's assets exceeds the sum of its liabilities.

               (ix) The undersigned has no Plan to take any action that, individually or in conjunction with any actions taken by others, would prevent the Merger from qualifying as a reorganization qualifying under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). The undersigned hereby covenants and agrees to use his best efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, as a reorganization qualifying under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

               (x) The representations contained herein shall be true, correct and complete at all times from the date hereof through and including the date on which the Merger occurs.

Certain Securities Act Representations

        C. The undersigned represents, warrants and agrees as follows:

               (i) The undersigned is the beneficial owner of the shares of Company Common Stock and options to purchase Company Common Stock indicated on
Schedule 2.3 to the Merger Agreement, which at the date hereof and at all times up until the Effective Date will be free and clear of any liens, claims, options, charges or other encumbrances not described on such schedule.

               (ii) The undersigned has been advised that the issuance of the shares of Maxwell Common Stock to the undersigned in connection with the Merger has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, the undersigned has been advised that, since at the time the Merger is to be submitted for a vote of the shareholders of the Company the undersigned may be deemed to be an affiliate of the Company and the distribution by the undersigned of any Maxwell Common Stock will not have been registered under the Securities Act, the undersigned may not sell, transfer or otherwise dispose of the Maxwell

Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in compliance with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) such sale, transfer or other disposition is otherwise exempt from registration under the Act.

               (iii) The undersigned shall not make any sale, transfer or other disposition of the Maxwell Common Stock in violation of the Securities Act or the rules and regulations promulgated thereunder.

               (iv) Stock transfer instructions will be given to Maxwell's transfer agent and there will be placed on the certificates for the Maxwell Common Stock, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of a letter agreement dated as of ________________ ___, 1998 between the registered holder hereof and Maxwell Technologies, Inc., a copy of which agreement is on file at the principal offices of Maxwell Technologies, Inc."

               (v) Unless the transfer by the undersigned of the Maxwell Common Stock has been registered under the Securities Act or is a sale made in compliance with Rule 145, Maxwell reserves the right to put a legend on the certificates issued to any transferee of the undersigned stating in substance:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

               (vi) The legends set forth in paragraphs (iv) and (v) above shall be removed by delivery of substitute certificates without the applicable legend if, in the opinion of counsel to Maxwell, (a) such legend is not required for purposes of the Securities Act or (b) the sale or other disposition of the shares evidenced by the certificate is permitted by the provisions of Rule 145(d). In any event, such legend may be removed upon the request of the undersigned not later than two years after the Merger is consummated, unless the undersigned is then an "affiliate" within the meaning of Rule 145(d).

General Release of the Company

        D. The undersigned agrees as follows:

               (i) General Release. In consideration of the benefits received by the undersigned as a result of the Merger, the undersigned, on behalf of such person and all of its owners, partners, officers, directors, employees, shareholders, affiliates, related entities, assigns and successors, and each and every agent, insurer and attorney of any of the foregoing, and all persons acting by, through, under or in concert with any of them (collectively, the "Seller Parties"), hereby irrevocably, finally and unconditionally releases, relieves, acquits and forever discharges each of the Company, its officers, directors, employees, shareholders, affiliates, related entities, assigns and successors, and each and every agent, insurer, and attorney of any of the foregoing, and all persons acting by, through, under or in concert with any of them (collectively, the "Company Parties"), from and against any and all liabilities, claims, demands, obligations, damages, expenses (including attorneys' fees and costs actually incurred) and causes of action at law or in equity, of any nature, known or unknown, which such Seller Party now owns or holds, has at any time heretofore owned or held, or may any time hereafter own or hold, by reason of any agreement, representation, warranty, statement, act, event or omission which existed or occurred, or failed to occur (collectively, "Claims"), prior to the date of this letter, arising from or relating in any way whatsoever to (a) the operations of the Company or (b) any Seller Party's ownership of or investment in Company Common Stock, including without limitation Claims in any way related to the original purchase of such Company Common Stock or any option to purchase Company Common Stock, whether such Claims arise under the federal or state securities laws or otherwise. Notwithstanding the foregoing, the Company Parties shall remain liable to the Seller Parties for (x) any accrued but unpaid salary or benefits due to the undersigned and arising out of the ordinary course of the Company's business consistent with past practice, and (y) for the obligations incurred by Maxwell under Article 12 of the Merger Agreement.

               (ii) Waiver of Unknown Claims. The undersigned expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California ("Section 1542"), and any statute, rule or regulation of any other relevant jurisdiction similar in nature to Section 1542, and does so understanding and acknowledging the significance of such specific waiver of Section 1542 and such other statute, rule or regulation. Section 1542 of the Civil Code of the State of California states as follows:

        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        Thus, notwithstanding the provisions of Section 1542 and any statute, rule or regulation of any other relevant jurisdiction similar in nature to
Section 1542, and for the purpose of implementing a full and complete release and discharge of all those released by this letter, the undersigned expressly acknowledges that this letter is intended to include in its effect, without limitation, all claims which such party does not know or suspect to exist in his, her or its favor at the time of execution hereof, and that this letter contemplates the extinguishment of any such claims.

        Each of the parties hereto acknowledge that they have expressly bargained for the foregoing waiver of the provisions of Section 1542 and any statute, rule or regulation of any other relevant jurisdiction similar in nature to Section 1542.

        E. This letter shall be governed by the laws of the State of Delaware.

Dated:  November __, 1998

                                            Very truly yours,


                                            ____________________________________
                                            Name:



Accepted this __ day of
November 1998 by

MAXWELL TECHNOLOGIES, INC.


By: _________________________________
    Name:
    Title:

                                    EXHIBIT C

                              EMPLOYMENT AGREEMENT


        This Employment Agreement (this "Agreement") is entered into as of ___________, 1998, by and between Space Electronics Incorporated, a Delaware corporation ("Employer"), and ____________________ ("Employee").

                                R E C I T A L S:

        (i) Pursuant to that certain Agreement and Plan of Reorganization dated as of November __, 1998 (the "Merger Agreement") by and among Maxwell Technologies, Inc. ("Maxwell"), MT Acquisition Corporation ("Newco"), Employer, and certain shareholders of Employer, MT Acquisition Corporation will merge with and into Employer (the "Merger"). This Agreement will only be effective upon consummation of the Merger (the "Closing").

        (ii) Employer desires to hire Employee as of the Closing to serve as __________ of the Employer and Employee desires to serve in such capacity. Employer and Employee desire to set forth herein their Agreement regarding the terms and conditions upon which Employee shall serve as an employee of Employer. This employment for the Term of Employment specified below is essential to Maxwell's realizing the benefits of the Merger, and failure of Employee to complete that term will damage Employer beyond the amount of Employee's Salary specified below.

                               A G R E E M E N T:

               NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which hereby is acknowledged, Employer and Employee hereby agree as follows:


        1. Employment and Term of Employment. Employer hereby employs Employee, and Employee hereby accepts employment ("Employment") with Employer, in accordance with the terms and conditions of this Agreement. The term of Employee's Employment under this Agreement (the "Term of Employment") shall commence at the Closing and shall end on the __________ anniversary of the Closing. Notwithstanding the foregoing provisions of this Section 1, the Term of Employment is subject to earlier termination pursuant to the provisions of
Section 5 below.

        2. Position, Duties, and Exclusivity of Services.

               2.1 Position and Duties. During the Term of Employment, Employee hereby agrees to provide to Employer services as ___________ of Employer. Employee's duties hereunder shall be the usual and customary duties of the office in which he shall serve and such other duties consistent with his office as may be assigned to him from time to time by the officers or the Board of Directors of Employer. Employee acknowledges that his duties may change from time to time in connection with changes in the nature of the business conducted by or the operating strategy of the Employer.

               2.2 Exclusivity of Services. Employee shall devote himself to the performance of his duties hereunder on a full-time basis with a level and amount of diligence and time commensurate with his position and sufficient to enable him to perform fully all such duties. During the Term of Employment, except as set forth on Schedule A hereto, Employee shall not, directly or indirectly, engage or participate in any other business or profession and shall not serve as an employee, officer, director or in any other capacity for any business, professional or governmental entity or organization, whether or not for remuneration, without first obtaining the written consent of Employer. However, so long as Employee does not violate the noncompetition or confidentiality provisions contained in Section 6 below or an accompanying non-competition agreement or fail to perform his duties hereunder, Employee shall be entitled to serve in any nonremunerative capacity with any charitable or professional organization.

        3. Base Salary; Bonus; Employee Options.

               (a) For services rendered during the Term of Employment, Employer shall pay to Employee in each year of the Term of Employment a base annual salary (the "Base Salary") of ____________________ Dollars ($__________) per
annum, payable in installments customary with Employer's standard payroll periods, subject to annual increases at the discretion of Employer.

               (b) Employee may be granted an annual bonus at the sole discretion of the Board of Directors of Employer.

        4. Benefits and Perquisites. During the Term of Employment, Employee shall be entitled to receive all employee benefits and perquisites of Employer in accordance with Employer's policies. [Note: Certain signatories to have arrangements as discussed in draft S-4.]

        5. Early Termination of Employment.

               5.1 Date of Employment Termination. The Term of Employment and Employee's Employment hereunder shall terminate upon the first to occur of the following:

                      (a) Death.  The date of Employee's death;

                      (b) Disability. The Employment termination date specified in a written notice given by either Employer or Employee to the other party, if such notice is given at least ten (10) days in advance of such termination date and if such notice is given by reason of Employee's "Disability," which shall mean a physical or mental disability of Employee resulting in his inability for sixty (60) consecutive days to perform his duties hereunder on a full-time basis, provided that the existence of such disability must be attested to in a written statement by a physician selected in good faith by Employer and shall not be effective unless termination is in full compliance with the Americans with Disabilities Act and Family Medical Leave Act;

                      (c) Termination by Employer for Cause. The date on which Employee's Employment is terminated by Employer for "Cause," provided that Employer shall provide Employee with at least ten (10) days' written notice of such termination date and provided further that the term "Cause" shall mean (i) Employee's conviction of a felony or gross misdemeanor, (ii) Employee's failure to perform his duties hereunder in any material respect, failure to comply with Employer's standard policies and procedures generally applicable to employees in any material respect, or failure to comply with any provision of this Agreement in any material respect, after having received written notice from Employer identifying such failure and after having received an opportunity of at least fourteen (14) days in which to cure the failure so identified by Employer if such failure is susceptible to cure, (iii) a willful act by Employee as a result of which he receives an improper personal benefit at the expense of Employer or Maxwell, (iv) an act of fraud or dishonesty committed by Employee against Employer or Maxwell;

                      (d) Termination by Employer Without Cause. The date on which Employee's Employment is terminated by written notice from Employer for any reason other than death, Disability or Cause; and

                      (e) Termination by Employee Without Cause. The date on which Employee's Employment is voluntarily terminated by Employee by a written notice to Employer, after which Employer shall have no obligation to Employee for Base Salary, bonus, or benefits;

                      (f) Termination by Employee for Good Reason. In the event Employee is required by Employer to relocate to offices outside of San Diego County, California, Employee may elect to instead terminate his employment, and such termination shall be a termination by Employee with Good Reason.

               5.2 Payments Upon Employee's Termination of Employment. Upon the termination of his Employment for any reason, Employee shall be entitled to receive any earned but unpaid Base Salary for the period prior to the date on which his Employment terminates. If Employee's Employment is terminated by Employer other than for death, Disability or Cause, or is terminated by Employee for Good Reason, Employee shall be entitled to continue to receive his Base Salary for the lesser of (i) the remainder of the Term of Employment (as it may have been extended under the terms hereof) or (ii) 24 months, in each case at the Base Salary rate in effect as of such termination date. If Employee's Employment terminates for death, Disability or Cause, or is terminated by Employee pursuant to Section 5.1(e), he shall have no right to receive any Base Salary for the period after the date on which his Employment terminates. No other payments shall be made to Employee upon termination.

               5.3 Effect of Employee's Termination of Employment. Termination of Employee's Employment for any reason, including termination by Employee without Cause, shall not relieve Employee from any obligations that are required to be performed by Employee pursuant to Section 6 below following such termination of Employment or under Employee's Noncompetition Agreement.

        6. Confidentiality.

               6.1 Confidentiality. Employee shall at no time, either during his Employment or for three years following the termination of his Employment for any reason, use or disclose to any person, directly or indirectly, any confidential or proprietary or non-public information concerning the business, affairs, services, trade secrets, customers or employees of Employer (including, without limitation, the identities, location or other information concerning past, present or potential customers of Employer); provided, however, that the foregoing obligation of Employee shall not apply to the extent that (a) Employee is, in the written opinion of legal counsel, required to disclose any of the foregoing pursuant to the provisions of applicable law, (b) such use or disclosure is required in the performance of Employee's duties hereunder or (c) any such information or material becomes generally known and available to the public otherwise than by reason of a disclosure or communication of such information or material by Employee. Such information includes, without limitation, confidential or proprietary information relating to Employer's business operations, internal structure, financial affairs, programs, inventions, improvements, designs, systems, ideas, technical data, trade secrets, software, procedures, manuals, internal reports, lists of clients and prospective clients, sales and marketing methods, as well as the amount, nature and type of services, equipment and methods used and preferred by clients of Employer and the fees paid by such clients. Employee and Employer agree that, for purposes of this Section 6, references to Employer include its subsidiaries, Maxwell and other affiliated entities of Employer and Maxwell. Employee shall also execute Employer's standard form of confidentiality agreement.

               6.2 Return of Records. During his Employment, it is likely that Employee will have access to certain proprietary records of Employer, including, without limitation, contracts, agreements, financial books, instruments and documents, policy and procedure manuals, client lists, memoranda, data, reports, programs, manufacturing and production methods, software, tapes, rolodexes, telephone and address books, letters, research, listings, programming and other instruments and documents relating to the clients, services or business of Employer. All proprietary records of Employer remain the property of Employer. Upon the termination of his Employment, Employee shall return to Employer all such proprietary records that are in his possession or control, and Employee shall not make or retain copies of any proprietary records exclusively the property of Employer.

               6.3 Inventions.

                      (a) Inventions and Original Works Assigned to Employer.

                             1. Employee shall make prompt written disclosure to Employer, shall hold in trust for the sole right and benefit of Employer, and hereby assigns to Employer all right, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements or trade secrets which Employee solely or jointly has conceived or reduced to practice, or conceives or reduces to practice, or causes to be conceived or reduced to practice, during the period of Employee's employment with Employer, provided, however, that this agreement does not require assignment of any invention which qualifies fully for protection under section 2870 of the California Labor Code (hereinafter "section 2870") (but only to the extent and during the time that section 2870 is applicable to Employee's employment with Employer), which section provides as follows:

                             (i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in any invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                                    (1) Relate at the time of conception or
        reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                                    (2) Result from any work performed by the
        employee for the employer.

                             (ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision
        (a), the provision is against the public policy of this state and is unenforceable.

                             2. All original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee's employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., section 101).

                      (b) Inventions and Original Works Assigned to the United States. Employee hereby assigns to the United States government all Employee's right, title and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever full title to same is required to be in the United States by a contract between Employer and the United States or any of its agencies.

                      (c) Obtaining Letters Patent, Copyright Registrations and Other Protections.

                           (i) Employee shall at Employer's expense assist Employer in every reasonable and proper way to obtain and enforce United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of Employer in any and all countries. Employee will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) Employer may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights of Employer and the assignment thereof. Employee shall execute, verify and deliver assignments of such proprietary rights of Employer to Employer or its designee. Employee shall assist Employer with respect to proprietary rights of Employer in any and all countries beyond the termination of Employee's employment, subject to Employee's compensation by Employer at a reasonable rate after termination for the time actually spent by Employee at Employer's request on such assistance together with all of Employee's expenses reasonably incurred therewith.

                          (ii) If Employer is unable for any reason, after reasonable effort, to secure Employee's signature on any documents needed in connection with the actions specified in the preceding paragraph, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and on behalf of Employee to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to Employer any and all claims of any nature whatsoever which Employee now or may hereafter have for infringement of any proprietary rights assigned to Employer in accordance with this agreement.

                      (d) Obligation to Keep Employer Informed. In addition to Employee's obligations under paragraph (a) above, during the period of Employee's employment and for six months after termination of employment for any reason, Employee shall promptly disclose to Employer fully and in writing all patent applications filed by Employee or on Employee's behalf. At the time of each such disclosure, Employee shall advise Employer in writing of any inventions that Employee believes fully qualify for protection under section 2870; and Employee shall at that time provide to Employer in writing evidence reasonably necessary to substantiate that belief. Employer shall keep in confidence and shall not disclose to third parties without Employee's consent any proprietary information disclosed in writing to Employer pursuant to this agreement relating to inventions that qualify fully for protection under the provisions of section 2870. Employee shall preserve the confidentiality of any such invention that does not qualify fully for protection under section 2870. Employee shall keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by Employer) of all proprietary information developed by Employee and all inventions made by Employee during the period of Employee's employment at Employer, and which belong to Employer hereunder which records shall be available to and remain the sole property of Employer at all times subject to the provisions hereof.

               6.4 Remedies. Employee acknowledges that damages would be an inadequate remedy for his breach of any of the provisions of this Section 6, and that his breach of any of such provisions will result in immeasurable and irreparable harm to Employer. Therefore, in addition to any other remedy to which Employer may be entitled by reason of Employee's breach of any such provision, or any other provision of this Agreement that could be reasonably expected to have the effect of resulting in a breach of this Section 6, Employer shall be entitled to temporary, preliminary and permanent injunctive and equitable relief. Without limiting the generality of the foregoing, Employee agrees that a showing of any breach of any provision of this Section 6 shall constitute, for the purposes of all determinations of the issue of injunctive relief concerning this Section 6, conclusive proof of all of the elements necessary to entitle the Employer to temporary, preliminary and permanent injunctive relief.

        7. General Provisions.

               7.1 Notices. All notices and other communications required or permitted by this Agreement to be delivered by Employer or Employee to the other party shall be delivered in writing to the address shown below, either personally, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission or upon the date of actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

               Employer:     Space Electronics Inc.
                             c/o Maxwell Technologies, Inc.
                             9275 Sky Park Court
                             San Diego, California  92123
                             Attention:  Donald M. Roberts, Esq.
                             Facsimile No.:  (619) 277-6754

               Employee:     _________________________
                             _________________________
                             _________________________
                             Facsimile No.:  _________

               7.2 Amendments and Termination; Entire Agreement. This Agreement may be amended or terminated only by a writing executed by Employer and Employee. This Agreement constitutes the entire Agreement of Employer and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

               7.3 Successors and Assigns. This Agreement shall be binding upon, and shall benefit, Employer and Employee and their respective heirs, estates, personal representatives, executors and permitted successors and assigns. Notwithstanding the foregoing, the rights and obligations of the parties hereunder are not assignable to another person without prior written consent except to the extent provided herein upon Employee's death or Disability; provided, however, that Employer may assign its rights and obligations hereunder, without obtaining Employee's consent, to any successor to the business conducted by the Employer or any affiliate of Employer succeeding to the business conducted by the Employer provided that there is a reasonable expectation that the successor or affiliate will be a bona fide, ongoing business concern.

               7.4 Calculation of Time. Whenever in this Agreement a period of time is stated in a number of days, it shall be deemed to mean calendar days starting with the first day after the event or delivery of notice and ending at the end of the last day of the applicable time period. However, when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday or legal holiday.

               7.5 Further Assurances. Employer and Employee shall each perform any further acts and execute and deliver any further documents as the other party may reasonably request in order to carry out the purposes and provisions of this Agreement.

               7.6 Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

               7.7 Waiver of Rights. Neither Employer nor Employee shall be deemed to have waived any right or remedy that it or he has under this Agreement unless this Agreement expressly provides a period of time within which such right or remedy must be exercised and such period has expired or unless such party has expressly waived the same in writing. The waiver by Employer or Employee of a right or remedy hereunder shall not be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

               7.8 Definitions; Headings; Gender and Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular. The term "person" refers to any natural person, corporation, partnership or other association or entity. The terms "he, his, him or himself" shall be interpreted as referring to persons of both male and female gender.

               7.9 Counterparts. This Agreement may be executed in two counterparts, and by each of Employer and Employee on a separate counterpart, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

               7.10 Expenses Incurred in Preparing This Agreement. Each of Employer and Employee shall bear such party's own costs and expenses incurred in connection with the negotiation and preparation of this Agreement.

               7.11 Governing Laws. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

               7.12 Exclusive Remedy. The payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of Employee's Employment by Employer and Employee covenants not to assert or pursue any remedies, other than an action to enforce this Agreement, at law or in equity, with respect to any termination of Employee's Employment.

               7.13 Acknowledgment by Maxwell Technologies, Inc.. Maxwell Technologies, Inc., agrees to cause Employer to perform its covenants and agreements hereunder in all material respects.

        IN WITNESS WHEREOF, Employer and Employee have executed and delivered this Agreement as of the date first above written.


EMPLOYER:                                   SPACE ELECTRONICS INC.


                                            By:
                                                Name:
                                                Title:




EMPLOYEE:
                                            Name:


                                            For purposes of Section 7.13


                                            MAXWELL TECHNOLOGIES, INC.


                                            By:
                                                Name:
                                                Title:

                                    EXHIBIT D

                            NONCOMPETITION AGREEMENT


        THIS NONCOMPETITION AGREEMENT (this "Agreement") is entered into as of __________, 1998, by and between Maxwell Technologies, Inc., a Delaware corporation (together with all of its subsidiaries, the "Company"), and _______________ ("Stockholder"). All capitalized terms not otherwise defined shall have the same meaning ascribed to them in the Merger Agreement (as defined below).

                                R E C I T A L S:

        A. Pursuant to that certain Agreement and Plan of Reorganization dated as of January __, 1998 (the "Merger Agreement") by and among Maxwell Technologies, Inc., a Delaware corporation, MT Acquisition Corporation, a Delaware corporation ("Newco"), Space Electronics Incorporated, a Delaware corporation ("SEi"), and certain shareholders of SEi, Newco is being merged with and into SEi, and as a result of the Merger, SEi will become a wholly-owned subsidiary of the Company.

        B. As a principal shareholder of SEi, Stockholder will derive a substantial benefit directly and indirectly from consummation of the transactions contemplated by the Merger Agreement, in which, by virtue of the Merger, all of the outstanding capital stock of SEi is being acquired by Maxwell, and the Company is willing to enter into the Merger Agreement only upon the condition that Stockholder and the Company enter into this Agreement.

                               A G R E E M E N T:

               NOW, THEREFORE, in consideration of the mutual promises herein contained, the receipt and adequacy of which are hereby acknowledged and to induce the Company to enter into the Merger Agreement and the agreements contemplated therein, the Company and Stockholder hereby agree as follows:

        1. Covenant Not to Compete.

               1.1 General. The Company and Stockholder expressly recognize and acknowledge that the Company, through SEi, is engaged in a business which is highly competitive; that any knowledge of the Company's Confidential Information (as defined below) or business affairs would give a competitor advantage over the Company; that the Company's activities may be worldwide in character; that employment, directly or indirectly, of Stockholder anywhere in the area in which the Company conducts its business would give to such competitor an unfair competitive advantage; and that Stockholder possesses valuable skills and knowledge which he has a legitimate right to exploit. In recognition of the above, Stockholder and the Company hereby expressly agree that the restrictions on competition by Stockholder contained in this Section 1 are reasonable, will not overburden Stockholder, and are in the best interests of both Stockholder and the Company. "Confidential Information" shall mean all records of the accounts of customers, route books, customer lists, and any other records and books relating in any manner to the customers and/or suppliers of the Company (whether such records, books or lists are prepared by Stockholder or otherwise come into the possession or use of Stockholder). "Confidential Information" shall also mean any product information, technical data, know how, specifications, processes, drawings, sketches, formulas, computations and any other information of any kind whatsoever, whether written or not, concerning any process, manufacture, composition of matter, plant, design, idea, method, system or plan in which the Company has a possessory interest and which becomes known to Stockholder. "Confidential Information" shall also mean any accounting, sales, advertising, marketing or management information, methods or techniques, any business plans, any computer programs and routines of the Company and any other information of any kind whatsoever, whether written or not, concerning, directly or indirectly, the Company, its plans, programs or operations, which information is not generally known in the businesses or industries in which the Company is or may become engaged during Stockholder's involvement in the Company.

               1.2 Time Period, Affiliations and Area Covered. Stockholder promises that for a period of three years following the Closing Date of the Merger (the "Time Period"), he shall not either directly or indirectly use or disclose any Confidential Information to any other person (except as is necessary to perform Stockholder's duties to the Company) and shall not engage directly or indirectly as a proprietor, partner, shareholder, director, officer, employee, agent, consultant or in any other capacity or manner whatsoever for a competitor of the Company or any parent, affiliate, subsidiary, successor or appointee of the Company, as constituted during such period, in any business activity related to the business that either SEi or Maxwell Technologies Systems Division, Inc. is currently engaged in, or proposes to engage in during the Time Period (collectively, the "Business"), within:

                      (a) the State of California; or

                      (b) the United States.

               1.3 Limitation. Nothing contained in this Section 1 shall prevent Stockholder from purchasing or causing or permitting to be purchased for his direct or indirect benefit securities of any corporation whose securities are regularly traded on any national or regional securities exchange; provided, however, that such purchase must not result in the direct or indirect beneficial ownership of more than five percent of any outstanding class of equity securities of any corporation engaged directly or indirectly in any trade or business activities competitive with the Business carried on by the Company without the written approval of the Company.

               1.4 Nonsolicitation. Inasmuch as Stockholder has access to the proprietary information and trade secrets of SEi and, in the future, the Company, and his use of such information would constitute a breach of Stockholder's duty not to use such information in a manner that is harmful to the interests of the Company during the Time Period, or, if longer the period in which he is employed, hired as a consultant or receiving salary or consulting fees from the Company plus one year following the termination of Stockholder's employment or receipt of salary, Stockholder shall not solicit, divert or attempt to divert from the Company any business of, any customer of, or any employee of the Company or any former employee having been employed by the Company or SEi within the previous year.

               1.5 Remedies. Stockholder acknowledges that damages would be an inadequate remedy for his breach of any of the provisions of this Section 1, and that his breach of any of such provisions will result in immeasurable and irreparable harm to the Company. Therefore, in addition to any other remedy to which the Company may be entitled by reason of Stockholder's breach of any such provision, the Company shall be entitled to temporary, preliminary and permanent injunctive and equitable relief. Without limiting the generality of the foregoing, Stockholder agrees that a showing by the Company of any breach of any provision of this Section 1 shall constitute, for the purposes of all determinations of the issue of injunctive relief, conclusive proof of all of the elements necessary to entitle the Company to temporary, preliminary and permanent injunctive relief. Without limiting the foregoing, in the event of an action brought by any party for breach of any provision of this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party, its fees, costs, and expenses, including without limitation, fees and expenses of attorneys and accountants, and all fees, costs and expenses of appeals.

        2. General Provisions.

               2.1 All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               The Company:  Maxwell Technologies, Inc.
                             9275 Sky Park Court
                             San Diego, CA  92123
                             Attention:  Donald M. Roberts, Esq.
                             Telephone:  (619) 279-5100
                             Facsimile:  (619) 277-6754

               Stockholder:  ___________________________________
                             ___________________________________
                             ___________________________________

                             Facsimile: ________________________

               2.2 Amendments and Termination; Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of the Company and Stockholder relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

               2.3 Scope and Reasonableness. The parties agree that it is not their intention to violate any public policy or statutory or common law. The parties intend that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The parties intend that the noncompetition provisions contained in Section 1 be construed as a series of separate covenants by Stockholder. Accordingly, to the extent that the provisions hereunder shall be adjudicated to be invalid or unenforceable in any one such jurisdiction, this Agreement shall be deemed amended to delete therefrom or reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of the particular section or provision of this Agreement in the particular jurisdiction in which such adjudication is made.

               2.4 Successors and Assigns. This Agreement shall be binding upon, and the rights and obligations of this Agreement shall benefit, the Company and Stockholder's and their respective heirs, estates, personal representatives, executors and permitted successors and assigns of the Company. Notwithstanding the foregoing, under no circumstances, shall Stockholder assign or transfer his rights or obligations under this Agreement. The rights and obligations of the Company shall be assignable without prior written consent of Stockholder.

               2.5 Calculation of Time. Whenever in this Agreement a period of time is stated in a number of days, it shall be deemed to mean calendar days starting with the first day after the event or delivery of notice and ending at the end of the last day of the applicable time period. However, when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday or legal holiday.

               2.6 Further Assurances. Each party shall each perform any further acts and execute and deliver any further documents as the other party may reasonably request in order to carry out the purposes and provisions of this Agreement.

               2.7 Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

               2.8 Waiver of Rights. Neither the Company nor Stockholder shall be deemed to have waived any right or remedy that it or he has under this Agreement unless this Agreement expressly provides a period of time within which such right or remedy must be exercised and such period has expired or unless such party has expressly waived the same in writing. The waiver by the Company or Stockholder of a right or remedy hereunder shall not be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.


               2.9 Definitions; Headings; Gender and Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular. The terms "he, his, him or himself" shall be interpreted as referring to persons of both male and female gender.

               2.10 Counterparts. This Agreement may be executed in counterparts, and by both of the Company and Stockholder on separate counterparts, both of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

               2.11 Expenses Incurred in Preparing This Agreement. On a going forward basis, each party shall bear such party's own costs and expenses incurred with the performance of this Agreement.

               2.12 Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement and the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to principles thereof regarding conflicts of laws.

        IN WITNESS WHEREOF, the Company and Stockholder have executed and delivered this Noncompetition Agreement as of the date first above written.

                                            MAXWELL TECHNOLOGIES, INC.,
                                            a Delaware corporation


                                            By:_________________________________
                                                  Name:
                                                  Title:


                                            Stockholder:


                                            ____________________________________
                                            Name:

                                                                         ANNEX B

                        DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

262 APPRAISAL RIGHTS

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of a merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market systems security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
   Section 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to Section 228 or
   Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

                                                                         ANNEX C

                          CALIFORNIA CORPORATIONS CODE

                         CHAPTER 13. DISSENTERS' RIGHTS

   1300. Right to Require Purchase -- "Dissenting Shares" and "Dissenting Shareholder" Defined (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

      (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

      (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) or paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
   (A) rather than subparagraph (B) of this paragraph applies in any case were the approval required by Section 1201 is sought by written consent rather than at a meeting.

      (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

      (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

   1301. Demand for Purchase -- (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivisions (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b)of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares describe in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

   1302. Endorsement of Shares -- Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision
(i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

   1303. Agreed Price -- Time for Payment -- (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

   1304. Dissenter's Action to Enforce Payment -- (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

   1305. Appraiser's Report -- Payment -- Costs -- (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to undercertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Section 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

   1306. Dissenting Shareholder's Status as Creditor -- To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

   1307. Dividends Paid as Credit Against Payment -- Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

   1308. Continuing Rights and Privileges of Dissenting Shareholders -- Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

   1309. Termination of Dissenting Shareholder Status -- Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

      (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

      (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

      (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivisions (i) of Section 1110 was mailed to the shareholder.

      (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

   1310. Suspension of Proceedings for Payment Pending Litigation -- If litigation is instituted to test the sufficiency of regularity of the votes of the shareholder in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

   1311. Exempt Shares -- This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

   1312. Attacking Validity of Reorganization or Merger -- (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Maxwell Technologies, Inc. ("Maxwell") is a Delaware corporation.
Article V of Maxwell's Bylaws provides that Maxwell may indemnify its officers and Directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

        Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

        Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        Article Seventeenth of Maxwell's Certificate of Incorporation currently provides that each Director shall not be personally liable to Maxwell or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to Maxwell or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL, or (iv) for any transaction from which the Director derived an improper benefit.

        Maxwell has entered into indemnity agreements with each of its Directors and executive officers. The indemnity agreements generally indemnify such persons against liabilities arising out of their service in their capacities as Directors, officers, employees or agents of Maxwell. Maxwell may from time to time enter into indemnity agreements with additional individuals who become officers or Directors of Maxwell.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a)    Exhibits

               The following exhibits are filed pursuant to Item 601 of Regulation S-K.

EXHIBIT
NUMBER     DESCRIPTION
------     -----------

 2.1        Agreement and Plan of Reorganization, dated November 25, 1998, among
            Space Incorporated ("SEi"), and Maxwell Technologies, Inc.
            ("Maxwell") and MT Acquisition Corporation, included as Annex A to the Proxy Statement/Prospectus, and incorporated herein by reference.**

 4.1        Form of Rights Certificate, filed as Exhibit 1 to Maxwell's
            Registration Statement on Form 8- A filed June 30, 1989, and hereby incorporated by reference.

 4.2 Amendment to Form of Rights Certificate, dated April 2, 1997, filed as Exhibit 4.2 to Maxwell's Annual Report on Form 10-K for the fiscal year ended July 31, 1997 ("1997 Form 10-K") and incorporated by reference.

 4.3 Form of Rights Agreement between Maxwell and First Interstate Bank, the Rights Agent, filed as Exhibit 4.2 to Maxwell's Annual Report on
            Form 10-K for the fiscal year ended July 31, 1990 ("1990 Form
            10-K"), and incorporated by reference.

 5.1 Opinion of Riordan & McKinzie, a Professional Law Corporation as to the legality of shares of Maxwell common stock being registered.

 8.1 Opinion of Luce, Forward, Hamilton & Scripps LLP, as to certain federal income tax consequences of the Merger.*

23.1        Consent of Ernst & Young LLP, Independent Auditors.

23.2        Consent of Arthur Andersen LLP.

23.3        Consent of Riordan & McKinzie, a Professional Law Corporation
            (included in the opinion filed as Exhibit 5.1 hereto).

23.4 Consent of Luce, Forward, Hamilton & Scripps LLP (included in the opinion filed as Exhibit 8.1 hereto).*

24.1        Power of Attorney with respect to Maxwell (included on page II-5).

27.1        Financial Data Schedule.

99.1        Form of SEi Proxy.

99.2 Form of Employment Agreement to be entered into with certain officers of SEi, included as Exhibit C to Annex A to the Proxy
            Statement/Prospectus, and incorporated herein by reference.

99.3 Form of Noncompetition Agreement to be entered into with certain officers of SEi, included as Exhibit D to Annex A to the Proxy
            Statement/Prospectus, and incorporated herein by reference.

99.4 Voting Agreement, dated as of November 25, 1998, by and among Maxwell, SEi and certain of SEi's stockholders.




99.5 Form of Escrow Agreement by and among Maxwell, certain of SEi's stockholders and the escrow agent, included as Exhibit A to Annex A to the Proxy Statement/Prospectus, and incorporated herein by reference.

99.6 Form of SEi Affiliate Agreement, included as Exhibit B to Annex A to the Proxy Statement/Prospectus, and incorporated herein by reference.

*To be filed by Amendment

**Maxwell Technologies, Inc. undertakes to provide the schedules omitted from the Exhibit upon request from the Securities and Exchange Commission.

        (b)    Financial Statement Schedules

               Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

        (a) (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                          SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the city of San Diego, state of California on November 27, 1998.

                                    MAXWELL TECHNOLOGIES, INC.
                                           (Registrant)


                                    By: /s/ THOMAS L. HORGAN
                                       -----------------------------------------
                                       Thomas L. Horgan
                                       Chief Executive Officer and President


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Davidson and Thomas L. Horgan, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1993, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


           SIGNATURE                         TITLE                               DATE
           ---------                         -----                               ----
/s/ Thomas L. Horgan         President, Chief Executive Officer and         November 27, 1998
-------------------------    Director (Principal Executive Officer)
  Thomas L. Horgan


/s/ Gary J. Davidson         Vice President--Finance and                    November 27, 1998
-------------------------    Administration, Chief Financial Officer
  Gary J. Davidson           and Treasurer (Principal Financial Officer
                             and Principal Accounting Officer)


/s/ Mark S. Ross             Director                                       November 27, 1998
-------------------------
    Mark S. Ross


/s/ Carlton J. Eibl          Director                                       November 27, 1998
-------------------------
  Carlton J. Eibl


/s/ Alan C. Kolb             Director                                       November 27, 1998
-------------------------
    Alan C. Kolb


           SIGNATURE                         TITLE                               DATE
           ---------                         -----                               ----

/s/ Kenneth F. Potashner      Director                                  November 27, 1998
-------------------------
 Kenneth F. Potashner

 /s/ Karl M. Samuelian        Director                                  November 27, 1998
-------------------------
  Karl M. Samuelian

                                        EXHIBITS INDEX

EXHIBIT
NUMBER     DESCRIPTION
------     -----------

 2.1        Agreement and Plan of Reorganization, dated November 25, 1998, among
            Space Electronics Incorporated ("SEi"), and Maxwell Technologies,
            Inc. ("Maxwell") and MT Acquisition Corporation, included as Annex A to the Proxy Statement/Prospectus, and incorporated herein by reference.**

 4.1        Form of Rights Certificate, filed as Exhibit 1 to Maxwell's
            Registration Statement on Form 8- A filed June 30, 1989, and hereby incorporated by reference.

 4.2 Amendment to Form of Rights Certificate, dated April 2, 1997, filed as Exhibit 4.2 to Maxwell's Annual Report on Form 10-K for the fiscal year ended July 31, 1997 ("1997 Form 10-K") and incorporated by reference.

 4.3 Form of Rights Agreement between Maxwell and First Interstate Bank, the Rights Agent, filed as Exhibit 4.2 to Maxwell's Annual Report on
            Form 10-K for the fiscal year ended July 31, 1990 ("1990 Form
            10-K"), and incorporated by reference.

 5.1 Opinion of Riordan & McKinzie, a Professional Law Corporation as to the legality of shares of Maxwell common stock being registered.

 8.1 Opinion of Luce, Forward, Hamilton & Scripps LLP, as to certain federal income tax consequences of the Merger.*

23.1        Consent of Ernst & Young LLP, Independent Auditors.

23.2        Consent of Arthur Andersen LLP.

23.3        Consent of Riordan & McKinzie, a Professional Law Corporation
            (included in the opinion filed as Exhibit 5.1 hereto).

23.4 Consent of Luce, Forward, Hamilton & Scripps LLP (included in the opinion filed as Exhibit 8.1 hereto).*

24.1        Power of Attorney with respect to Maxwell (included on page II-5).

27.1        Financial Data Schedule.

99.1        Form of SEi Proxy.

99.2 Form of Employment Agreement to be entered into with certain officers of SEi, included as Exhibit C to Annex A to the Proxy
            Statement/Prospectus, and incorporated herein by reference.

99.3 Form of Noncompetition Agreement to be entered into with certain officers of SEi, included as Exhibit D to Annex A to the Proxy
            Statement/Prospectus, and incorporated herein by reference.

99.4 Voting Agreement, dated as of November 25, 1998, by and among Maxwell, SEi and certain of SEi's stockholders.

99.5 Form of Escrow Agreement by and among Maxwell, certain of SEi's stockholders and the escrow agent, included as Exhibit A to Annex A to the Proxy Statement/Prospectus, and incorporated herein by reference.

99.6 Form of SEi Affiliate Agreement, included as Exhibit B to Annex A to the Proxy Statement/Prospectus, and incorporated herein by reference.

*To be filed by Amendment
**Maxwell Technologies, Inc. undertakes to provide the schedules omitted from the Exhibit upon request from the Securities and Exchange Commission.